Exhibit 99.2
Item 6.    Selected Financial Data

The following selected financial and other data for the years ended December 31, 2015, 2014, 2013 and 2012 is derived from our consolidated financial statements and related notes, which have been audited by Ernst & Young LLP, an independent registered public accounting firm whose report thereon is included elsewhere in this report. The data should be read in conjunction with our consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this report on Form 8-K.

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(in thousands, except share and per share data)

	December 31,
	2015	2014	2013	2012
Operating Data:
Net interest margin, excluding non-controlling interests held by third parties	$40,936	$36,551	$22,627	$6,720
Gain on sale of loans	—	680	—	—
Total revenue	49,995	37,538	22,627	6,720
Total expenses	13,671	14,549	16,475	5,763
Net income from continuing operations	36,335	22,749	12,329	860
Net income from discontinued operations held for sale, net of income taxes	6,985	1,867	1,437	—
Net income attributable to common stockholders	34,285	24,396	13,766	186
Basic weighted average shares of common stock outstanding	28,501,897	28,459,309	18,989,500	6,532,706
Diluted weighted average shares of common stock outstanding	28,597,568	28,585,022	19,038,152	6,567,309
Basic earnings per common share:
Net income from continuing operations	$0.96	$0.79	$0.65	$0.03
Net income from discontinued operations held for sale	$0.25	$0.07	$0.08	$—
Net income	$1.20	$0.86	$0.72	$0.03
Diluted earnings per share:
Net income from continuing operations	$0.95	$0.79	$0.65	$0.03
Net income from discontinued operations held for sale	$0.24	$0.07	$0.08	$—
Net income	$1.20	$0.85	$0.72	$0.03
Dividends declared per share of common stock	$1.00	$1.00	$1.00	$0.67	(1)
Balance Sheet Data:
Loans held for investment	1,174,391	1,462,584	958,495	353,500
Total assets	1,378,982	1,862,155	1,169,606	385,111
Secured funding agreements	522,775	552,799	264,419	144,256
Secured term loan	69,762	—	—	—
Total unsecured debt	—	67,414	65,893	64,541
Total securitizations debt	254,343	523,229	389,640	—
Total liabilities	922,494	1,381,269	763,390	219,673
Total stockholders' equity	409,471	402,954	406,216	165,438
Total equity	456,488	480,886	406,216	165,438
______________________________________________________________________________
(1) Included is a dividend of $450 ($0.30 per share), which was based on 1,500,000 shares outstanding as of March 31, 2012.

Item 7.    Management's Discussion And Analysis Of Financial Condition And Results Of Operations

We are a specialty finance company that operates both as a principal lender and a mortgage banker (with respect to loans collateralized by multifamily and senior-living properties). We are externally managed by Ares Commercial Real Estate Management LLC ("ACREM" or our "Manager"), a subsidiary of Ares Management, L.P. (NYSE: ARES) ("Ares Management"), a publicly traded, leading global alternative asset manager, pursuant to the terms of the management agreement dated April 25, 2012, as amended, between us and our Manager (the "Management Agreement"). From the commencement of our operations in late 2011, we have been primarily focused on our principal lending business, where we directly originate, manage and service a diversified portfolio of commercial real estate ("CRE") debt-related investments for our own account.

We are also engaged in the mortgage banking business through our wholly owned subsidiary, ACRE Capital LLC ("ACRE Capital"). ACRE Capital primarily originates, sells and services multifamily and other senior-living related loans under programs offered by government-sponsored enterprises ("GSEs"), such as the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation ("Freddie Mac") and by government agencies, such as the Government National Mortgage Association (“Ginnie Mae”) and the Federal Housing Administration, a division of the U.S. Department of Housing and Urban Development (together with Ginnie Mae, “HUD”). ACRE Capital is approved as a Fannie Mae Delegated Underwriting and Servicing (“DUS”) lender, a Freddie Mac Program Plus® Seller/Servicer, a Multifamily Accelerated Processing and Section 232 LEAN lender for HUD, and a Ginnie Mae issuer. While ACRE Capital earns little interest income from these activities as it generally only holds loans for short periods, ACRE Capital receives origination fees when it closes loans and sale premiums when it sells loans. ACRE Capital also retains the rights to service the loans, which are known as mortgage servicing rights (“MSRs”) and receives fees for such servicing during the life of the loans, which generally last ten years or more.

We were formed and commenced operations in late 2011. We are a Maryland corporation and completed our initial public offering (the "IPO") in May 2012.  We have elected and qualified to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, commencing with our taxable year ended December 31, 2012. We generally will not be subject to U.S. federal income taxes on our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, to the extent that we annually distribute all of our REIT taxable income to stockholders and comply with various other requirements as a REIT. We also operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, as amended (the "1940 Act").

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. However, we chose to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three year period.

Discontinued Operations

On June 28, 2016, we entered into a Purchase and Sale Agreement (as amended, the “Agreement”) with Barings Real Estate Advisers LLC (formerly known as Cornerstone Real Estate Advisers LLC), a Delaware limited liability company (the “Buyer”), to sell ACRE Capital Holdings LLC (“TRS Holdings”), the holding company that owns our mortgage banking subsidiary, ACRE Capital. Upon the terms and subject to the conditions set forth in the Agreement, the Buyer purchased from us all of the outstanding common units of TRS Holdings (the “Acquisition”). The Acquisition closed on September 30, 2016.

Under the terms of the Agreement, the Buyer paid approximately $93 million in cash, subject to certain adjustments, as consideration for the Acquisition. The purchase price is subject to certain post-closing final working capital adjustments.

As a result, the operating results and the assets and liabilities of ACRE Capital, which formerly comprised the Mortgage Banking segment, are presented separately in the Company’s consolidated financial statements as discontinued operations held for sale. Net assets and net liabilities related to discontinued operations are included in the line items “Assets of discontinued operations held for sale” and “Liabilities of discontinued operations held for sale” in the consolidated balance sheets for all periods presented. The value of assets and liabilities related to discontinued operations are presented at the lower of carrying value and fair value less cost to sell. The fair value less cost to sell of ACRE Capital's assets and liabilities is greater than the carrying value; therefore, the Company did not recognize any impairment losses when the Company reclassified the assets and liabilities to discontinued operations held for sale. The results of discontinued operations are included in the line item “Net income from discontinued operations held for sale, net of income taxes” in the consolidated statements of operations for all periods presented. Summarized financial information for the discontinued Mortgage Banking segment is shown in Note 17 included in our consolidated financial statements included in this current report on Form 8-K.

Below are significant developments during the year presented by quarter:

Developments during the First Quarter of 2015

•	ACRE originated and funded a $41.6 million senior mortgage loan on a skilled nursing facility located in New York.

•	ACRE Capital rate-locked $202.0 million in loan commitments.

•
ACRE Capital amended the Bank of America, N.A. line of credit (as amended and restated, the “BAML Line of Credit”) to, among other things, increase the aggregate commitment to $135.0 million and extend the maturity date to June 30, 2016.

Developments During the Second Quarter of 2015

•	ACRE originated a $39.0 million senior mortgage loan on a hotel located in New York.

•	ACRE Capital rate-locked $233.0 million in loan commitments.

•	ACRE Capital temporarily increased the commitment size of its BAML Line of Credit from $135.0 million to $185.0 million for the period April 15, 2015 to June 1, 2015.

•
ACRE entered into a $50.0 million Bridge Loan Warehousing Credit and Security Agreement with Bank of America, N.A. (the “BAML Facility”) pursuant to which we may finance eligible commercial mortgage loans collateralized by healthcare facilities and other multifamily properties.

Developments During the Third Quarter of 2015

•	ACRE originated and funded a $22.1 million senior mortgage loan on a multifamily property located in Arizona.

•	ACRE sold a $75.0 million senior mortgage loan collateralized by office properties in California to a third party at a sale price equal to 100% of the par value of the loan.

•	ACRE Capital rate-locked $207.5 million in loan commitments.

•
ACRE exercised a 12-month extension option on the $75.0 million revolving funding facility (the “July 2014 CNB Facility”) with City National Bank, extending the maturity date of the July 2014 CNB Facility until July 31, 2016.

•
ACRE extended the scheduled repurchase date on the $57.2 million global master repurchase agreement (the “December 2014 UBS Facility”) with UBS AG. The extended maturity date of the December 2014 UBS Facility is July 6, 2016.

Developments During the Fourth Quarter of 2015

•	ACRE originated a $35.2 million senior mortgage loan on a hotel located in Michigan.

•	ACRE originated a $27.8 million senior mortgage loan on a multifamily property located in Texas.

•	ACRE Capital rate-locked $195.9 million in loan commitments.

•
ACRE amended the $140.0 million revolving master repurchase facility (the “April 2014 UBS Facility”) with UBS Real Estate Securities, Inc to, among other things, extend the maturity date to October 21, 2018 and amend the price differential (or interest rate).

•
ACRE entered into a $155.0 million Credit and Guaranty Agreement (the ‘‘Secured Term Loan”) with Highbridge Principal Strategies, LLC, as administrative agent, and DBD Credit Funding LLC, as collateral agent. We made an initial draw of $75.0 million at closing with the remaining $80.0 million to be funded within nine months of closing. The Secured Term Loan has a maturity date of December 9, 2018.

•
ACRE amended and restated the $225.0 million master repurchase funding facility with Wells Fargo Bank, National Association (the “Wells Fargo Facility”) to, among other things, extend the maturity date to December 14, 2016 and amend the interest rate.

•
ACRE repaid the entire aggregate principal amount outstanding of our unsecured 7.00% Convertible Senior Notes (the “2015 Convertible Notes”) in accordance with the terms of the Indenture governing the 2015 Convertible Notes. The 2015 Convertible Notes matured on December 15, 2015 and were repaid at par.

Factors Impacting Our Operating Results

The results of our operations are affected by a number of factors and primarily depend on, among other things, the level of our net interest income, the market value of our assets and the supply of, and demand for, commercial mortgage loans, CRE debt and other financial assets in the marketplace. Our net interest income, which reflects the amortization of origination fees and direct costs, is recognized based on the contractual rate and the outstanding principal balance of the loans we originate. Interest rates will vary according to the type of investment, conditions in the financial markets, credit worthiness of our borrowers, competition and other factors, none of which can be predicted with any certainty. Our operating results may also be impacted by credit losses in excess of initial anticipations or unanticipated credit events experienced by borrowers.

Changes in Fair Value of Our Assets.  In our principal lending business, we generally hold our target investments as long-term investments. We evaluate our investments for impairment on at least a quarterly basis and impairments will be recognized when it is probable that we will not be able to collect all amounts due according to the contractual terms of the loan. If a loan is considered to be impaired, we will record an allowance to reduce the carrying value of the loan to the present value of expected future cash flows discounted at the loan’s contractual effective rate, or if repayment is expected solely from the collateral, the fair value of the collateral.

Loans are collateralized by real estate and as a result, the extent and impact of any credit deterioration associated with the performance and/or value of the underlying collateral property, as well as the financial and operating capability of the borrower, are regularly evaluated. We monitor performance of our investment portfolio under the following methodology: (1) borrower review, which analyzes the borrower’s ability to execute on its original business plan, reviews its financial condition, assesses pending litigation and considers its general level of responsiveness and cooperation; (2) economic review, which considers underlying collateral (i.e., leasing performance, unit sales and cash flow of the collateral and its ability to cover debt service as well as the residual loan balance at maturity); (3) property review, which considers current environmental risks, changes in insurance costs or coverage, current site visibility, capital expenditures and market perception; and (4) market review, which analyzes the collateral from a supply and demand perspective of similar property types, as well as from a capital markets perspective. Such impairment analyses are completed and reviewed by asset management and finance personnel who utilize various data sources, including periodic financial data such as property occupancy, tenant profile, rental rates, operating expenses, and the borrower’s exit plan, among other factors. As of December 31, 2015 and 2014, all loans were paying in accordance with their contractual terms. There were no impairments during the years ended December 31, 2015, 2014 and 2013.

Although we generally hold our target investments as long-term investments within our principal lending business, we may occasionally classify some of our investments as held for sale. Investments held for sale will be carried at fair value within loans held for sale in our consolidated balance sheets, with changes in fair value recorded through earnings. The fees received are deferred and recognized as part of the gain or loss on sale. Additionally, ACRE Capital originates multifamily mortgage loans, which are recorded at fair value. The holding period for these loans held for sale is approximately 30 days. At this time, we do not expect to hold any of our investments for trading purposes.

Changes in Market Interest Rates.  With respect to our business operations, increases in interest rates, in general, may over time cause:

•	the interest expense associated with our borrowings to increase, subject to any applicable ceilings;

•	the value of our mortgage loans to decline;

•	coupons on our floating rate mortgage loans to reset to higher interest rates; and

•	to the extent we enter into interest rate swap agreements as part of our hedging strategy where we pay fixed and receive floating interest rates, the value of these agreements to increase.

Conversely, decreases in interest rates, in general, may over time cause:

•	the interest expense associated with our borrowings to decrease, subject to any applicable floors;

•	the value of our mortgage loan portfolio to increase, for such mortgages with applicable floors;

•	coupons on our floating rate mortgage loans to reset to lower interest rates; and

•	to the extent we enter into interest rate swap agreements as part of our hedging strategy where we pay fixed and receive floating interest rates, the value of these agreements to decrease.

Credit Risk.  We are subject to varying degrees of credit risk in connection with our target investments. Our Manager seeks to mitigate this risk by seeking to originate or acquire investments of higher quality at appropriate prices given anticipated and unanticipated losses, by employing a comprehensive review and selection process and by proactively monitoring originated or acquired investments. Nevertheless, unanticipated credit losses could occur that could adversely impact our operating results and stockholders’ equity.

Market Conditions.  We believe that our target investments currently present attractive risk-adjusted return profiles, given the underlying property fundamentals and the competitive landscape for the type of capital we provide. Following a dramatic decline in CRE lending in 2008 and 2009, debt capital has become more readily available for select stabilized, high quality assets in certain locations such as gateway cities, but less available for many other types of properties, either because of the markets in which they are located or because the property is undergoing some form of transition. More particularly, many traditional financing products tend to come with limited flexibility, especially with respect to prepayment. Consequently, we anticipate a high demand for the type of customized debt financing we provide from borrowers or sponsors who are looking to refinance indebtedness that is maturing in the next two to five years or are seeking shorter-term debt solutions as they reposition their properties. We also envision that demand for financing will be strong for situations in which a property is being acquired with plans to improve the net operating income through capital improvements, leasing, cost savings or other key initiatives and realize the improved value through a subsequent sale or refinancing. We believe that this will result in increased demand for shorter duration and often floating rate products, which we anticipate will increase financing transaction volumes and benefit our deal flow. We believe that increased deal flow will further enhance our ability to be increasingly selective about the assets for which we provide financing. We believe market conditions continue to be favorable for disciplined and scaled direct lending with broad and flexible product offerings.

Performance of Multifamily and Other Commercial Real Estate Related Markets.  Our business is dependent on the general demand for, and value of, commercial real estate and related services, which are sensitive to economic conditions. Demand for multifamily and other commercial real estate generally increases during periods of stronger economic conditions, resulting in increased property values, transaction volumes and loan origination volumes. During periods of weaker economic conditions, multifamily and other commercial real estate may experience higher property vacancies, lower demand and reduced values. These conditions can result in lower property transaction volumes and loan originations, as well as an increased level of servicer advances and losses from ACRE Capital’s Fannie Mae DUS allowance for loss sharing.

The Level of Losses from Fannie Mae Allowance for Loss Sharing.  Loans originated and sold by ACRE Capital to Fannie Mae under the Fannie Mae DUS program are subject to the terms and conditions of a Master Loss Sharing Agreement, which was amended and restated during 2012. Under the Master Loss Sharing Agreement, ACRE Capital is responsible for absorbing certain losses incurred by Fannie Mae with respect to loans originated under the DUS program, as described below in more detail.

The losses incurred with respect to individual loans are allocated between ACRE Capital and Fannie Mae based on the loss level designation (“Loss Level”) for the particular loan. Loans are designated as Loss Level I, Loss Level II or Loss Level III. All loans are designated Loss Level I unless Fannie Mae and ACRE Capital agree upon a different Loss Level for a particular loan at the time of the loan commitment, or if Fannie Mae determines that the loan was not underwritten, processed or serviced according to Fannie Mae guidelines.

Losses on Loss Level I loans are shared 33.33% by ACRE Capital and 66.67% by Fannie Mae. The maximum amount of ACRE Capital’s risk-sharing obligation with respect to any Loss Level I loan is 33.33% of the original principal amount of the loan. Losses incurred in connection with Loss Level II and Loss Level III loans are allocated disproportionately to ACRE Capital until ACRE Capital has absorbed the maximum level of its risk-sharing obligation with respect to the particular loan. The maximum loss allocable to ACRE Capital for Loss Level II loans is 30% of the original principal amount of the loan, and for Loss Level III loans is 40% of the original principal amount of the loan.

The Price of Loans in the Secondary Market.  Our profitability is determined in part by the price we are paid for the loans we originate. A component of our origination fees is the premium we recognize on the sale of a loan. Stronger investor demand typically results in larger premiums while weaker demand results in little to no premium.

Market for Servicing Commercial Real Estate Loans.  Service fee rates for new loans are set at the time we enter into a loan commitment based on origination volumes, competition and prepayment rates. Changes in future service fee rates impact the value of our future MSRs and future servicing revenues, which could impact our profit margins and operating results over time.

Investment Portfolio

As of December 31, 2015, we have originated or co-originated 38 loans held for investment, excluding 24 loans that were repaid or sold since inception. Such investments are referred to herein as our investment portfolio. As of December 31, 2015, the aggregate originated commitment under these loans at closing was approximately $1.3 billion and outstanding principal was $1.1 billion, excluding non-controlling interests held by third parties. During the year ended December 31, 2015, we funded approximately $229.9 million of outstanding principal, received repayments of $410.6 million of outstanding principal, excluding non-controlling interests held by third parties, and sold a $75.0 million loan to a third party. As of December 31, 2015, 66.2% of our loans have London Interbank Offered Rates ("LIBOR") floors, with a weighted average floor of 0.24%, calculated based on loans with LIBOR floors. References to LIBOR or “L” are to 30-day LIBOR (unless otherwise specifically stated).

As of December 31, 2015, all loans were paying in accordance with their contractual terms. During the year ended December 31, 2015, there were no impairments with respect to our loans held for investment.

Our loans held for investment are accounted for at amortized cost. The following table summarizes our loans held for investment as of December 31, 2015 ($ in thousands):

	As of December 31, 2015
	Carrying Amount (1)	Outstanding Principal (1)	Weighted Average Interest Rate	Weighted Average Unleveraged Effective Yield (2)	Weighted Average Remaining Life (Years)
Senior mortgage loans	$961,395	$965,578	4.4%	5.1%	1.4
Subordinated debt and preferred equity investments	166,417	168,264	10.6%	11.2%	5.1
Total loans held for investment portfolio (excluding non-controlling interests held by third parties)	$1,127,812	$1,133,842	5.3%	6.0%	1.9
_____________________________________________________________________________

(1)
The difference between the Carrying Amount and the Outstanding Principal face amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs.

(2)
Unleveraged Effective Yield is the compounded effective rate of return that would be earned over the life of the investment based on the contractual interest rate (adjusted for any deferred loan fees, costs, premium or discount) and assumes no dispositions, early prepayments or defaults. The Total Weighted Average Unleveraged Effective Yield is calculated based on the average of Unleveraged Effective Yield of all loans held by us as of December 31, 2015 as weighted by the Outstanding Principal balance of each loan.

Non-Controlling Interests

The non-controlling interests held by third parties in our consolidated financial statements represent the equity interests in ACRC KA Investor LLC ("ACRC KA") that are not owned by us. See Note 16 to our consolidated financial statements included in this current report on Form 8-K for more information about ACRC KA.

A reconciliation of our loans held for investment portfolio, excluding non-controlling interests held by third parties, to our loans held for investment as included within our consolidated balance sheets is as follows ($ in thousands):

	As of December 31, 2015
	Carrying Amount	Outstanding Principal
Total loans held for investment portfolio (excluding non-controlling interests held by third parties)	$1,127,812	$1,133,842
Non-controlling interest investment held by third parties	46,579	46,579
Loans held for investment	$1,174,391	$1,180,421

For more information about our investment portfolio, see Note 3 to our consolidated financial statements included in this current report on Form 8-K.

A reconciliation of our interest income from loans held for investment, excluding non-controlling interests, to our interest income from loans held for investment as included within our consolidated statements of operations is as follows ($ in thousands):

For the year ended December 31, 2015
Interest income from loans held for investment, excluding non-controlling interests	$77,278
Interest income from non-controlling interest investment held by third parties	9,059
Interest income from loans held for investment	$86,337

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), which require management to make estimates and assumptions that affect reported amounts. The estimates and assumptions are based on historical experience and other factors management believes to be reasonable. Actual results may differ from those estimates and assumptions. We believe the following critical accounting policies represent the areas where more significant judgments and estimates are used in the preparation of our consolidated financial statements.

Discontinued Operations.    We entered into the Agreement to sell TRS Holdings, the holding company that owns our mortgage banking subsidiary, ACRE Capital. The Acquisition closed on September 30, 2016. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-20, Presentation of Financial Statements - Discontinued Operations, defines the criteria required for a disposal transaction to qualify for reporting as a discontinued operation. We determined that our plan to sell TRS Holdings met the criteria for discontinued operations. As a result, the operating results and the assets and liabilities of ACRE Capital, which formerly comprised the Mortgage Banking segment, are presented separately in our consolidated financial statements as discontinued operations held for sale. Net assets and net liabilities related to discontinued operations are included in the line items “Assets of discontinued operations held for sale” and “Liabilities of discontinued operations held for sale” in the consolidated balance sheets for all periods presented. The value of assets and liabilities related to discontinued operations are presented at the lower of carrying value and fair value less cost to sell. The fair value less cost to sell of ACRE Capital's assets and liabilities is greater than the carrying value; therefore, we did not recognize any impairment losses when we reclassified the assets and liabilities to discontinued operations held for sale. The results of discontinued operations are included in the line item “Net income from discontinued operations held for sale, net of income taxes” in the consolidated statements of operations for all periods presented. Summarized financial information for the discontinued Mortgage Banking segment is shown in Note 17 included in this current report on Form 8-K.

Mortgage Servicing Rights. MSRs are recorded at fair value at the time the loan is sold and qualifies as a transfer of a financial asset. The fair value is based on estimates of expected net cash flows associated with the servicing rights, as well as borrower prepayment penalties, interest earnings on escrows and interim cash balances, along with ancillary fees that are discounted at a rate that reflects the credit and liquidity risk of the MSR over the estimated life of the underlying loan. The changes in the MSR fair value are included within net income from discontinued operations held for sale, net of income taxes, in the Company’s consolidated statements of operations for the period in which the change occurs. We engage a third party specialist to assist in valuing ACRE Capital’s MSRs on a quarterly basis. As of December 31, 2015, the discount rate used was between 8 - 14% and varied based on the loan type. The life of the underlying loan is estimated giving consideration to the prepayment provisions in the loan agreement. See Notes 1, 2 and 17 to our consolidated financial statements included in this current report on Form 8-K for further discussion of the sale of the Mortgage Banking segment.
Allowance for Loss Sharing. When a loan is sold under the Fannie Mae DUS program, ACRE Capital undertakes an obligation to partially guarantee the performance of the loan. The date ACRE Capital commits to make a loan to a borrower, a liability for the fair value of the obligation undertaken in issuing the guaranty is recognized. Subsequent to the initial commitment date, we monitor the performance of each loan for events or circumstances that may signal an additional liability to be recognized if there is a probable and estimable loss. The initial fair value of the guarantee is estimated by examining historical loss share experienced in the ACRE Capital Fannie Mae DUS portfolio over the most recent ten-year period. The initial fair value of the guarantee is included within net income from discontinued operations held for sale, net of income taxes, in the Company’s consolidated statements of operations for the period in which the change occurs. These historical loss shares serve as a basis to derive a loss share rate which is then applied to the current ACRE Capital DUS portfolio (net of specifically identified impaired loans that are subject to a separate loss share reserve analysis). See Notes 1, 2 and 17 to our consolidated financial statements included in this current report on Form 8-K for further discussion of the sale of the Mortgage Banking segment.
Impairment of Loans Held for Investment. We originate CRE debt and related instruments generally to be held for investment. Loans that are held for investment are carried at cost, net of unamortized loan fees and origination costs, unless the loans are deemed impaired. Impairment occurs when it is deemed probable that we will not be able to collect all amounts due according to the contractual terms of the loan. If a loan is considered to be impaired, we will record an allowance to reduce the carrying value of the loan to the present value of expected future cash flows discounted at the loan’s contractual effective rate. Significant judgment is required when evaluating loans for impairment, therefore, actual results over time could be materially different.
 Each loan classified as held for investment is evaluated for impairment on a quarterly basis. Loans are collateralized by real estate. The extent of any credit deterioration associated with the performance and/or value of the underlying collateral property and the financial and operating capability of the borrower could impact the expected amounts received.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements included in this current report on Form 8-K, which describes recent accounting pronouncements adopted by us for the year ended December 31, 2015 and the expected impact of accounting pronouncements recently issued but not yet required to be adopted.

RECENT DEVELOPMENTS

On January 20, 2016, we originated a $56.0 million first mortgage loan on a hotel portfolio located in California. At closing, the outstanding principal balance was approximately $56.0 million. The loan has an interest rate of LIBOR + 4.75% (plus origination and exit fees) subject to a 0.25% LIBOR floor and an initial term of three years.

On February 26, 2016, we amended our BAML Facility to expand the eligible assets to include loans secured by general and affordable multifamily properties.

On February 26, 2016, we amended our March 2014 CNB Facility to extend the maturity date to March 11, 2017. In addition, we continue to have one 12‑month extension at our option provided that certain conditions are met and applicable extension fees are paid, which, if exercised, would extend the final maturity of the March 2014 CNB Facility to March 10, 2018.

As of February 26, 2016, we had approximately $170 million in capital, either in cash or in approved but undrawn capacity under our borrowing facilities. After holding in reserve $10 million in liquidity requirements, we expect to have approximately $160 million in capital available to fund new loans, fund outstanding commitments on existing loans, repurchase our common shares and for other working capital and general corporate purposes. Assuming that we use all such amount as capital to make new senior loans and we are able to leverage such amount under our financing agreements at a debt‑to‑equity ratio of 2.5:1, we would have the capacity to fund approximately $560 million of additional senior loans.

As of February 26, 2016, the total unfunded commitments for our existing loans held for investment were approximately $90 million. In addition, borrowings under our Secured Funding Agreements were approximately $564 million, borrowings under our Secured Term Loan was approximately $75 million, debt issued in the form of commercial mortgage‑backed securities (“CMBS”) was approximately $28 million and debt issued in the form of collateralized loan obligations (“CLO”) was approximately $193 million.

On February 28, 2016, our board of directors increased the size of our existing $20.0 million stock repurchase program to $30.0 million and extended our stock repurchase program through March 31, 2017. See “Market For Registrant’s Common Equity, Related Stockholder Matters And Issuer Purchases Of Equity Securities-Issuer Purchases of Equity Securities” and Note 21 to our consolidated financial statements included in this current report on Form 8‑K for more information on the stock repurchase program.

On March 1, 2016, we declared a cash dividend of $0.26 per common share for the first quarter of 2016. The first quarter 2016 dividend is payable on April 15, 2016 to common stockholders of record as of March 31, 2016.

RESULTS OF OPERATIONS

The following table sets forth a summary of our consolidated results of operations for the years ended December 31, 2015, 2014 and 2013 ($ thousands):

	For the year ended December 31,
	2015	2014	2013
Net interest margin	$49,995	$36,858	$22,627
Gain on sale of loans	—	680	—
Total revenue	49,995	37,538	22,627
Total expenses	13,671	14,549	16,475
Changes in fair value of derivatives	—	—	1,739
Income from continuing operations before gain on acquisition and income taxes	36,324	22,989	7,891
Gain on acquisition	—	—	4,438
Income from continuing operations before income taxes	36,324	22,989	12,329
Income tax expense (benefit)	(11)	240	—
Net income from continuing operations	36,335	22,749	12,329
Net income from discontinued operations held for sale, net of income taxes	6,985	1,867	1,437
Net income attributable to ACRE	43,320	24,616	13,766
Less: Net income attributable to non-controlling interests	(9,035)	(220)	—
Net income attributable to common stockholders	$34,285	$24,396	$13,766

The following tables set forth select details of our consolidated results of operations from continuing operations for the years ended December 31, 2015, 2014 and 2013 ($ thousands):

Net Interest Margin

	For the year ended December 31,
	2015	2014	2013
Interest income from loans held for investment	$86,337	$70,495	$37,600
Interest expense	(36,342)	(33,637)	(14,973)
Net interest margin	$49,995	$36,858	$22,627

For the years ended December 31, 2015 and 2014, net interest margin was approximately $50.0 million and $36.9 million, respectively. For the years ended December 31, 2015 and 2014, interest income from loans held for investment of $86.3 million and $70.5 million, respectively, was generated by weighted average earning assets of $1.2 billion, offset by $36.3 million and $33.6 million, respectively, of interest expense, unused fees and amortization of deferred loan costs. The weighted average borrowings under the Wells Fargo Facility, the Citibank Facility, the BAML Facility, the CNB Facilities, the MetLife Facility and the UBS Facilities (individually defined below and along with the Capital One Facility, collectively, the "Secured Funding Agreements") and securitization debt, the Secured Term Loan (defined below) and convertible notes were $929.0 million and $888.3 million for the years ended December 31, 2015 and 2014, respectively. The increase in net interest margin for the year ended December 31, 2015 compared to the year ended December 31, 2014 primarily relates to the inclusion of interest income of $9.1 million from non-controlling interests for the year ended December 31, 2015 compared to $0.3 million for the year ended December 31, 2014, a decrease in our weighted average borrowing costs resulting from amendments to our Secured Funding Agreements and an increase in our use of leverage for the year ended December 31, 2015.

For the years ended December 31, 2014 and 2013, net interest margin was approximately $36.9 million and $22.6 million, respectively. For the years ended December 31, 2014 and 2013, interest income from loans held for investment of $70.5 million and $37.6 million, respectively, was generated by weighted average earning assets of $1.2 billion and $555.0 million, respectively, offset by $33.6 million and $15.0 million, respectively, of interest expense, unused fees and amortization of deferred loan costs. The weighted average borrowings under the Secured Funding Agreements, securitization debt and convertible notes were $888.3 million and $315.0 million for the years ended December 31, 2014 and 2013, respectively. The increase in net interest margin for the year ended December 31, 2014 compared to the year ended December 31, 2013 primarily relates to the increase in the number of loans held for investment from 33 loans to 46 loans as of December 31, 2014.
Operating Expenses

The operating expenses below do not include expenses of ACRE Capital as these expenses are included within net income from discontinued operations held for sale, net of income taxes, in the consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013. See Note 17 to our consolidated financial statements included in this current report on Form 8-K for more information about the operating expenses of ACRE Capital.

	For the year ended December 31,
	2015	2014	2013
Management fees to affiliate	$5,397	$5,440	$4,125
Professional fees	2,018	2,686	2,447
Acquisition and investment pursuit costs	—	20	4,079
General and administrative expenses	2,830	3,003	2,430
General and administrative expenses reimbursed to affiliate	3,426	3,400	3,394
Total expenses	$13,671	$14,549	$16,475

For the years ended December 31, 2015 and 2014, we incurred operating expenses of $13.7 million and $14.5 million, respectively. The decrease in operating expenses for the year ended December 31, 2015 compared to the year ended December 31, 2014 primarily relates to a reduction in professional fees due to a decrease in our use of third party professionals.

For the years ended December 31, 2014 and 2013, we incurred operating expenses of $14.5 million and $16.5 million, respectively. The decrease in operating expenses for the year ended December 31, 2014 compared to the year ended December 31, 2013 primarily relates to a reduction in acquisition and investment pursuit costs as a result of the closing of the ACRE Capital acquisition on August 30, 2013. This reduction was partially offset by an increase in management fees due to our Manager as a result of increased stockholders' equity and an increase in acquisition activities.

Related Party Expenses
For the year ended December 31, 2015, related party expenses included $5.4 million in management fees due to our Manager and $3.4 million for our share of allocable general and administrative expenses for which we were required to reimburse our Manager pursuant to the Management Agreement.

For the year ended December 31, 2014, related party expenses included $5.4 million in management fees due to our Manager and $3.4 million for our share of allocable general and administrative expenses for which we were required to reimburse our Manager pursuant to the Management Agreement. For the year ended December 31, 2013, related party expenses included $4.1 million in management fees due to our Manager and $3.4 million for our share of allocable general and administrative expenses. The increase in related party expenses for the year ended December 31, 2014 compared to year ended December 31, 2013 primarily relates to increased stockholders’ equity and an increase in acquisition activities. Effective as of September 30, 2013, and through the period ended December 31, 2014, our Manager agreed not to seek reimbursement of our share of personnel and overhead expenses in excess of $1.0 million per quarter.
Other Expenses

For the years ended December 31, 2015 and 2014, professional fees were $2.0 million and $2.7 million, respectively. The decrease in professional fees for the year ended December 31, 2015 compared to the year ended December 31, 2014 primarily relates to a decrease in our use of third party professionals. Acquisition and investment pursuit costs related to the acquisition of ACRE Capital for the year ended December 31, 2014 was $20 thousand. For the years ended December 31, 2015 and 2014, general and administrative expenses were $2.8 million and $3.0 million, respectively. The decrease in general and administrative expenses for the year ended December 31, 2015 compared to the year ended December 31, 2014 primarily relates to a reduction in director stock compensation expense.

For the year ended December 31, 2013, changes in fair value of derivatives was $1.7 million related to the 2015 Convertible Notes. No changes in fair value of derivatives were incurred for the year ended December 31, 2014. For the years ended December 31, 2014 and 2013, professional fees were $2.7 million and $2.4 million, respectively. The increase in professional fees for the year ended December 31, 2014 compared to the year ended December 31, 2013 primarily relates to an increase in our use of third party professionals. For the years ended December 31, 2014 and 2013, acquisition and investment pursuit costs related to the acquisition of ACRE Capital were $20 thousand and $4.1 million, respectively. The decrease in acquisition and investment pursuit costs for the year ended December 31, 2014 compared to the year ended December 31, 2013 primarily relates to the closing of the ACRE Capital acquisition on August 30, 2013. For the years ended December 31, 2014 and 2013, general and administrative expenses were $3.0 million and $2.4 million, respectively. The increase in general and administrative expenses for the year ended December 31, 2014 compared to the year ended December 31, 2013 primarily relates to an increase in insurance expense and securitization trustee fees.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders and other general business needs. We use significant cash to purchase our target investments, make principal and interest payments on our borrowings, make distributions to our stockholders and fund our operations. Our primary sources of cash generally consist of unused borrowing capacity under the Secured Funding Agreements and the Secured Term Loan (defined below) (collectively, the "Financing Agreements"), the net proceeds of future offerings, payments of principal and interest we receive on our portfolio of assets and cash generated from our operating activities. However, principal repayments from mortgage loans in the CMBS and CLO are applied sequentially, first going to pay down the senior CMBS and CLO notes, and accordingly we will not receive any proceeds from repayment of loans in the CMBS or CLO until all senior notes are repaid in full. Subject to maintaining our qualification as a REIT and our exemption from the 1940 Act, we expect that our primary sources of financing will be, to the extent available to us, through (a) credit, secured funding and other lending facilities, (b) securitizations, (c) other sources of private financing, including warehouse and repurchase facilities, and (d) public or private offerings of our equity or debt securities. See “Recent Developments” included in this current report on Form 8-K for information on our available capital as of February 26, 2016. We may seek to sell certain of our investments in order to manage liquidity needs, interest rate risk, meet other operating objectives and adapt to market conditions.

Equity Offerings

There were no shares issued in public offerings of our equity securities for the year ended December 31, 2015 and 2014. The following table summarizes the total shares of common stock issued and proceeds we received, net of offering costs, for the year ended December 31, 2013 ($ in millions, except per share data):

	Shares issued	Gross offering price per share		Proceeds net of offering costs
June 2013 public offering	18.0	13.5		234.6
July 2013 public offering	0.6	13.5	(1)	7.7
Total for the year ended December 31, 2013	18.6			242.3
_______________________________________________________________________________

(1)
601,590 of these shares of our common stock were issued on July 9, 2013 pursuant to the underwriters' partial exercise of the option to purchase additional shares. The gross offering price per share of the 601,590 shares was reduced by the $0.25 dividend per share in the second quarter of 2013.

Cash Flows

The following table sets forth changes in cash and cash equivalents for the years ended December 31, 2015, 2014 and 2013, which are inclusive of amounts related to discontinued operations held for sale ($ in thousands):

	For the year ended December 31,
	2015	2014	2013
Net income	$43,320	$24,616	$13,766
Adjustments to reconcile net income to net cash provided by (used in) operating activities:	232,199	(247,530)	11,678
Net cash provided by (used in) operating activities	275,519	(222,914)	25,444
Net cash provided by (used in) investing activities	258,339	(433,080)	(745,697)
Net cash provided by (used in) financing activities	(541,414)	652,445	716,963
Change in cash and cash equivalents	$(7,556)	$(3,549)	$(3,290)

During the years ended December 31, 2015 and 2014, cash and cash equivalents decreased by $7.6 million and $3.5 million, respectively. During the year ended December 31, 2014 and 2013, cash and cash equivalents decreased by $3.5 million and $3.3 million, respectively.

Operating Activities

For the years ended December 31, 2015 and 2014, net cash provided by (used in) operating activities totaled $275.5 million and $(222.9) million, respectively. This change in net cash provided by (used in) operating activities was primarily related to the proceeds received from the sale of mortgage loans held for sale to third parties exceeding the cash used to originate and fund mortgage loans held for sale. For the year ended December 31, 2015, adjustments to net income related to operating activities primarily included originations of mortgage loans held for sale of $681.9 million, sale of mortgage loans held for sale to third parties of $850.8 million, change in the fair value of MSRs of $8.8 million, change in mortgage banking activities of $12.6 million, change in restricted cash of $39.0 million and change in other assets of $20.0 million. For the year ended December 31, 2014, adjustments to net income related to operating activities primarily included originations of mortgage loans held for sale of $497.3 million, sale of mortgage loans held for sale to third parties of $302.9 million, change in the fair value of MSRs of $7.7 million, change in mortgage banking activities of $8.0 million, change in restricted cash of $43.8 million and change in other assets of $10.9 million.

For the years ended December 31, 2014 and 2013, net cash provided by (used in) operating activities totaled $(222.9) million and $25.4 million, respectively. This change in net cash provided by (used in) operating activities was primarily related to the cash used to originate and fund mortgage loans held for sale. For the year ended December 31, 2014, adjustments to net income related to operating activities primarily included originations of mortgage loans held for sale of $497.3 million, sale of mortgage loans held for sale to third parties of $302.9 million, change in the fair value of MSRs of $7.7 million, change in mortgage banking activities of $8.0 million, change in restricted cash of $43.8 million and change in other assets of $10.9 million. For the year ended December 31, 2013, adjustments to net income related to operating activities primarily included originations of mortgage loans held for sale of $84.2 million, sale of mortgage loans held for sale to third parties of $102.4 million, gain on acquisition of $4.4 million, change in the fair value of MSRs of $2.7 million, and change in other assets of $4.4 million.

Investing Activities

For the years ended December 31, 2015 and 2014, net cash provided by (used in) investing activities totaled $258.3 million and $(433.1) million, respectively. This change in net cash provided by (used in) investing activities was primarily related to the cash received for the principal repayment of loans held for investment exceeding the cash used for the origination of new loans held for investment for the year ended December 31, 2015.

For the years ended December 31, 2014 and 2013, net cash used in investing activities totaled $433.1 million and $745.7 million, respectively. This change in net cash used in investing activities was primarily related to the origination of new loans held for investment partially offset by a sale of a mortgage loan held for sale and principal repayments on loans held for investment for the year ended December 31, 2014.

Financing Activities

For the year ended December 31, 2015, net cash used in financing activities totaled $541.4 million and primarily related to repayments of our Secured Funding Agreements of $375.5 million, repayments of debt of consolidated variable interest entities (“VIEs”) of $272.5 million, repayment of the 2015 Convertible Notes of $69.0 million and repayments of our Warehouse Lines of Credit of $973.3 million partially offset by proceeds from our Secured Funding Agreements of $345.4 million and proceeds from our Warehouse Lines of Credit of $804.9 million. For the year ended December 31, 2014, net cash provided by financing activities totaled $652.4 million and related primarily to proceeds from our Secured Funding Agreements of $1.1 billion, proceeds from issuance of debt of consolidated VIEs of $308.7 million, and proceeds from our Warehouse Lines of Credit of $544.0 million partially offset by repayments of our Secured Funding Agreements of $855.0 million, repayments of debt of consolidated VIEs of $176.0 million, and repayments of our Warehouse Lines of Credit of $350.8 million.

For the year ended December 31, 2014, net cash provided by financing activities totaled $652.4 million and related primarily to proceeds from our Secured Funding Agreements of $1.1 billion and proceeds from issuance of debt of consolidated VIEs of $308.7 million, and proceeds from our Warehouse Lines of Credit of $544.0 million partially offset by repayments of our Secured Funding Agreements of $855.0 million and repayments of debt of consolidated VIEs of $176.0 million, and repayments of our Warehouse Lines of Credit of $350.8 million. For the year ended December 31, 2013, net cash provided by financing activities totaled $717.0 million and related primarily to proceeds from our Secured Funding Agreements of $703.2 million, proceeds from issuance of debt of consolidated VIEs of $395.0 million and proceeds from the sale of common stock of $250.7 million partially offset by repayments of our Secured Funding Agreements of $583.0 million and repayments of our Warehouse Lines of Credit of $112.1 million.

Summary of Financing Agreements

The sources of financing under our Financing Agreements are described in the following table ($ in thousands):

	As of December 31,
	2015							2014
	Total Commitment		Outstanding Balance	Interest Rate		Maturity Date		Total Commitment		Outstanding Balance	Interest Rate	Maturity Date
Secured funding agreements:
Wells Fargo Facility	$225,000		$101,473	LIBOR+1.75 to 2.35%	(1)	December 14, 2016	(1)	$225,000		$120,766	LIBOR+2.00 to 2.50%	December 14, 2015	(1)
Citibank Facility	250,000		112,827	LIBOR+2.00 to 2.50%		December 8, 2016	(2)	250,000		93,432	LIBOR+2.00 to 2.50%	December 8, 2016	(2)
Capital One Facility	—		—	—		—	(3)	100,000		—	LIBOR+2.00 to 3.50%	—	(4)
BAML Facility	50,000		—	LIBOR+2.25 to 2.75%		May 26, 2016	(5)	—		—	—	—
March 2014 CNB Facility	50,000		—	LIBOR+3.00%		March 11, 2016	(6)	50,000		42,000	LIBOR+3.00%	March 11, 2016	(6)
July 2014 CNB Facility	75,000		66,200	LIBOR+3.00%		July 31, 2016	(7)	75,000		75,000	LIBOR+3.00%	July 31, 2015	(7)
MetLife Facility	180,000		109,474	LIBOR+2.35%		August 12, 2017	(8)	180,000		144,673	LIBOR+2.35%	August 12, 2017	(8)
April 2014 UBS Facility	140,000		75,558	LIBOR+1.88% to 2.28%	(9)	October 21, 2018	(9)	140,000		19,685	LIBOR+1.88%	April 7, 2017
December 2014 UBS Facility	57,243		57,243	LIBOR+2.74%		July 6, 2016	(10)	57,243		57,243	LIBOR+2.74%	January 6, 2016
Subtotal	$1,027,243		$522,775					$1,077,243		$552,799

Warehouse lines of credit:
ASAP Line of Credit	$80,000	(11)	$—	LIBOR+1.40 to 1.75%		No expiration	(11)	$80,000	(11)	$58,469	LIBOR+1.40 to 1.75%	No expiration
BAML Line of Credit	135,000	(12)	24,806	LIBOR+1.60%		June 30, 2016	(12)	180,000	(12)	134,696	LIBOR+1.60%	April 15, 2015
Subtotal	$215,000		$24,806					$260,000		$193,165

Secured Term Loan	$155,000		$75,000	LIBOR+6.00%	(13)	December 9, 2018		$—		$—	—	—
Total	$1,397,243		$622,581					$1,337,243		$745,964
______________________________________________________________________________

(1)
In December 2015, we extended the maturity date on the Wells Fargo Facility to December 14, 2016 and amended the interest rate to (i) 30-day LIBOR plus (ii) a pricing margin range of 1.75% - 2.35% per annum. Provided that certain conditions are met and applicable extension fees are paid, the maturity date is subject to two 12-month extensions at our option.

(2)
The master repurchase facility with Citibank, N.A. (the "Citibank Facility") is subject to three 12-month extensions at our option provided that certain conditions are met and applicable extension fees are paid.

(3)
The secured revolving funding facility with Capital One, National Association (as amended, the “Capital One Facility”) matured on May 18, 2015. The Capital One Facility had been repaid in full and its term was not extended.

(4)	The maturity date of each individual loan is the same as the maturity date of the underlying loan that secures such individual loan.

(5)
We may request individual loans under the BAML Facility through and including May 26, 2016. However, individual advances on loans under the BAML Facility generally have a two-year maturity, subject to a 12-month extension at our option provided that certain conditions are met and applicable extension fees are paid. See "Recent Developments" and Note 21 to our consolidated financial statements included in this current report on Form 8-K for information on a subsequent event relating to the BAML Facility.

(6)
The secured revolving facility with City National Bank (the "March 2014 CNB Facility") is subject to one 12-month extension at our option provided that certain conditions are met and applicable extension fees are paid. See "Recent Developments" and Note 21 to our consolidated financial statements included in this current report on Form 8-K for information on a subsequent event relating to the March 2014 CNB Facility.

(7)
In July 2015, we exercised a 12-month extension option on the July 2014 CNB Facility (together with the March 2014 CNB Facility, the "CNB Facilities") which extended the maturity date to July 31, 2016. The July 2014 CNB Facility’s interest rate of LIBOR + 3.00% is comprised of LIBOR + 1.50% and a credit support fee of 1.50% payable to Ares Management.

(8)
The revolving master repurchase facility with Metropolitan Life Insurance Company (the "Metlife Facility") is subject to two 12-month extensions at our option provided that certain conditions are met and applicable extension fees are paid.

(9)
In October 2015, we amended the April 2014 UBS Facility which extended the initial maturity date to October 21, 2018. We also amended the price differential (or interest rate) on the April 2014 UBS Facility to one-month LIBOR plus (i) 1.88% per annum, for assets that are subject to an advance for one year or less, (ii) 2.08% per annum, for assets that are subject to an advance in excess of one year but less than two years; and (iii) 2.28% per annum, for assets that are subject to an advance for more than two years; in each case, excluding amortization of commitment and exit fees.

(10)	In August 2015, the maturity date on the December 2014 UBS Facility (together with the April 2014 UBS Facility, the "UBS Facilities") was extended to July 6, 2016.

(11)	The commitment amount is subject to change at any time at Fannie Mae's discretion. To the extent the ASAP Line of Credit remains active through utilization, there is no expiration date.

(12)
In November 2014, the BAML Line of Credit's commitment size temporarily increased from $80.0 million to $180.0 million for the period November 25, 2014 through January 26, 2015. In February 2015, the BAML Line of Credit's commitment size increased from $80.0 million to $135.0 million and the maturity date was extended to June 30, 2016. In April 2015, the BAML Line of Credit's commitment size temporarily increased from $135.0 million to $185.0 million for the period April 15, 2015 to June 1, 2015.

(13)	The Secured Term Loan has a LIBOR floor of 1.0% on drawn amounts.

Our Financing Agreements contain various affirmative and negative covenants and provisions related to events of default that are normal and customary for similar financing agreements. As of December 31, 2015, we are in compliance in all material respects with the terms of each respective Financing Agreement. See Note 6 to our consolidated financial statements included in this current report on Form 8-K for more information on our Financing Agreements.

During the year ended December 31, 2015, the following activities occurred with respect to our sources of liquidity, except our Secured Funding Agreements and Warehouse Lines of Credit, which are described in the table above.

Secured Term Loan

In December 2015, we and certain of our subsidiaries entered into the Secured Term Loan, which has a total commitment amount of $155.0 million. We made an initial draw of $75.0 million at closing with the remaining $80.0 million to be funded within nine months of closing. The Secured Term Loan carries a coupon of LIBOR + 6.0% with a LIBOR floor of 1.0% on drawn amounts. The Secured Term Loan has a maturity date of December 9, 2018. We are subject to a monthly unused fee equal to 1.0% per annum on the unused commitment amount during the nine month commitment period following the closing date.

2015 Convertible Notes

In December 2015, we repaid the entire aggregate principal amount outstanding of our 2015 Convertible Notes in accordance with the terms of the Indenture governing the 2015 Convertible Notes. The 2015 Convertible Notes matured on December 15, 2015 and were repaid at par.

Commercial Mortgage-Backed Securities and Collateralized Loan Obligations

We may seek to enhance the returns on our senior mortgage loan investments through securitizations, if available. To the extent available, we intend to securitize the senior portion of some of our loans, while retaining the subordinate securities in our investment portfolio. The securitization of this senior portion will be accounted for as either a “sale” and the loans will be removed from our balance sheet or as a “financing” and will be classified as “loans held for investment” in our consolidated balance sheets, depending upon the structure of the securitization.

The following table summarizes our securitizations debt as of December 31, 2015 and 2014 ($ in thousands):

	As of December 31,
	2015		2014
	Carrying Amount	Outstanding Principal	Carrying Amount	Outstanding Principal
Commercial mortgage-backed securitization debt (consolidated VIE)	$61,815	$61,856	$217,495	$219,043
Collateralized loan obligation securitization debt (consolidated VIE)	192,528	193,419	305,734	308,703
Securitizations debt	$254,343	$255,275	$523,229	$527,746

See Note 16 to our consolidated financial statements included in this current report on Form 8-K for additional terms and details of our securitizations.

Capital Markets

We may periodically raise additional capital through public offerings of debt and equity securities to fund new investments.On May 9, 2013, we filed a registration statement on Form S‑3, with the Securities and Exchange Commission (“SEC”), in order to permit us to offer, from time to time, in one or more offerings or series of offerings up to $1.5 billion of our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, or units. On June 17, 2013, the registration statement was declared effective by the SEC.

Other Sources of Financing

In addition to the sources of liquidity described above, in the future, we may also use other sources of financing to fund the origination or acquisition of our target investments or to refinance expiring Financing Agreements and securitizations, including other credit facilities, warehouse facilities, repurchase facilities, non-convertible or convertible debt, securitized financings and other public and private forms of borrowing. These financings may be issued by us or our subsidiaries, be collateralized or non-collateralized, accrue interest at either fixed or floating rates and may involve one or more lenders.

Leverage Policies

We intend to use prudent amounts of leverage to increase potential returns to our stockholders. To that end, subject to maintaining our qualification as a REIT and our exemption from registration under the 1940 Act, we intend to continue to use borrowings to fund the origination or acquisition of our target investments. Given current market conditions and our focus on first or senior mortgages, we currently expect that such leverage would not exceed, on a debt-to-equity basis, a 4-to-1 ratio. Our charter and bylaws do not restrict the amount of leverage that we may use. The amount of leverage we will deploy for particular investments in our target investments will depend upon our Manager’s assessment of a variety of factors, which may include, among others, the anticipated liquidity and price volatility of the assets in our investment portfolio, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, including hedges, the availability and cost of financing the assets, our opinion of the creditworthiness of our financing counterparties, the health of the U.S. economy generally or in specific geographic regions and commercial mortgage markets, our outlook for the level and volatility of interest rates, the slope of the yield curve, the credit quality of our assets, the collateral underlying our assets, and our outlook for asset spreads relative to the LIBOR curve.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

Our contractual obligations as of December 31, 2015 are described in the following table ($ in thousands):

	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Wells Fargo Facility	$101,473	$101,473	$—	$—	$—
Citibank Facility	112,827	112,827	—	—	—
BAML Facility	—	—	—	—	—
March 2014 CNB Facility	—	—	—	—	—
July 2014 CNB Facility	66,200	66,200	—	—	—
MetLife Facility	109,474	—	109,474	—	—
April 2014 UBS Facility	75,558	—	75,558	—	—
December 2014 UBS Facility	57,243	57,243	—	—	—
Secured Term Loan	75,000	—	75,000	—	—
ASAP Line of Credit	—	—	—	—	—
BAML Line of Credit	24,806	24,806	—	—	—
Operating Leases	5,017	775	1,690	1,526	1,026
Future Loan Funding Commitments	305,887	201,034	88,500	7,207	9,146
Future Commitments to Sell Loans	237,372	223,430	13,942	—	—
Total	$1,170,857	$787,788	$364,164	$8,733	$10,172

We may enter into certain contracts that may contain a variety of indemnification obligations, principally with underwriters and counterparties to repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations may be unlimited.

Management Agreement

We are also required to pay our Manager a base management fee of 1.5% of our stockholders' equity per year, an incentive fee and expense reimbursements pursuant to our Management Agreement. The table above does not include the amounts payable to our Manager under our Management Agreement as they are not fixed and determinable. See Note 14 to our consolidated financial statements included in this current report on Form 8-K for additional terms and details of the fees payable under our Management Agreement.

DIVIDENDS

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT annually distribute at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and to the extent that it annually distributes less than 100% of its REIT taxable income in any taxable year, that it pay tax at regular corporate rates on that undistributed portion. We intend to make regular quarterly distributions to our stockholders in an amount equal to or greater than our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), if and to the extent authorized by our board of directors. As a result, such distributions will not be available to fund investments. Before we make any distributions, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our Financing Agreements and other debt payable. If our cash available for distribution is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities.

OFF-BALANCE SHEET ARRANGEMENTS

We have commitments to fund various senior mortgage loans, as well as subordinated debt and preferred equity investments in our portfolio, extend credit and sell loans. Commitments to extend credit by ACRE Capital are generally agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

Other than as set forth in this current report on Form 8-K, we do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, special purpose entities or VIEs, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities or entered into any commitment or intend to provide additional funding to any such entities.

Item 7A.    Quantitative and Qualitative Disclosures About Market Risk

As part of our risk management strategy, our Manager closely monitors our portfolio and actively manages the credit, interest rate, market, prepayment, real estate and inflation risks associated with holding a portfolio of our target investments. We manage our portfolio through an interactive process with our Manager and Ares Management and service our target investments through a combination of direct servicing by ACRE Capital and use of our Manager's servicer. ACRE Capital and one of its subsidiaries serves as the primary servicer of our investments. ACRE Capital is a Standard & Poor’s-rated commercial primary servicer that is included on Standard & Poor’s Select Servicer List. Our Manager's servicer, which is a Standard & Poor's-rated commercial special servicer that is included on Standard & Poor's Select Servicer List, serves as the special servicer for non-routine investment servicing issues. Our Manager has an Investment Committee that oversees compliance with our investment strategy and guidelines, investment portfolio holdings and financing strategy. We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market value while, at the same time, seeking to provide an opportunity to stockholders to realize attractive risk-adjusted returns through ownership of our capital stock. While we do not seek to avoid risk completely, we believe the risks can be quantified from historical experience and seek to actively manage those risks, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Credit Risk

We are subject to varying degrees of credit risk in connection with holding our target investments. We have exposure to credit risk on our CRE loans and other target investments in our principal lending business. Our Manager seeks to manage credit risk by performing our due diligence process prior to origination or acquisition and through the use of non-recourse financing, when and where available and appropriate. Credit risk is also addressed through our Manager’s ongoing review of our investment portfolio. In addition, with respect to any particular principal lending target investment, our Manager’s investment team evaluates, among other things, relative valuation, comparable analysis, supply and demand trends, shape of yield curves, delinquency and default rates, recovery of various sectors and vintage of collateral.

In addition, we are exposed to credit risk in our mortgage banking business where, under the Master Loss Sharing Agreement, ACRE Capital is responsible for absorbing certain losses incurred by Fannie Mae with respect to loans originated under the DUS program. See Note 7 to our consolidated financial statements included in this current report on Form 8-K for further discussion of the Master Loss Sharing Agreement with Fannie Mae. ACRE Capital uses several tools to manage its risk-sharing obligation, including maintenance of disciplined underwriting and approval processes and procedures, and periodic review and evaluation of underwriting criteria based on underlying multifamily housing market data and limitation of exposure to particular geographic markets and submarkets and to individual borrowers.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We are subject to interest rate risk in connection with our assets and our related financing obligations, including our borrowings under the Financing Agreements. We primarily originate or acquire floating rate mortgage assets and finance those assets with index-matched floating rate liabilities. As a result, we significantly reduce our exposure to changes in portfolio value and cash flow variability related to changes in interest rates.  However, we regularly measure our exposure to interest rate risk and assess interest rate risk and manage our interest rate exposure on an ongoing basis by comparing our interest rate sensitive assets to our interest rate sensitive liabilities. Based on that review, we determine whether or not we should enter into hedging transactions and derivative financial instruments, such as forward sale commitments and interest rate floors in order to mitigate our exposure to changes in interest rates.

While hedging activities may mitigate our exposure to adverse fluctuations in interest rates, certain hedging transactions that we may enter into in the future, such as interest rate swap agreements, may also limit our ability to participate in the benefits of lower interest rates with respect to our investments. In addition, there can be no assurance that we will be able to effectively hedge our interest rate risk.

In addition to the risks related to fluctuations in asset values and cash flows associated with movements in interest rates, there is also the risk of non-performance on floating rate assets. In the case of a significant increase in interest rates, the additional debt service payments due from our borrowers may strain the operating cash flows of the real estate assets underlying our mortgages and, potentially, contribute to non-performance or, in severe cases, default.

Interest Rate Effect on Net Interest Margin
     Our operating results depend in large part on differences between the income earned on our assets and our cost of borrowing. The cost of our borrowings generally is based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally increase while the yields earned on our leveraged fixed-rate mortgage assets remain static, which could result in a decline in our net interest spread and net interest margin.

For the year ended December 31, 2015, the following fluctuations in the average 30-day LIBOR would have resulted in the following increases in net interest margin on our loans held for investment ($ in millions):

Change in Average 30-Day LIBOR	For the year ended December 31, 2015
Up 300 basis points	$7.7
Up 200 basis points	$4.9
Up 100 basis points	$2.1
Down to 0 basis points	$1.0

The severity of any such impact depends on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase and any applicable floors and caps. Further, an increase in short-term interest rates could also have a negative impact on the market value of our target investments. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.

Interest Rate Cap and Floor Risk

We primarily originate or acquire floating rate mortgage assets. These are assets in which the mortgages may be subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the asset’s interest yield change during any given period. However, our borrowing costs pursuant to our financing agreements sometimes are not subject to similar restrictions or have different floors and caps. As a result, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest rate yields on our floating rate mortgage assets could be limited if we do not implement effective caps. In addition, floating rate mortgage assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on such assets than we would need to pay the interest cost on our related borrowings. In addition, in a period of decreasing interest rates, the interest rate yields on our floating rate mortgage assets could decrease, while the interest rate costs on certain of our borrowings could be fixed at a higher floor. These factors could lower our net interest income or cause a net loss during periods of decreasing interest rates, which would harm our financial condition, cash flows and results of operations.

Market Risk

The estimated fair values of our investments fluctuate primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of the fixed-rate securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of the fixed-rate securities would be expected to increase. As market volatility increases or liquidity decreases, the fair value of our investments may be adversely impacted.

The fair value of ACRE Capital's MSRs is subject to market risk. A 100 basis point increase or decrease in the weighted average discount rate would decrease or increase, respectively, the fair value of ACRE Capital's MSRs by approximately $2.0 million and $1.8 million as of December 31, 2015 and 2014, respectively.

Prepayment and Securitizations Repayment Risk

Our net income and earnings may be affected by prepayment rates on our existing CRE loans. When we originate our CRE loans, we anticipate that we will generate an expected yield. When borrowers prepay their CRE loans faster than we expect, we may be unable to replace these CRE loans with new CRE loans that will generate yields which are as high as the prepaid CRE loans. Additionally, principal repayment proceeds from mortgage loans in the CMBS and CLO are applied sequentially, first going to pay down the senior CMBS and CLO notes. We will not receive any proceeds from repayment of loans in the CMBS or CLO until all senior notes are repaid in full.

Real Estate Risk

Commercial mortgage assets are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; local markets with a significant exposure to the energy sector; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loan or loans, as the case may be, which could also cause us to suffer losses. We seek to manage these risks through our underwriting and asset management processes.

Inflation Risk

Virtually all of our assets and liabilities are sensitive to interest rates. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. In each case, in general, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

Item 8.    Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Ares Commercial Real Estate Corporation

We have audited the accompanying consolidated balance sheets of Ares Commercial Real Estate Corporation as of December 31, 2015 and 2014, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ares Commercial Real Estate Corporation at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California
March 1, 2016, except for the changes described under “Discontinued Operations Held for Sale” of Note 17, as to which the date is October 6, 2016

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	As of December 31,
	2015	2014
ASSETS
Cash and cash equivalents ($8 and $47 related to consolidated VIEs, respectively)	$5,066	$15,045
Restricted cash	13,083	49,679
Loans held for investment ($483,572 and $848,224 related to consolidated VIEs, respectively)	1,174,391	1,462,584
Other assets ($2,695 and $3,438 of interest receivable related to consolidated VIEs, respectively; $35,607 and $18,352 of other receivables related to consolidated VIEs, respectively)	53,191	39,959
Assets of discontinued operations held for sale	133,251	294,888
Total assets	$1,378,982	$1,862,155
LIABILITIES AND EQUITY
LIABILITIES
Secured funding agreements	$522,775	$552,799
Secured term loan	69,762	—
Convertible notes	—	67,414
Commercial mortgage-backed securitization debt (consolidated VIE)	61,815	217,495
Collateralized loan obligation securitization debt (consolidated VIE)	192,528	305,734
Due to affiliate	2,424	2,432
Dividends payable	7,152	7,147
Other liabilities ($299 and $498 of interest payable related to consolidated VIEs, respectively)	14,507	10,675
Liabilities of discontinued operations held for sale	51,531	217,573
Total liabilities	922,494	1,381,269
Commitments and contingencies (Note 8)
EQUITY
Common stock, par value $0.01 per share, 450,000,000 shares authorized at December 31, 2015 and December 31, 2014, 28,609,650 and 28,586,915 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	284	284
Additional paid-in capital	421,179	420,344
Accumulated deficit	(11,992)	(17,674)
Total stockholders' equity	409,471	402,954
Non-controlling interests in consolidated VIEs	47,017	77,932
Total equity	456,488	480,886
Total liabilities and equity	$1,378,982	$1,862,155

See accompanying notes to consolidated financial statements.

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	For the year ended December 31,
	2015	2014	2013
Net interest margin:
Interest income from loans held for investment	$86,337	$70,495	$37,600
Interest expense	(36,342)	(33,637)	(14,973)
Net interest margin	49,995	36,858	22,627
Gain on sale of loans	—	680	—
Total revenue	49,995	37,538	22,627
Expenses:
Management fees to affiliate	5,397	5,440	4,125
Professional fees	2,018	2,686	2,447
Acquisition and investment pursuit costs	—	20	4,079
General and administrative expenses	2,830	3,003	2,430
General and administrative expenses reimbursed to affiliate	3,426	3,400	3,394
Total expenses	13,671	14,549	16,475
Changes in fair value of derivatives	—	—	1,739
Income from continuing operations before gain on acquisition and income taxes	36,324	22,989	7,891
Gain on acquisition	—	—	4,438
Income from continuing operations before income taxes	36,324	22,989	12,329
Income tax expense (benefit)	(11)	240	—
Net income from continuing operations	36,335	22,749	12,329
Net income from discontinued operations held for sale, net of income taxes	6,985	1,867	1,437
Net income attributable to ACRE	43,320	24,616	13,766
Less: Net income attributable to non-controlling interests	(9,035)	(220)	—
Net income attributable to common stockholders	$34,285	$24,396	$13,766
Basic earnings per common share:
Net income from continuing operations	$0.96	$0.79	$0.65
Net income from discontinued operations held for sale	$0.25	$0.07	$0.08
Net income	$1.20	$0.86	$0.72
Diluted earnings per common share:
Net income from continuing operations	$0.95	$0.79	$0.65
Net income from discontinued operations held for sale	$0.24	$0.07	$0.08
Net income	$1.20	$0.85	$0.72
Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding	28,501,897	28,459,309	18,989,500
Diluted weighted average shares of common stock outstanding	28,597,568	28,585,022	19,038,152

   See accompanying notes to consolidated financial statements.

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(in thousands, except share and per share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity	Non-Controlling Interests	Total Equity
	Shares	Amount
Balance at December 31, 2012	9,267,162	$92	$169,200	$(3,854)	$165,438	$—	$165,438
Sale of common stock	18,601,590	186	250,501	—	250,687	—	250,687
Issuance of common stock-acquisition of ACRE Capital	588,235	6	7,506	—	7,512	—	7,512
Offering costs	—	—	(8,412)	—	(8,412)	—	(8,412)
Stock-based compensation	49,990	—	524	—	524	—	524
Net income	—	—	—	13,766	13,766	—	13,766
2015 Convertible Notes	—	—	86	—	86	—	86
Dividends declared	—	—	—	(23,385)	(23,385)	—	(23,385)
Balance at December 31, 2013	28,506,977	$284	$419,405	$(13,473)	$406,216	$—	$406,216
Stock‑based compensation	79,938	—	939	—	939	—	939
Net income	—	—	—	24,396	24,396	220	24,616
Dividends declared	—	—	—	(28,597)	(28,597)	—	(28,597)
Contributions from non‑controlling interests	—	—	—	—	—	77,712	77,712
Balance at December 31, 2014	28,586,915	$284	$420,344	$(17,674)	$402,954	$77,932	$480,886
Stock‑based compensation	22,735	—	835	—	835	—	835
Net income	—	—	—	34,285	34,285	9,035	43,320
Dividends declared	—	—	—	(28,603)	(28,603)	—	(28,603)
Contributions from non-controlling interests	—	—	—	—	—	5,685	5,685
Distributions to non-controlling interests	—	—	—	—	—	(45,635)	(45,635)
Balance at December 31, 2015	28,609,650	$284	$421,179	$(11,992)	$409,471	$47,017	$456,488

See accompanying notes to consolidated financial statements.

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the year ended December 31,
	2015	2014	2013
Operating activities:
Net income	$43,320	$24,616	$13,766
Adjustments to reconcile net income to net cash provided by (used in) operating activities (inclusive of amounts related to discontinued operations held for sale):
Amortization of deferred financing costs	9,559	9,716	3,274
Change in mortgage banking activities	(12,596)	(7,955)	(3,110)
Change in fair value of mortgage servicing rights	8,798	7,650	2,697
Accretion of deferred loan origination fees and costs	(4,979)	(3,661)	(2,366)
Provision for loss sharing	(1,093)	(1,364)	6
Cash paid to settle loss sharing obligations	(2,264)	(2,581)	(2,040)
Originations of mortgage loans held for sale	(681,928)	(497,258)	(84,150)
Sale of mortgage loans held for sale to third parties	850,816	302,886	102,363
Stock-based compensation	835	939	524
Changes in fair value of derivatives	—	—	(1,739)
Gain on acquisition	—	—	(4,438)
Depreciation expense	219	160	38
Deferred tax expense	2,093	93	61
Changes in operating assets and liabilities:
Restricted cash	38,956	(43,811)	1,648
Other assets	20,040	(10,892)	(4,414)
Due to affiliate	(77)	(61)	1,476
Other liabilities	3,820	(1,391)	1,848
Net cash provided by (used in) operating activities	275,519	(222,914)	25,444
Investing activities:
Issuance of and fundings on loans held for investment	(228,500)	(711,136)	(675,607)
Principal repayment of loans held for investment	411,740	193,867	66,920
Issuance of a mortgage loan held for sale	—	—	(84,769)
Proceeds from sale of a mortgage loan held for sale	74,625	80,197	—
Receipt of origination fees	1,078	7,082	6,058
Acquisition of ACRE Capital, net of cash acquired	—	—	(58,258)
Purchases of other assets	(604)	(823)	(41)
Payments for acquisition of intangible assets	—	(1,008)	—
Payments for acquisition of mortgage servicing rights	—	(1,259)	—
Net cash provided by (used in) investing activities	258,339	(433,080)	(745,697)
Financing activities:
Proceeds from secured funding agreements	345,434	1,143,342	703,154
Repayments of secured funding agreements	(375,458)	(854,962)	(582,991)
Payment of secured funding costs	(8,013)	(10,841)	(7,033)
Proceeds from issuance of debt of consolidated VIEs	—	308,703	395,027
Repayments of debt of consolidated VIEs	(272,471)	(175,984)	—
Proceeds from issuance of common stock	—	—	250,687
Payment of offering costs	—	(113)	(8,834)
Proceeds from warehouse lines of credit	804,935	544,011	97,676
Repayments of warehouse lines of credit	(973,294)	(350,846)	(112,148)
Proceeds from secured term loan	75,000	—	—
Repayment of convertible debt	(69,000)	—	—
Dividends paid	(28,597)	(28,577)	(18,575)
Contributions from non-controlling interests	5,685	77,712	—
Distributions to non-controlling interests	(45,635)	—	—
Net cash provided by (used in) financing activities	(541,414)	652,445	716,963
Change in cash and cash equivalents	(7,556)	(3,549)	(3,290)
Cash and cash equivalents of continuing operations, beginning of period	15,045	14,444	23,390
Cash and cash equivalents of discontinued operations held for sale, beginning of period	1,506	5,656	—
Cash and cash equivalents, end of period	$8,995	$16,551	$20,100
Cash and cash equivalents of continuing operations, end of period	$5,066	$15,045	$14,444
Cash and cash equivalents of discontinued operations held for sale, end of period	$3,929	$1,506	$5,656
Supplemental Information:
Interest paid during the period	$28,731	$23,870	$11,317
Income taxes paid during the period	$83	$430	$—
Supplemental disclosure of noncash investing and financing activities:
Dividends declared, but not yet paid	$7,152	$7,147	$7,127
Deferred financing and offering costs	$—	$—	$174
Notes receivable related to consolidated VIEs	$35,607	$16,116	$—
Issuance of common stock for acquisition of ACRE Capital	$—	$—	$7,512
Fair value of assets acquired from ACRE Capital, net of cash acquired	$—	$—	$112,609
Fair value of liabilities assumed from ACRE Capital	$—	$—	$48,401

See accompanying notes to consolidated financial statements.

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2015
(in thousands, except share and per share data, percentages and as otherwise indicated)

1.     ORGANIZATION

Ares Commercial Real Estate Corporation (together with its consolidated subsidiaries, the “Company” or “ACRE”) is a specialty finance company that operates both as a principal lender and as a mortgage banker (with respect to loans collateralized by multifamily and senior-living properties). Through Ares Commercial Real Estate Management LLC (“ACREM” or the Company’s “Manager”), a Securities and Exchange Commission (“SEC”) registered investment adviser and a subsidiary of Ares Management L.P. (NYSE: ARES) (“Ares Management”), a publicly traded, leading global alternative asset manager, it has investment professionals strategically located across the United States and Europe who directly source new loan opportunities for the Company with owners, operators and sponsors of commercial real estate (“CRE”) properties. The Company was formed and commenced operations in late 2011. The Company is a Maryland corporation and completed its initial public offering (the “IPO”) in May 2012. The Company is externally managed by its Manager, pursuant to the terms of a management agreement (the "Management Agreement").

In the Company’s principal lending business, it is primarily focused on directly originating, managing and servicing a diversified portfolio of CRE debt-related investments for the Company’s own account. The Company’s target investments in its principal lending business include senior mortgage loans, subordinated debt, preferred equity, mezzanine loans and other CRE investments. These investments, which are referred to as the Company’s “principal lending target investments,” are generally held for investment and are secured, directly or indirectly, by office, multifamily, retail, industrial, lodging, senior-living and other commercial real estate properties, or by ownership interests therein.

The Company is also engaged in the mortgage banking business through its wholly owned subsidiary, ACRE Capital LLC (“ACRE Capital”). ACRE Capital primarily originates, sells and services multifamily and senior-living related loans under programs offered by government-sponsored enterprises ("GSEs"), such as the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation ("Freddie Mac") and by government agencies, such as the Government National Mortgage Association (“Ginnie Mae”) and the Federal Housing Administration, a division of the U.S. Department of Housing and Urban Development (together with Ginnie Mae, “HUD”). ACRE Capital is approved as a Fannie Mae Delegated Underwriting and Servicing (“DUS”) lender, a Freddie Mac Program Plus® Seller/Servicer, a Multifamily Accelerated Processing and Section 232 LEAN lender for HUD, and a Ginnie Mae issuer. While ACRE Capital earns little interest income from these activities as it generally only holds loans for short periods, ACRE Capital receives origination fees when it closes loans and sale premiums when it sells loans. ACRE Capital also retains the rights to service the loans, which are known as mortgage servicing rights (“MSRs”) and receives fees for such servicing during the life of the loans, which generally last 10 years or more.

On June 28, 2016, the Company entered into a Purchase and Sale Agreement (as amended, the “Agreement”) with Barings Real Estate Advisers LLC (formerly known as Cornerstone Real Estate Advisers LLC), a Delaware limited liability company (the “Buyer”), to sell ACRE Capital Holdings LLC (“TRS Holdings”), the holding company that owns the Company's mortgage banking subsidiary, ACRE Capital. Upon the terms and subject to the conditions set forth in the Agreement, the Buyer purchased from the Company all of the outstanding common units of TRS Holdings (the “Acquisition”). The Acquisition closed on September 30, 2016.

Under the terms of the Agreement, the Buyer paid approximately $93 million in cash, subject to certain adjustments, as consideration for the Acquisition. The purchase price is subject to certain post-closing final working capital adjustments.

The Company has elected and qualified to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, commencing with its taxable year ended December 31, 2012. The Company generally will not be subject to U.S. federal income taxes on its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, to the extent that it annually distributes all of its REIT taxable income to stockholders and complies with various other requirements as a REIT.

2.     SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in conformity with United States generally accepted accounting principles (“GAAP”) and include the accounts of the Company, the consolidated variable interest entities (“VIEs”) that the Company controls and of which the Company is the primary beneficiary, and the Company's wholly owned subsidiaries. The consolidated financial statements reflect all adjustments and reclassifications that, in the opinion of management, are necessary for the fair presentation of the Company’s results of operations and financial condition as of and for the periods presented. All intercompany balances and transactions have been eliminated.

Discontinued Operations

The operating results and the assets and liabilities of ACRE Capital, which formerly comprised the Mortgage Banking segment, are presented separately in the Company’s consolidated financial statements as discontinued operations held for sale. Net assets and net liabilities related to discontinued operations are included in the line items “Assets of discontinued operations held for sale” and “Liabilities of discontinued operations held for sale” in the consolidated balance sheets for all periods presented. The value of assets and liabilities related to discontinued operations are presented at the lower of carrying value and fair value less cost to sell. The fair value less cost to sell of ACRE Capital's assets and liabilities is greater than the carrying value; therefore, the Company did not recognize any impairment losses when the Company reclassified the assets and liabilities to discontinued operations held for sale. The results of discontinued operations are included in the line item “Net income from discontinued operations held for sale, net of income taxes” in the consolidated statements of operations for all periods presented. See Notes 1 and 17 included in these consolidated financial statements for further discussion of the sale of the Mortgage Banking segment.

Variable Interest Entities

The Company evaluates all of its interests in VIEs for consolidation. When the Company’s interests are determined to be variable interests, the Company assesses whether it is deemed to be the primary beneficiary of the VIE. The primary beneficiary of a VIE is required to consolidate the VIE. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation, defines the primary beneficiary as the party that has both (i) the power to direct the activities of the VIE that most significantly impact its economic performance, and (ii) the obligation to absorb losses and the right to receive benefits from the VIE which could be potentially significant. The Company considers its variable interests, as well as any variable interests of its related parties in making this determination. Where both of these factors are present, the Company is deemed to be the primary beneficiary and it consolidates the VIE. Where either one of these factors is not present, the Company is not the primary beneficiary and it does not consolidate the VIE.

To assess whether the Company has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, the Company considers all facts and circumstances, including its role in establishing the VIE and its ongoing rights and responsibilities. This assessment includes first, identifying the activities that most significantly impact the VIE’s economic performance; and second, identifying which party, if any, has power over those activities. In general, the parties that make the most significant decisions affecting the VIE or have the right to unilaterally remove those decision makers are deemed to have the power to direct the activities of a VIE.

To assess whether the Company has the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, the Company considers all of its economic interests, including debt and equity investments, servicing fees, and other arrangements deemed to be variable interests in the VIE. This assessment requires that the Company applies judgment in determining whether these interests, in the aggregate, are considered potentially significant to the VIE. Factors considered in assessing significance include: the design of the VIE, including its capitalization structure; subordination of interests; payment priority; relative share of interests held across various classes within the VIE’s capital structure; and the reasons why the interests are held by the Company.

For VIEs of which the Company is determined to be the primary beneficiary, all of the underlying assets, liabilities, equity, revenue and expenses of the structures are consolidated into the Company’s consolidated financial statements.

The Company performs an ongoing reassessment of: (1) whether any entities previously evaluated under the majority voting interest framework have become VIEs, based on certain events, and therefore are subject to the VIE consolidation framework, and (2) whether changes in the facts and circumstances regarding its involvement with a VIE cause the Company’s consolidation conclusion regarding the VIE to change. See Note 16 included in these consolidated financial statements for further discussion of the Company’s VIEs.

Segment Reporting

The Company previously had two reportable business segments: Principal Lending and Mortgage Banking. As a result of the sale of TRS Holdings, the operations of the Mortgage Banking segment have been reclassified as discontinued operations held for sale in all periods presented. After giving effect to the divestiture of TRS Holdings, the Company will no longer provide segment reporting. See Notes 1 and 17 included in these consolidated financial statements for further discussion of the sale of the Mortgage Banking segment.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. Amortization of convertible notes issuance costs and accretion of convertible notes have been reclassified into amortization of deferred financing costs in the consolidated statements of cash flows. As of December 31, 2015, the Company no longer presents amortization of convertible notes issuance costs and accretion of convertible notes in its consolidated statements of cash flows.

The Company presents, in discontinued operations, the results of operations that have either been disposed of or are classified as held for sale and for which the disposition represents a strategic shift that has or will have a significant effect on the Company's operations and financial results. As a result of this presentation, retroactive reclassifications that change prior period numbers have been made. See Notes 1 and 17 included in these consolidated financial statements for further discussion of the sale of the Mortgage Banking segment.

Cash and Cash Equivalents

Cash and cash equivalents include funds on deposit with financial institutions, including demand deposits with financial institutions. Cash and short-term investments with an original maturity of three months or less when acquired are considered cash and cash equivalents for the purpose of the consolidated balance sheets and statements of cash flows.

Restricted Cash

Restricted cash includes escrow deposits for taxes, insurance, leasing outlays, capital expenditures, tenant security deposits and payments required under certain loan agreements. These escrow deposits are held on behalf of the respective borrowers and are offset by escrow liabilities included in other liabilities in the consolidated balance sheets. In connection with its mortgage banking business, the Company held restricted cash, which consisted of reserves that are a requirement of the Fannie Mae DUS program and borrower deposits, which represent funds that were collected for the processing of the borrowers loan applications and loan commitments.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and restricted cash, loans held for investment, MSRs, loans held for sale, interest receivable and derivative financial instruments. The Company places its cash and cash equivalents with financial institutions and, at times, cash held may exceed the FDIC-insured limit. The Company has exposure to credit risk on its loans held for investment and through its subsidiary ACRE Capital, the Company has exposure on credit risk on loans held for sale and the servicing portfolio whereby ACRE Capital shares in the risk of loss (see Note 7 included in these consolidated financial statements). The Company and the Company’s Manager seek to manage credit risk by performing due diligence prior to origination or acquisition and through the use of non-recourse financing, when and where available and appropriate.

Loans Held for Investment

The Company originates CRE debt and related instruments generally to be held for investment. Loans that are held for investment are carried at cost, net of unamortized loan fees and origination costs, unless the loans are deemed impaired. Impairment occurs when it is deemed probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan. If a loan is considered to be impaired, the Company will record an allowance to reduce the carrying value of the loan to the present value of expected future cash flows discounted at the loan’s contractual effective rate.

Each loan classified as held for investment is evaluated for impairment on a quarterly basis. Loans are collateralized by real estate. The extent of any credit deterioration associated with the performance and/or value of the underlying collateral property and the financial and operating capability of the borrower could impact the expected amounts received. The Company monitors performance of its investment portfolio under the following methodology: (1) borrower review, which analyzes the borrower’s ability to execute on its original business plan, reviews its financial condition, assesses pending litigation and considers its general level of responsiveness and cooperation; (2) economic review, which considers underlying collateral, (i.e. leasing performance, unit sales and cash flow of the collateral and its ability to cover debt service, as well as the residual loan balance at maturity); (3) property review, which considers current environmental risks, changes in insurance costs or coverage, current site visibility, capital expenditures and market perception; and (4) market review, which analyzes the collateral from a supply and demand perspective of similar property types, as well as from a capital markets perspective. Such impairment analyses are completed and reviewed by asset management and finance personnel who utilize various data sources, including periodic financial data such as property occupancy, tenant profile, rental rates, operating expenses, and the borrower’s exit plan, among other factors.
In addition, the Company evaluates the entire portfolio to determine whether the portfolio has any impairment that requires a valuation allowance on the remainder of the loan portfolio. As of December 31, 2015, 2014 and 2013, the Company did not recognize any impairment charges with respect to its loans held for investment.

Loans are generally placed on non-accrual status when principal or interest payments are past due 30 days or more or when there is reasonable doubt that principal or interest will be collected in full. Accrued and unpaid interest is generally reversed against interest income in the period the loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding the borrower's ability to make pending principal and interest payments. Non-accrual loans are restored to accrual status when past due principal and interest are paid and, in management’s judgment, are likely to remain current. The Company may make exceptions to placing a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection.

Preferred equity investments, which are subordinate to any loans but senior to common equity, are accounted for as loans held for investment and are carried at cost, net of unamortized loan fees and origination costs, unless the loans are deemed impaired, and are included within loans held for investment in the Company’s consolidated balance sheets.  The Company accretes or amortizes any discounts or premiums over the life of the related loan held for investment utilizing the effective interest method.

Loans Held for Sale

Through its subsidiaries, including ACRE Capital, ACRC Lender W TRS LLC ("ACRC W TRS") and ACRC Lender U TRS LLC ("ACRC U TRS"), the Company originates mortgage loans held for sale, which are recorded at fair value and accounted for under FASB ASC Topic 860, Transfers and Servicing. The holding period for loans originated by ACRE Capital is approximately 30 days. The carrying value of the mortgage loans sold is reduced by the value allocated to the associated retained MSRs based on relative fair value at the time of the sale. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the adjusted value of the related mortgage loans sold. See Notes 1 and 17 included in these consolidated financial statements for further discussion of the sale of the Mortgage Banking segment.

Although the Company generally holds its target investments as long-term investments within its principal lending business, the Company may occasionally classify some of its investments as held for sale. Investments held for sale will be carried at fair value within loans held for sale in the Company’s consolidated balance sheets, with changes in fair value recorded through earnings. The fees received are deferred and recognized as part of the gain or loss on sale. As of December 31, 2015 and 2014, the Company did not have any loans held for sale in its principal lending business.

Mortgage Servicing Rights

When a mortgage loan is sold, ACRE Capital retains the right to service the loan and recognizes the MSR at fair value. The initial fair value represents expected net cash flows from servicing, as well as interest earnings on escrows and interim cash balances, borrower prepayment penalties, delinquency rates, late charges along with ancillary fees that are discounted at a rate that reflects the credit and liquidity risk of the MSR over the estimated life of the underlying loan. After initial recognition, changes in the MSR fair value are included within net income from discontinued operations held for sale, net of income taxes, in the Company’s consolidated statements of operations for the period in which the change occurs. See Notes 1 and 17 included in these consolidated financial statements for further discussion of the sale of the Mortgage Banking segment.

Intangible Assets

Intangible assets consist of ACRE Capital’s licenses permitting it to participate in programs offered by Fannie Mae, Freddie Mac and HUD (including Ginnie Mae). These licenses are intangible assets with indefinite lives. The Company evaluates identified intangibles for impairment annually or if other events or circumstances indicate that the carrying value may be impaired. See Notes 1 and 17 included in these consolidated financial statements for further discussion of the sale of the Mortgage Banking segment.

Debt Issuance Costs

Debt issuance costs under the Company’s indebtedness are capitalized and amortized over the terms of the respective debt instrument. Debt issuance costs related to debt securitizations are capitalized and amortized over the term of the underlying loans using the effective interest method. When an underlying loan is prepaid in a debt securitization, the related unamortized debt issuance costs are charged to expense based on a pro-rata share of the debt issuance costs being allocated to the specific loans that were prepaid. Amortization of debt issuance costs is included within interest expense in the Company’s consolidated statements of operations while the unamortized balance on (i) Secured Funding Agreements and Warehouse Lines of Credit (each individually defined in Note 6 included in these consolidated financial statements) are included within other assets and (ii) the Secured Term Loan and the 2015 Convertible Notes (each individually defined in Note 6 included in these consolidated financial statements) are included as a reduction to the carrying amount of the liability, in the Company’s consolidated balance sheets.

The original issue discount ("OID") on amounts drawn under the Company's Secured Term Loan (defined in Note 6 included in these consolidated financial statements) represents a discount to the face amount of the drawn debt obligations. The OID is amortized over the term of the Secured Term Loan using the effective interest method and is included within interest expense in the Company’s consolidated statements of operations while the unamortized balance is a reduction to the carrying amount of the Secured Term Loan in the Company’s consolidated balance sheets.

Derivative Financial Instruments

The Company does not hold or issue derivative instruments for trading purposes. The Company recognizes derivatives in its consolidated balance sheets, measures them at their estimated fair value and recognizes changes in their estimated fair value in the Company’s consolidated statements of operations for the period in which the change occurs.

Through its subsidiary, ACRE Capital, the Company enters into loan commitments with borrowers on loan originations whereby the interest rate on the prospective loan is determined prior to funding. In general, ACRE Capital simultaneously enters into forward sale commitments with investors in order to hedge interest rate exposure on loan commitments. The forward sale commitment with the investor locks in an interest rate and price for the sale of the loan. The terms of the loan commitment with the borrower and the forward sale commitment with the investor are matched with the objective of hedging interest rate risk. Loan commitments and forward sale commitments are considered undesignated derivative instruments. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value, with changes in fair value recorded in earnings.

On December 19, 2012, the Company issued unsecured 7.00% Convertible Senior Notes that matured in December 2015 (the “2015 Convertible Notes”). The conversion features of the 2015 Convertible Notes were deemed to be an embedded derivative under FASB ASC Topic 815, Derivatives and Hedging (“ASC 815”). In accordance with ASC 815, the Company was required to bifurcate the embedded derivative related to the conversion features of the 2015 Convertible Notes. Prior to June 26, 2013, the Company recognized the embedded derivative as a liability on its balance sheet, measured at its estimated fair value and recognized changes in its estimated fair value within changes in fair value of derivatives in the Company’s consolidated statements of operations for the period in which the change occurs. See Note 9 included in these consolidated financial statements for information on the derivative liability reclassification. In December 2015, the Company repaid the entire aggregate principal amount outstanding of its 2015 Convertible Notes. See Note 6 included in these consolidated financial statements for information on the 2015 Convertible Notes redemption.

Fair Value Measurements

GAAP establishes market-based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs. The financial instruments recorded at fair value on a recurring basis in the Company’s consolidated financial statements are derivative financial instruments, MSRs and loans held for sale. The Company has not elected the fair value option for certain other financial instruments, including loans held for investment, secured funding agreements and other debt instruments. Such financial instruments are carried at cost. Fair value is separately disclosed (see Note 13 included in these consolidated financial statements).

Allowance for Loss Sharing

When a loan is sold under the Fannie Mae DUS program, ACRE Capital undertakes an obligation to partially guarantee the performance of the loan. The date ACRE Capital commits to make a loan to a borrower, a liability for the fair value of the obligation undertaken in issuing the guarantee is recognized. Subsequent to the initial commitment date, the Company monitors the performance of each loan for events or circumstances which may signal an additional liability to be recognized if there is a probable and estimable loss. The initial fair value of the guarantee is estimated by examining historical loss share experienced in the ACRE Capital Fannie Mae DUS portfolio over the most recent ten-year period. The initial fair value of the guarantee is included within net income from discontinued operations held for sale, net of income taxes, in the Company’s consolidated statements of operations. These historical loss shares serve as a basis to derive a loss share rate which is then applied to the current ACRE Capital DUS portfolio (net of specifically identified impaired loans that are subject to a separate loss share reserve analysis). See Notes 1 and 17 included in these consolidated financial statements for further discussion of the sale of the Mortgage Banking segment.

Servicing Fee Payable

ACRE Capital provides additional payments to certain personnel by providing them with a percentage of the servicing fee revenue that is earned by ACRE Capital, which is initially recorded as a liability when ACRE Capital commits to make a loan to a borrower (the "servicing fee payable"). The initial fair value of the liability represents the expected net cash payments over the life of the related mortgage loan that are discounted at a rate that reflects the credit and liquidity risk of the related MSR. ACRE Capital incurs an expense over the life of each loan as long as the related loan is performing. If a particular loan is not performing, the recipient will not receive the additional compensation on that loan, and if a loss sharing event is triggered, the recipient will not receive a portion of the additional compensation on other loans. The servicing fee payable is included within liabilities of discontinued operations held for sale in the consolidated balance sheets. The initial fair value of the related expense and the changes in the fair value of the servicing fee payable over the life of the related mortgage loan are included within net income from discontinued operations held for sale, net of income taxes, in the Company’s consolidated statements of operations for the period in which the change occurs. These historical loss shares serve as a basis to derive a loss share rate which is then applied to the current ACRE Capital DUS portfolio (net of specifically identified impaired loans that are subject to a separate loss share reserve analysis). See Notes 1 and 17 included in these consolidated financial statements for further discussion of the sale of the Mortgage Banking segment.

Revenue Recognition

Interest income from loans held for investment is accrued based on the outstanding principal amount and the contractual terms of each loan. For loans held for investment, origination fees, contractual exit fees and direct loan origination costs are also recognized in interest income from loans held for investment over the initial loan term as a yield adjustment using the effective interest method.

A reconciliation of the Company's interest income from loans held for investment, excluding non-controlling interests, to the Company's interest income from loans held for investment as included within its consolidated statements of operations for the years ended December 31, 2015 and 2014 is as follows ($ in thousands):

	For the year ended December 31,
	2015	2014
Interest income from loans held for investment, excluding non-controlling interests	$77,278	$70,188
Interest income from non-controlling interest investment held by third parties	9,059	307
Interest income from loans held for investment	$86,337	$70,495

Servicing fees are earned for servicing mortgage loans, including all activities related to servicing the loans, and are recognized as services are provided over the life of the related mortgage loan. Also included in servicing fees are the net fees earned on borrower prepayment penalties and interest earned on borrowers’ escrow payments and interim cash balances, along with other ancillary fees and reduced by write-offs of MSRs for loans that are prepaid, changes in the fair value of the servicing fee payable (defined above) and interest expense related to escrow accounts. Servicing fees, net are included within net income from discontinued operations held for sale, net of income taxes, in the Company’s consolidated statements of operations.

Gains from mortgage banking activities includes the initial fair value of MSRs, loan origination fees, gain on the sale of loans originated, interest income and fees earned on loans held for sale, changes to the fair value of derivative financial instruments attributable to the loan commitments and forward sale commitments and reduced by the expense related to the initial fair value of the servicing fee payable and the interest expense related to the Warehouse Lines of Credit (as defined in Note 6 included in these consolidated financial statements). The initial fair value of MSRs, loan origination fees, gain on the sale of loans originated, certain direct loan origination costs for loans held for sale and the expenses related to the initial fair value of the servicing fee payable are recognized when ACRE Capital commits to make a loan to a borrower. When the Company settles a sale agreement and transfers the mortgage loan to the buyer, the Company recognizes a MSR asset equal to the present value of the expected net cash flows associated with the servicing of loans sold. Gains from mortgage banking activities are included within net income from discontinued operations held for sale, net of income taxes, in the Company’s consolidated statements of operations.

See Notes 1 and 17 included in these consolidated financial statements for further discussion of the sale of the Mortgage Banking segment.

Net Interest Margin and Interest Expense
Net interest margin within the consolidated statements of operations is a measure that is specific to the Company’s principal lending business and serves to measure the performance of the Company's loans held for investment as compared to its use of debt leverage. The Company includes interest income from its loans held for investment and interest expense related to its Secured Funding Agreements, securitizations debt, the Secured Term Loan and the 2015 Convertible Notes (individually defined in Note 6 included in these consolidated financial statements) in net interest margin. For the years ended December 31, 2015, 2014 and 2013, interest expense is comprised of the following ($ in thousands):

	For the year ended December 31,
	2015	2014	2013
Secured funding agreements and securitizations debt	$29,740	$27,299	$8,774
Secured term loan	388	—	—
Convertible notes	6,214	6,338	6,199
Interest expense	$36,342	$33,637	$14,973

Stock-Based Compensation

The Company recognizes the cost of stock-based compensation, which is included within net income from discontinued operations held for sale, net of income taxes, for ACRE Capital and general and administrative expenses for ACRE in the consolidated statements of operations. The fair value of the time vested restricted stock or restricted stock units granted is recorded to expense on a straight-line basis over the vesting period for the award, with an offsetting increase in stockholders’ equity. For grants to directors, officers and employees, the fair value is determined based upon the market price of the stock on the grant date. See Notes 1 and 17 included in these consolidated financial statements for further discussion of the sale of the Mortgage Banking segment.

Certain ACRE Capital employees were granted restricted stock that vest in proportion to various financial performance targets being met over a specified period of time. The fair value of the performance based restricted stock granted is recorded to expense on an accelerated basis, using the accelerated attribution method, over the performance period for the award, with an offsetting increase in stockholders’ equity. For performance based measures, compensation expense, net of estimated forfeitures, is recorded based on the Company’s estimate of the probable achievement of such measures.

Underwriting Commissions and Offering Costs

Underwriting commissions and offering costs incurred in connection with common stock offerings are reflected as a reduction of additional paid-in capital. Costs incurred that are not directly associated with the completion of a common stock offering are expensed when incurred. Underwriting commissions that are the responsibility of and paid by a related party, such as the Company’s Manager, are reflected as a contribution of additional paid-in capital from a sponsor in the consolidated financial statements.

Income Taxes

The Company has elected and qualified for taxation as a REIT commencing with its taxable year ended December 31, 2012. As a result of the Company’s REIT qualification and its distribution policy, the Company does not generally pay U.S. federal corporate level income taxes. Many of the REIT requirements, however, are highly technical and complex. To continue to qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that the Company distribute annually at least 90% of the Company’s REIT taxable income to the Company’s stockholders. If the Company fails to continue to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal and state income taxes at regular corporate rates (including any applicable alternative minimum tax) beginning with the year in which it fails to qualify and may be precluded from being able to elect to be treated as a REIT for the Company’s four subsequent taxable years. Even though the Company currently qualifies for taxation as a REIT, the Company may be subject to certain U.S. federal, state, local and foreign taxes on the Company’s income and property and to U.S. federal income and excise taxes on the Company’s undistributed REIT taxable income.

 In connection with the acquisition of ACRE Capital, the Company created a wholly owned subsidiary, TRS Holdings, to hold the common units of ACRE Capital. The Company formed a wholly owned subsidiary in December 2013, ACRC W TRS and in March 2014, ACRC U TRS in order to issue and hold certain loans intended for sale. Prior to the acquisition, the Company owned 100% of the equity of TRS Holdings, ACRC W TRS and ACRC U TRS. Entity classification elections to be taxed as a corporation and taxable REIT subsidiary (“TRS”) elections were made with respect to TRS Holdings, ACRC W TRS and ACRC U TRS. A TRS is an entity taxed as a corporation other than a REIT in which a REIT directly or indirectly holds equity, and that has made a joint election with such REIT to be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS generally may engage in any business, including investing in assets and engaging in activities that could not be held or conducted directly by the Company without jeopardizing its qualification as a REIT. A TRS is subject to applicable U.S. federal, state, local and foreign income tax on its taxable income. In addition, as a REIT, the Company also may be subject to a 100% excise tax on certain transactions between it and its TRS that are not conducted on an arm’s-length basis.

For financial reporting purposes, a provision for current and deferred taxes has been established for the portion of the Company’s GAAP consolidated earnings recognized by TRS Holdings, ACRC W TRS and ACRC U TRS.

FASB ASC Topic 740, Income Taxes (“ASC 740”), prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has analyzed its various federal and state filing positions and believes that its income tax filing positions and deductions are well documented and supported. As of December 31, 2015 and 2014, based on the Company’s evaluation, there is no reserve for any uncertain income tax positions. TRS Holdings, ACRC W TRS and ACRC U TRS recognize interest and penalties, if any, related to unrecognized tax benefits within income tax expense in the consolidated statements of operations. Accrued interest and penalties, if any, are included within other liabilities in the consolidated balance sheets.

Comprehensive Income

For the years ended December 31, 2015, 2014 and 2013, comprehensive income equaled net income; therefore, a separate consolidated statement of comprehensive income is not included in the accompanying consolidated financial statements.

Earnings per Share

The Company calculates basic earnings (loss) per share by dividing net income (loss) allocable to common stockholders for the period by the weighted-average shares of common stock outstanding for that period after consideration of the earnings (loss) allocated to the Company’s restricted stock, which are participating securities as defined in GAAP. Diluted earnings (loss) per share takes into effect any dilutive instruments, such as restricted stock and convertible debt, except when doing so would be anti-dilutive. With respect to the 2015 Convertible Notes, the Company applied the treasury stock method when determining the dilutive impact on earnings per share.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting, under which the purchase price of the acquisition is allocated to the assets acquired and liabilities assumed using the fair values determined by management as of the acquisition date. The Company recognizes identifiable assets acquired and liabilities (both specific and contingent) assumed at their fair values at the acquisition date. Furthermore, acquisition-related costs, such as due diligence, legal and accounting fees, are not capitalized or applied in determining the fair value of the acquired assets. The excess of the assets acquired and liabilities assumed over the purchase price is recognized as a gain on acquisition. During the measurement period, the Company records adjustments to the assets acquired and liabilities assumed with corresponding adjustments to the gain on acquisition. After the measurement period, which could be up to one year after the transaction date, subsequent adjustments are recorded through earnings.

Asset Acquisitions

The Company accounts for acquired assets and assumed liabilities that do not meet the definition of a business as an asset acquisition, under which the cost of the acquisition is allocated to the assets acquired and liabilities assumed on a relative fair value basis. Acquisition-related costs, such as due diligence, legal and accounting fees, are capitalized as a component of the cost of the assets acquired.

Costs Associated with Restructuring Activities

The Company began restructuring and relocating certain ACRE Capital support services during the three months ended March 31, 2014. The Company incurred costs related to these restructuring activities, including employee termination costs and office relocation costs.  The employee termination costs are associated with the severance of certain employees, retention bonuses and guaranteed bonuses to certain key employees, insurance and outplacement, which were accounted for on a straight-line basis over the period from notification through each employee’s termination date.  If employees were required to render services (beyond a minimum retention period) in order to receive the termination benefits, a liability for employee termination costs was measured initially at the communication date based on its fair value, as of the termination date, and recognized ratably over the future service period. Office relocation costs included costs that were incurred in the physical move of offices and incremental rent costs, which were expensed when space was vacated. The costs incurred were included within general and administrative expenses in the Company’s consolidated statements of operations. The ACRE Capital restructuring was completed as of December 31, 2014. See Note 20 included in these consolidated financial statements. Costs associated with restructuring activities are included within net income from discontinued operations held for sale, net of income taxes, in the Company’s consolidated statements of operations.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance in this ASU supersedes the revenue recognition requirements in Revenue Recognition (Topic 605). Under the new guidance, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in ASU No. 2014-09 are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation: Amendments to the Consolidation Analysis (Topic 810). The guidance in this ASU includes amendments to Consolidation (Topic 810). The new guidance modifies the consolidation analysis for limited and general partnerships and similar type entities, as well as variable interests in a VIE, particularly those that have fee arrangements and related party relationships. Additionally, it provides a scope exception to the consolidation guidance for certain entities. The amendments in ASU No. 2015-02 are effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The new guidance modifies the requirements for reporting debt issuance costs. Under the amendments in ASU No. 2015-03, debt issuance costs related to a recognized debt liability will no longer be recorded as a separate asset, but will be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by ASU No.

2015-03. In addition, in August 2015, the FASB issued ASU No. 2015-15, Interest-Imputation of Interest (Subtopic 835-30). The additional guidance reiterates that the SEC would not object to an entity deferring and presenting debt issuance costs related to a line of credit arrangement as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line of credit arrangement, regardless of whether there are any outstanding borrowings. ASU No. 2015-03 and ASU No. 2015-15 are required to be applied retrospectively for periods beginning after December 15, 2015, and interim periods within those fiscal years, with early adoption permitted. The Company early adopted this guidance retrospectively during the fourth quarter of 2015. As a result of adopting this guidance, the following balance sheet line items decreased as of December 31, 2014 as presented in the following table ($ in thousands):

	As of December 31, 2014
	Other Assets	Total Assets	Convertible Notes	Commercial Mortgage-Backed Securitization Debt	Collateralized Loan Obligation Securitization Debt	Total Liabilities	Total Liabilities and Equity
Previously reported	$45,457	$1,867,653	$68,395	$219,043	$308,703	$1,386,767	$1,867,653
Deferred debt issuance costs	(5,498)	(5,498)	(981)	(1,548)	(2,969)	(5,498)	(5,498)
Current presentation	$39,959	$1,862,155	$67,414	$217,495	$305,734	$1,381,269	$1,862,155

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Leases (Topic 840). Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for those leases previously classified as operating leases. The amendments in ASU No. 2016-02 are effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements.

3.     LOANS HELD FOR INVESTMENT

As of December 31, 2015, the Company had originated or co-originated 38 loans held for investment, excluding 24 loans that were repaid or sold since inception. The aggregate originated commitment under these loans at closing was approximately $1.3 billion and outstanding principal was $1.1 billion, excluding non-controlling interests held by third parties, as of December 31, 2015. During the year ended December 31, 2015, the Company funded approximately $229.9 million of outstanding principal, received repayments of $410.6 million of outstanding principal, excluding non-controlling interests held by third parties, and sold a $74.6 million loan to a third party as described in more detail in the tables below. Such investments are referred to herein as the Company’s "investment portfolio". As of December 31, 2015, 66.2% of the Company’s loans have LIBOR floors, with a weighted average floor of 0.24%, calculated based on loans with London Interbank Offered Rates (" LIBOR"). References to LIBOR or “L” are to 30-day LIBOR (unless otherwise specifically stated).

The Company’s investments in loans held for investment are accounted for at amortized cost. The following tables summarize the Company’s loans held for investment as of December 31, 2015 and 2014 ($ in thousands):

	As of December 31, 2015
	Carrying Amount (1)	Outstanding Principal (1)	Weighted Average Interest Rate	Weighted Average Unleveraged Effective Yield (2)	Weighted Average Remaining Life (Years)
Senior mortgage loans	$961,395	$965,578	4.4%	5.1%	1.4
Subordinated debt and preferred equity investments	166,417	168,264	10.6%	11.2%	5.1
Total loans held for investment portfolio (excluding non-controlling interests held by third parties)	$1,127,812	$1,133,842	5.3%	6.0%	1.9

	As of December 31, 2014
	Carrying Amount (1)	Outstanding Principal (1)	Weighted Average Interest Rate	Weighted Average Unleveraged Effective Yield (2)	Weighted Average Remaining Life (Years)
Senior mortgage loans	$1,156,476	$1,164,055	4.5%	5.0%	2.1
Subordinated debt and preferred equity investments	228,499	231,226	10.3%	10.7%	6.1
Total loans held for investment portfolio (excluding non-controlling interests held by third parties)	$1,384,975	$1,395,281	5.5%	6.0%	2.8
_______________________________________________________________________________

(1)
The difference between the Carrying Amount and the Outstanding Principal face amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs. The tables above exclude non-controlling interests held by third parties. A reconciliation of the Carrying Amount of loans held for investment portfolio, excluding non-controlling interests, to the Carrying Amount of loans held for investment, as included within the Company's consolidated balance sheets is presented below.

(2)
Unleveraged Effective Yield is the compounded effective rate of return that would be earned over the life of the investment based on the contractual interest rate (adjusted for any deferred loan fees, costs, premium or discount) and assumes no dispositions, early prepayments or defaults. The Total Weighted Average Unleveraged Effective Yield is calculated based on the average of Unleveraged Effective Yield of all loans held by the Company as of December 31, 2015 and 2014 as weighted by the Outstanding Principal balance of each loan.

A reconciliation of the Company's loans held for investment portfolio, excluding non-controlling interests held by third parties, to the Company's loans held for investment as included within its consolidated balance sheets is as follows ($ in thousands):

	As of December 31, 2015
	Carrying Amount	Outstanding Principal
Total loans held for investment portfolio (excluding non-controlling interests held by third parties)	$1,127,812	$1,133,842
Non-controlling interest investment held by third parties	46,579	46,579
Loans held for investment	$1,174,391	$1,180,421

	As of December 31, 2014
	Carrying Amount	Outstanding Principal
Total loans held for investment portfolio (excluding non-controlling interests held by third parties)	$1,384,975	$1,395,281
Non-controlling interest investment held by third parties	77,609	77,609
Loans held for investment	$1,462,584	$1,472,890

A more detailed listing of the Company’s investment portfolio, excluding non-controlling interests, based on information available as of December 31, 2015 is as follows ($ in millions, except percentages):

Loan Type	Location		Outstanding Principal (1)	Carrying Amount (1)	Interest Rate		Unleveraged Effective Yield (2)	Maturity Date (3)		Payment Terms (4)
Senior Mortgage Loans:
Office	TX		$80.5	$80.0	L+5.00%		6.2%	Jan 2017		I/O
Retail	IL		75.9	75.6	L+4.00%	(6)	4.8%	Aug 2017		I/O
Mixed-use	IL		53.2	52.7	L+3.60%		4.4%	Oct 2018		I/O
Office	FL		47.3	47.3	L+5.25%		5.6%	Apr 2016		I/O
Multifamily	TX		44.7	44.7	L+3.75%		4.7%	July 2016		I/O
Healthcare	NY		41.6	41.4	L+5.00%		5.9%	Dec 2016		I/O
Industrial	MO/KS		37.4	37.3	L+4.30%		5.2%	Jan 2017		P/I	(5)
Hotel	NY		36.5	36.2	L+4.75%		5.6%	June 2018		I/O
Hotel	MI		35.2	35.1	L+4.15%		4.8%	July 2017		I/O
Multifamily	TX		35.0	35.0	L+3.75%		4.7%	July 2016		I/O
Office	FL		34.0	33.9	L+3.65%		4.3%	Oct 2017		I/O
Industrial	OH		32.5	32.3	L+4.20%		5.0%	May 2018		I/O	(5)
Retail	IL		30.4	30.2	L+3.25%		4.1%	Sep 2018		I/O
Multifamily	NY		28.3	28.2	L+3.75%		4.7%	Oct 2017		I/O
Multifamily	TX		27.6	27.5	L+3.65%		4.6%	Jan 2017		I/O
Office	OR		28.4	28.1	L+3.75%		4.6%	Oct 2018		I/O
Mixed-use	NY		28.0	27.9	L+4.25%		5.0%	Aug 2017		I/O
Office	KS		25.5	25.5	L+5.00%		5.9%	Mar 2016		I/O
Multifamily	TX		25.0	24.9	L+3.65%		4.6%	Jan 2017		I/O
Multifamily	TX		23.9	23.8	L+3.80%		4.4%	Jan 2019		I/O
Multifamily	GA		23.1	23.0	L+3.85%		5.0%	May 2017		I/O
Multifamily	AZ		22.1	22.1	L+4.25%		5.5%	Sep 2016		I/O
Industrial	VA		19.0	19.0	L+5.25%		6.4%	Jan 2016	(7)	I/O
Office	CO		18.7	18.5	L+3.95%		4.9%	Dec 2017		I/O
Office	CA		15.9	15.8	L+3.75%		4.6%	July 2016		I/O
Multifamily	NC		16.0	15.9	L+4.00%		5.0%	Apr 2017		I/O
Office	CA		14.9	14.9	L+4.50%		5.5%	July 2016		I/O
Multifamily	NY		14.9	14.9	L+3.85%		4.7%	Nov 2017		I/O
Office	CA		14.5	14.5	L+4.75%		5.8%	Feb 2016		I/O
Mixed-use	NY		13.1	13.0	L+3.95%		5.0%	Sep 2017		I/O
Multifamily	FL		12.3	12.2	L+3.75%		4.8%	Apr 2017		I/O
Industrial	CA		10.1	10.0	L+5.25%		6.5%	May 2017		I/O
Subordinated Debt and Preferred Equity Investments:
Multifamily	GA and FL		50.8	50.3	L+11.85%	(8)	12.5%	June 2021		I/O
Multifamily	NY		33.3	33.2	L+8.07%		8.8%	Jan 2019		I/O
Office	GA		14.3	14.3	9.50%		9.5%	Aug 2017		I/O
Mixed-use	NY		16.5	16.4	11.50%	(9)	12.1%	Nov 2016		I/O
Multifamily	TX		4.9	4.8	L+11.00%	(10)	11.8%	Oct 2016		I/O
Various	Diversified	(11)	48.5	47.4	10.95%		11.7%	Dec 2024		I/O
Total/Weighted Average			$1,133.8	$1,127.8			6.0%
_______________________________________________________________________________

(1)
The difference between the Carrying Amount and the Outstanding Principal amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs.

(2)
Unleveraged Effective Yield is the compounded effective rate of return that would be earned over the life of the investment based on the contractual interest rate (adjusted for any deferred loan fees, costs, premium or discount) and assumes no dispositions, early prepayments or defaults. Unleveraged Effective Yield for each loan is calculated based on LIBOR as of December 31, 2015 or the LIBOR floor, as applicable. The Weighted Average Unleveraged Effective Yield is calculated based on the average of Unleveraged Effective Yield of all loans held by the Company as of December 31, 2015 as weighted by the Outstanding Principal balance of each loan.

(3)
Certain loans are subject to contractual extension options that vary between one and two 12-month extensions and may be subject to performance based or other conditions as stipulated in the loan agreement. Actual maturities may differ from contractual maturities stated herein as certain borrowers may have the right to prepay with or without paying a prepayment penalty. The Company may also extend contractual maturities in connection with loan modifications.

(4)	I/O = interest only, P/I = principal and interest.

(5)
In January 2015, amortization began on the senior Missouri/Kansas loan, which had an outstanding principal balance of $37.4 million as of December 31, 2015. In May 2017, amortization will begin on the senior Ohio loan, which had an outstanding principal balance of $32.5 million as of December 31, 2015. The remainder of the loans in the Company’s principal lending portfolio are non-amortizing through their primary terms.

(6)	In April 2015, the Company entered into a loan modification that lowered the interest rate to L+4.00% with a 4.20% interest rate floor and extended the make-whole provision to November 2016.

(7)	In December 2015, the Company entered into a modification agreement that extended the maturity date to January 2016.

(8)	The preferred return is L+11.85% with 2.00% as payment-in-kind (“PIK”), to the extent cash flow is not available. There is no capped dollar amount on accrued PIK.

(9)
The interest rate is 11.50% with a 9.00% current pay and up to a capped dollar amount as PIK based on the borrower’s election. In July 2015, the Company entered into an amendment to increase the loan commitment and outstanding principal by $650 thousand at an interest rate of 15.00% on the increased commitment and outstanding principal only.

(10)	The preferred return is L+11.00% with a L+9.00% current pay and up to a capped dollar amount as PIK.

(11)	The preferred equity investment is in an entity whose assets are comprised of multifamily, student housing and medical office properties.

For the years ended December 31, 2015 and 2014, the activity in the Company's loan portfolio was as follows ($ in thousands):

Balance at December 31, 2013	$958,495
Initial funding	637,222
Receipt of origination fees, net of costs	(7,026)
Additional funding	80,215
Loan payoffs	(209,983)
Origination fee accretion	3,661
Balance at December 31, 2014	$1,462,584
Initial funding	159,348
Receipt of origination fees, net of costs	(1,078)
Additional funding	70,529
Amortizing payments	(601)
Loan payoffs	(446,745)
Loans sold to third parties (1)	(74,625)
Origination fee accretion	4,979
Balance at December 31, 2015	$1,174,391
______________________________________________________________________________

(1)
In July 2015, the Company sold a loan to a third party that was previously classified as held for investment. At the time of the sale, the loan had an unleveraged effective yield of 4.2% as compared to the 4.9% weighted average unleveraged effective yield for all senior loans held by the Company. No gain or loss was recognized on the sale.

No impairment charges have been recognized during the years ended December 31, 2015, 2014 and 2013.

4.     MORTGAGE SERVICING RIGHTS

MSRs represent servicing rights retained by ACRE Capital for loans it originates and sells. The servicing fees are collected from the monthly payments made by the borrowers. ACRE Capital generally receives other remuneration including rights to various loan fees such as late charges, collateral re-conveyance charges, loan prepayment penalties, and other ancillary fees. In addition, ACRE Capital is also generally entitled to retain the interest earned on funds held pending remittance related to its collection of loan principal and escrow balances. As of December 31, 2015 and 2014, the carrying value of MSRs was approximately $61.8 million and $58.9 million, respectively. As of December 31, 2015 and 2014, ACRE Capital had a servicing portfolio consisting of 973 and 976 loans, respectively, with an unpaid principal balance of $4.9 billion and $4.1 billion, respectively, which excludes ACRE’s loans held for investment portfolio (see Note 14 included in these consolidated financial statements).

Activity related to MSRs as of and for the years ended December 31, 2015 and 2014 was as follows ($ in thousands):

Balance at December 31, 2013	$59,640
MSRs acquired in asset acquisition (See Note 18)	1,259
Additions, following sale of loan	7,853
Changes in fair value	(7,650)
Prepayments and write-offs	(2,213)
Balance at December 31, 2014 (1)	$58,889
MSRs purchased	549
Additions, following sale of loan	13,267
Changes in fair value	(8,798)
Prepayments and write-offs	(2,107)
Balance at December 31, 2015 (1)	$61,800

(1)     MSRs are included in mortgage servicing rights at fair value as of December 31, 2015 and 2014 in the reconciliation of the carrying amounts of major classes of assets and liabilities of the discontinued operations held for sale to assets and liabilities of discontinued operations held for sale that are presented separately in the consolidated balance sheets. See Note 17 included in these consolidated financial statements for more information.

As discussed in Note 2 included in these consolidated financial statements, the Company determines the fair values of the MSRs based on discounted cash flow models that calculate the present value of estimated future net servicing income. The fair values of ACRE Capital’s MSRs are subject to changes in discount rates. For example, a 100 basis point increase or decrease in the weighted average discount rate would decrease or increase, respectively, the fair value of ACRE Capital’s MSRs outstanding as of December 31, 2015 and 2014 by approximately $2.0 million and $1.8 million, respectively.

See Notes 1 and 17 included in these consolidated financial statements for further discussion of the sale of the Mortgage Banking segment.

5.     INTANGIBLE ASSETS

As of December 31, 2015 and 2014, the carrying value of the Company’s intangible assets, as described in Note 2 included in these consolidated financial statements, was $6.0 million, which is included within assets of discontinued operations held for sale in the Company’s consolidated balance sheets. On August 5, 2014, ACRE Capital was approved and granted a license by Freddie Mac as a Program Plus® Seller/Servicer for multifamily loans under which ACRE Capital is authorized to sell and service Freddie Mac loans secured by multifamily properties located in New York and Princeton, New Jersey. ACRE Capital can also sell and service Freddie Mac loans secured by multifamily properties located outside of its approved geographic area if it obtains a waiver from Freddie Mac. As a Program Plus® Seller/Servicer, ACRE Capital is approved to originate and sell to Freddie Mac multifamily loans that satisfy Freddie Mac’s underwriting and other eligibility requirements. Under the program, ACRE Capital submits its completed loan underwriting package to Freddie Mac and obtains Freddie Mac’s commitment to purchase the loan at a specified price after closing. Ultimately, Freddie Mac performs its own underwriting of loans that ACRE Capital sells to it. Freddie Mac may choose to hold, sell, or later securitize such loans. ACRE Capital does not have any material risk-sharing arrangements on loans it sells to Freddie Mac under Program Plus®.

As of December 31, 2015, the carrying value of the Company's intangible assets of $6.0 million includes the Freddie Mac Program Plus® Seller/Servicer license with a carrying value of $1.0 million. The identified intangible assets have indefinite lives and are not subject to amortization. The Company performs an annual assessment of impairment of its intangible assets in the fourth quarter of each year or whenever events or circumstances make it more likely than not that impairment may have occurred. For the years ended December 31, 2015 and 2014, no impairment charges have been recognized.

See Notes 1 and 17 included in these consolidated financial statements for further discussion of the sale of the Mortgage Banking segment.

6.     DEBT

Financing Agreements

The Company, through its subsidiary ACRE Capital, borrows funds under the ASAP Line of Credit and the BAML Line of Credit (individually defined below and together, the “Warehouse Lines of Credit”). The Company also borrows funds under the Wells Fargo Facility, the Citibank Facility, the BAML Facility, the CNB Facilities, the MetLife Facility and the UBS Facilities (individually defined below and along with the Capital One Facility, collectively, the "Secured Funding Agreements"). The Company refers to the Warehouse Lines of Credit, the Secured Funding Agreements and the Secured Term Loan (defined below) as the “Financing Agreements”. As of December 31, 2015 and 2014, the outstanding balances and total commitments under the Financing Agreements consisted of the following ($ in thousands):

	As of December 31,
	2015			2014
	Outstanding Balance	Total Commitment		Outstanding Balance	Total Commitment
Wells Fargo Facility	$101,473	$225,000		$120,766	$225,000
Citibank Facility	112,827	250,000		93,432	250,000
Capital One Facility	—	—	(1)	—	100,000
BAML Facility	—	50,000		—	—
March 2014 CNB Facility	—	50,000		42,000	50,000
July 2014 CNB Facility	66,200	75,000		75,000	75,000
MetLife Facility	109,474	180,000		144,673	180,000
April 2014 UBS Facility	75,558	140,000		19,685	140,000
December 2014 UBS Facility	57,243	57,243		57,243	57,243
ASAP Line of Credit	—	80,000	(2)	58,469	80,000	(2)
BAML Line of Credit	24,806	135,000	(3)	134,696	180,000	(3)
Secured Term Loan	75,000	155,000		—	—
Total	$622,581	$1,397,243		$745,964	$1,337,243
______________________________________________________________________________

(1)
The secured revolving funding facility with Capital One, National Association (as amended, the “Capital One Facility”) matured on May 18, 2015. The Capital One Facility has been repaid in full and its term was not extended.

(2)	The commitment amount is subject to change at any time at Fannie Mae's discretion.

(3)
In November 2014, the BAML Line of Credit's (defined below) commitment size temporarily increased from $80.0 million to $180.0 million for the period November 25, 2014 through January 26, 2015. In February 2015, the BAML Line of Credit's commitment size increased from $80.0 million to $135.0 million. In April 2015, the BAML Line of Credit's commitment size temporarily increased from $135.0 million to $185.0 million for the period April 15, 2015 to June 1, 2015.

Some of the Company's Financing Agreements are collateralized by (i) assignments of specific loans, preferred equity or a pool of loans held for investment or loans held for sale owned by the Company, (ii) interests in the subordinated portion of the Company's securitization debt, or (iii) interests in wholly owned entity subsidiaries that hold the Company's loans held for investment. The Company is the borrower or guarantor under each of the Financing Agreements (excluding the Warehouse Lines of Credit, where ACRE Capital is the borrower). Generally, the Company partially offsets interest rate risk by matching the interest index of loans held for investment with the Secured Funding Agreements used to fund them. The Company's Financing Agreements contain various affirmative and negative covenants, including negative pledges, and provisions regarding events of default that are normal and customary for similar financing arrangements.

Wells Fargo Facility

The Company is party to a master repurchase funding facility arranged by Wells Fargo Bank, National Association ("Wells Fargo") (as amended and restated, the “Wells Fargo Facility”), which allows the Company to borrow up to $225.0 million. In December 2014, the Company amended and restated the Wells Fargo Facility to, among other things, extend the maturity date from December 14, 2014 to December 14, 2015 and waive the non-utilization fee from December 14, 2014 through April 14, 2015. In December 2015, the Company amended and restated the Wells Fargo Facility to, among other things, extend the maturity date from December 14, 2015 to December 14, 2016. Provided that certain conditions are met and applicable extension fees are paid, the maturity date is subject to two 12-month extensions at the Company's option. Under the

Wells Fargo Facility, the Company is permitted to sell, and later repurchase, certain qualifying senior commercial mortgage loans, A-Notes, pari passu participations in commercial mortgage loans and mezzanine loans under certain circumstances, subject to available collateral. Beginning on December 14, 2015, advances under the Wells Fargo Facility accrue interest at a per annum rate equal to the sum of (i) 30 day LIBOR plus (ii) a pricing margin range of 1.75% to 2.35%. Prior to December 14, 2015, advances under the Wells Fargo Facility continue to accrue interest at a per annum rate equal to the sum of (i) 30 day LIBOR plus (ii) a pricing margin range of 2.00% to 2.50%. Subject to the waiver set forth above, the Company incurs a non-utilization fee of 25 basis points on the daily available balance of the Wells Fargo Facility to the extent less than 75% of the Wells Fargo Facility is utilized. For the years ended December 31, 2015, 2014 and 2013, the Company incurred a non-utilization fee of $195 thousand, $213 thousand and $218 thousand, respectively.

The Wells Fargo Facility contains various affirmative and negative covenants and provisions regarding events of default that are applicable to the Company and certain of the Company’s subsidiaries, which are normal and customary for similar repurchase facilities, including the following: (a) limitations on the incurrence of additional indebtedness or liens, (b) limitations on how borrowed funds may be used, (c) limitations on certain distributions and dividend payments in excess of the minimum amount necessary to continue to qualify as a REIT and avoid the payment of income and excise taxes, (d) maintenance of adequate capital, (e) limitations on change of control, (f) maintaining a ratio of total debt to tangible net worth of not more than 4.00 to 1.00, (g) maintaining a ratio of recourse debt to tangible net worth of not more than 3.00 to 1.00, (h) maintaining a fixed charge coverage ratio (expressed as the ratio of EBITDA (net income before net interest expense, income tax expense, depreciation and amortization), as defined, to fixed charges) for the immediately preceding 12-month period ending on the last date of the applicable reporting period to be at least 1.25 to 1.00, (i) maintaining a tangible net worth of at least the sum of (1) approximately $135.5 million, plus (2) 80% of the net proceeds raised in all future equity issuances by the Company and (j) if certain specific debt yield, loan to value or other credit based tests are not met with respect to assets on the Wells Fargo Facility, the Company may be required to repay certain amounts under the Wells Fargo Facility. As of December 31, 2015, the Company was in compliance in all material respects with the terms of the Wells Fargo Facility.

Citibank Facility

The Company is party to a $250.0 million master repurchase facility (the “Citibank Facility”) with Citibank, N.A. Under the Citibank Facility, the Company is permitted to sell and later repurchase certain qualifying senior commercial mortgage loans and A-Notes approved by Citibank, N.A. in its sole discretion. Advances under the Citibank Facility accrue interest at a per annum rate equal to 30 day LIBOR plus a pricing margin of 2.00% to 2.50%, subject to certain exceptions. Under the Citibank Facility, the maturity date is December 8, 2016, subject to three 12-month extensions at the Company's option assuming no existing defaults under the Citibank Facility and applicable extension fees are paid. The Company incurs a non-utilization fee of 25 basis points on the daily available balance of the Citibank Facility. For the years ended December 31, 2015, 2014 and 2013, the Company incurred a non-utilization fee of $369 thousand, $316 thousand and $164 thousand, respectively.

The Citibank Facility contains various affirmative and negative covenants and provisions regarding events of default that are applicable to the Company and certain of the Company’s subsidiaries, which are normal and customary for similar repurchase facilities, including the following: (a) maintaining tangible net worth of at least the sum of (1) 80% of the Company’s tangible net worth as of September 30, 2013, plus (2) 80% of the total net capital raised in all future equity issuances by the Company, (b) maintaining liquidity in an amount not less than the greater of (1) $5.0 million or (2) 5% of the Company’s recourse indebtedness, not to exceed $10.0 million (provided that in the event the Company’s total liquidity equals or exceeds $5.0 million, the Company may satisfy the difference between the minimum total liquidity requirement and the Company’s total liquidity with available borrowing capacity), (c) maintaining a fixed charge coverage ratio (expressed as the ratio of EBITDA (net income before net interest expense, income tax expense, depreciation and amortization), as defined, to fixed charges) for the immediately preceding 12-month period ending on the last date of the applicable reporting period to be at least 1.25 to 1.00, (d) maintaining a ratio of total debt to tangible net worth of not more than 4.00 to 1.00, (e) maintaining a ratio of recourse debt to tangible net worth of not more than 3.00 to 1.00 and (f) if certain specific debt yield and loan to value tests are not met with respect to assets on the Citibank Facility, the Company may be required to repay certain amounts under the Citibank Facility. The Citibank Facility also prohibits the Company from amending the management agreement with its Manager in a material respect without the prior consent of the lender. As of December 31, 2015, the Company was in compliance in all material respects with the terms of the Citibank Facility.

BAML Facility

The Company is party to a $50.0 million Bridge Loan Warehousing Credit and Security Agreement (the “BAML Facility”) with Bank of America, N.A. Under the BAML Facility, the Company may obtain advances secured by eligible commercial mortgage loans collateralized by healthcare facilities and other multifamily properties. Bank of America, N.A. may approve the loans on which advances are made under the BAML Facility in its sole discretion. The Company may request individual loans under the BAML Facility through May 26, 2016. Individual advances under the BAML Facility generally have a two-year maturity, subject to one 12-month extension at the Company's option upon the satisfaction of certain conditions and applicable extension fees being paid. The BAML Facility is fully guaranteed by the Company and a subsidiary of the Company has pledged its equity interest in the Company’s subsidiary, ACRC Lender B LLC, to secure the obligations under the BAML Facility. The final maturity date of individual loans under the BAML Facility is May 26, 2019. Advances under the BAML Facility accrue interest at a per annum rate equal to one-month LIBOR plus a spread ranging from 2.25% to 2.75% depending upon the type of asset securing such advance. The BAML Facility contains mandatory prepayment events with respect to individual advances if certain specified coverage ratio or other credit based tests are not met with respect to the related eligible assets. The Company incurs a non-utilization fee of 12.5 basis points on the average daily available balance of the BAML Facility. For the year ended December 31, 2015, the Company incurred a non-utilization fee of $37 thousand. See Note 21 included in these consolidated financial statements for a subsequent event related to the BAML Facility.

The BAML Facility contains various affirmative and negative covenants and provisions regarding events of default that are applicable to the Company and certain of the Company’s subsidiaries, which are normal and customary for similar financing facilities, including the following: (a) limitations on the incurrence of additional indebtedness or liens, (b) limitations on how borrowed funds may be used, (c) limitations on certain distributions and dividend payments following a default or event of default, (d) limitations on dispositions of assets and (e) prohibitions of certain change of control events.  The agreements governing the BAML Facility also impose certain covenants on the Company, including the following: (i) maintaining a ratio of total debt to tangible net worth of not more than 4.00 to 1.00, (ii) maintaining a ratio of recourse debt to tangible net worth of not more than 3.00 to 1.00, (iii) maintaining a tangible net worth of at least 80% of the Company’s net worth as of September 30, 2013, plus 80% of the net cash proceeds raised in equity issuances by the Company after September 30, 2013, (iv) maintaining a fixed charge coverage ratio (expressed as the ratio of EBITDA (net income before net interest expense, income tax expense, depreciation and amortization), as defined, to fixed charges) for the immediately preceding 12-month period ending on the last date of the applicable reporting period of at least 1.25 to 1.00, (v) limitations on mergers, consolidations, transfers of assets and similar transactions and (vi) maintaining its status as a REIT. As of December 31, 2015, the Company was in compliance in all material respects with the terms of the BAML Facility.

City National Bank Facilities

March 2014 CNB Facility

The Company is party to a $50.0 million secured revolving funding facility with City National Bank (the “March 2014 CNB Facility”). The Company is permitted to borrow funds under the March 2014 CNB Facility to finance investments and for other working capital and general corporate needs. Advances under the March 2014 CNB Facility accrue interest at a per annum rate equal to the sum of, at the Company’s option, either (a) LIBOR for a one, two, three, six or, if available to all lenders, 12-month interest period plus 3.00% or (b) a base rate (which is the highest of a prime rate, the federal funds rate plus 0.50%, or one month LIBOR plus 1.00%) plus 1.25%; provided that in no event shall the interest rate be less than 3.00%. Unless at least 75% of the March 2014 CNB Facility is used on average, unused commitments under the March 2014 CNB Facility accrue unused line fees at the rate of 0.375% per annum. For the years ended December 31, 2015 and 2014, the Company incurred a non-utilization fee of $177 thousand and $82 thousand, respectively. The initial maturity date is March 11, 2016, subject to one 12-month extension at the Company’s option provided that certain conditions are met and applicable extension fees are paid. See Note 21 included in these consolidated financial statements for a subsequent event related to the March 2014 CNB Facility.

The March 2014 CNB Facility contains various affirmative and negative covenants and provisions regarding events of default that are applicable to the Company and certain of the Company’s subsidiaries, which are normal and customary for similar financing facilities, including the following: (a) limitations on the incurrence of additional indebtedness or liens, (b) limitations on how borrowed funds may be used, (c) limitations on certain distributions and dividend payments following a default or event of default, (d) limitations on dispositions of assets, (e) maintenance of minimum total asset value by the borrower under the March 2014 CNB Facility and its subsidiaries, and (f) prohibitions of certain change of control events.  The agreements governing the March 2014 CNB Facility also impose certain covenants on the Company, including the following: (i) maintaining a ratio of total debt to tangible net worth of not more than 4.00 to 1.00, (ii) maintaining a ratio of recourse debt to tangible net worth of not more than 3.00 to 1.00, (iii) maintaining a tangible net worth of at least 80% of the Company’s net worth as of September 30, 2013, plus 80% of the net cash proceeds raised in equity issuances by the Company after March 12, 2014, (iv) maintaining a fixed charge coverage ratio (expressed as the ratio of EBITDA (net income before net interest expense, income tax expense, depreciation and amortization), as defined, to fixed charges) for the immediately preceding 12-month period ending on the last date of the applicable reporting period of at least 1.25 to 1.00, (v) limitations on mergers, consolidations, transfers of assets and similar transactions, and (vi) maintaining its status as a REIT. As of December 31, 2015, the Company was in compliance in all material respects with the terms of the March 2014 CNB Facility.

July 2014 CNB Facility

The Company and certain of its subsidiaries are party to a $75.0 million revolving funding facility (the “July 2014 CNB Facility” and together with the March 2014 CNB Facility, the "CNB Facilities") with City National Bank. The Company is permitted to borrow funds under the July 2014 CNB Facility to finance investments and for other working capital and general corporate needs. Advances under the July 2014 CNB Facility accrue interest at a per annum rate equal, at the Company’s option, to either (a) LIBOR for a one, two, three, six or, if available to all lenders, 12-month interest period plus 1.50% or (b) a base rate (which is the highest of a prime rate, the federal funds rate plus 0.50%, or one month LIBOR plus 1.00%) plus 0.25%; provided that in no event shall the interest rate be less than 1.50%. Unless at least 75% of the July 2014 CNB Facility is used on average, unused commitments under the July 2014 CNB Facility accrue unused line fees at the rate of 0.125% per annum. For the years ended December 31, 2015 and 2014, the Company incurred a non-utilization fee of $4 thousand and $15 thousand, respectively. In July 2015, the Company exercised a 12-month extension option to extend the maturity date to July 31, 2016. See Note 14 included in these consolidated financial statements for more information on a credit support fee agreement with respect to the July 2014 CNB Facility.

The July 2014 CNB Facility contains various affirmative and negative covenants and provisions regarding events of default that are applicable to the Company and certain of the Company’s subsidiaries, which are normal and customary for similar financing facilities, including the following: (a) limitations on the incurrence of additional indebtedness or liens, (b) limitations on how borrowed funds may be used, (c) limitations on certain distributions and dividend payments following a default or event of default, (d) limitations on dispositions of assets, (e) maintenance of minimum total asset value by the borrower under the July 2014 CNB Facility and its subsidiaries and (f) prohibitions of certain change of control events.  The agreements governing the July 2014 CNB Facility also impose certain covenants on the Company, including the following: (i) maintaining a ratio of total debt to tangible net worth of not more than 4.00 to 1.00, (ii) maintaining a ratio of recourse debt to tangible net worth of not more than 3.00 to 1.00, (iii) maintaining a tangible net worth of at least 80% of the Company’s net worth as of September 30, 2013, plus 80% of the net cash proceeds raised in equity issuances by the Company after July 30, 2014, (iv) maintaining a fixed charge coverage ratio (expressed as the ratio of EBITDA (net income before net interest expense, income tax expense, depreciation and amortization), as defined, to fixed charges) for the immediately preceding 12-month period ending on the last date of the applicable reporting period of at least 1.25 to 1.00, (v) limitations on mergers, consolidations, transfers of assets and similar transactions and (vi) maintaining its status as a REIT. As of December 31, 2015, the Company was in compliance in all material respects with the terms of the July 2014 CNB Facility.

MetLife Facility

The Company and certain of its subsidiaries are party to a $180.0 million revolving master repurchase facility (the “MetLife Facility”) with Metropolitan Life Insurance Company (“MetLife”), pursuant to which the Company may sell, and later repurchase, commercial mortgage loans meeting defined eligibility criteria which are approved by MetLife in its sole discretion. Advances under the MetLife Facility accrue interest at a per annum rate of 30 day LIBOR plus 2.35%. The Company will pay MetLife, if applicable, an annual make-whole fee equal to the amount by which the aggregate price differential paid over the term of the MetLife Facility is less than the defined minimum price differential, unless certain conditions are met. The initial maturity date of the MetLife Facility is August 12, 2017, subject to two 12-month extensions at the Company’s option provided that certain conditions are met and applicable extension fees are paid.

The MetLife Facility contains various affirmative and negative covenants and provisions regarding events of default that are applicable to the Company and certain of the Company’s subsidiaries, which are normal and customary for similar repurchase facilities, including the following: (a) limitations on the incurrence of additional indebtedness or liens, (b) limitations on how borrowed funds may be used, (c) limitations on certain distributions and dividend payments following a default or event of default, and (d) limitations on dispositions of assets.  The agreements governing the MetLife Facility also impose certain covenants on the Company, including the following: (i) maintaining a ratio of total debt to tangible net worth of not more than 4.00 to 1.00, (ii) maintaining a ratio of recourse debt to tangible net worth of not more than 3.00 to 1.00, (iii) maintaining a tangible net worth of at least 80% of the Company’s net worth as of September 30, 2013, plus 80% of the net cash proceeds raised in equity issuances by the Company after August 13, 2014, (iv) maintaining a fixed charge coverage ratio (expressed as the ratio of EBITDA (net income before net interest expense, income tax expense, depreciation and amortization), as defined, to fixed charges) for the immediately preceding 12-month period ending on the last date of the applicable reporting period of at least 1.25 to 1.00, and (v) if certain specific debt yield, loan to value or other credit based tests are not met with respect to assets on the MetLife Facility, the Company may be required to repay certain amounts under the MetLife Facility. As of December 31, 2015, the Company was in compliance in all material respects with the terms of the MetLife Facility.

UBS Facilities

April 2014 UBS Facility

The Company is party to a $140.0 million revolving master repurchase facility (the “April 2014 UBS Facility”) with UBS Real Estate Securities Inc. (“UBS”), pursuant to which the Company may sell, and later repurchase, commercial mortgage loans and, under certain circumstances, other assets meeting defined eligibility criteria that are approved by UBS in its sole discretion. Since October 21, 2015, the price differential (or interest rate) on the April 2014 UBS Facility is one-month LIBOR plus (a) 1.88% per annum, for assets that are subject to an advance for one year or less, (b) 2.08% per annum, for assets that are subject to an advance in excess of one year but less than two years, and (c) 2.28% per annum, for assets that are subject to an advance for greater than two years; in each case, excluding amortization of commitment and exit fees. Prior to October 21, 2015, the price differential (or interest rate) on the April 2014 UBS Facility was one-month LIBOR plus 1.88%. In October 2015, the Company entered into an amendment to extend the initial maturity date to October 21, 2018. The initial maturity date is subject to annual extensions in UBS' sole discretion. Upon termination of the April 2014 UBS Facility, the Company will pay UBS, if applicable, the amount by which the aggregate price differential paid over the term of the April 2014 UBS Facility is less than the defined minimum price differential and an exit fee, in each case, unless certain conditions are met.

The April 2014 UBS Facility contains margin call provisions that provide UBS with certain rights if the applicable percentage of the aggregate asset value of the purchased assets under the April 2014 UBS Facility is less than the aggregate purchase price for such assets. The April 2014 UBS Facility is fully guaranteed by the Company and requires the Company to maintain certain financial and other covenants including the following: (a) maintaining a ratio of (i) recourse debt to tangible net worth of not more than 3.00 to 1.00 and (ii) total debt to tangible net worth of not more than 4.00 to 1.00, (b) maintaining a tangible net worth of at least 80% of the Company’s net worth as of September 30, 2013, plus 80% of net cash proceeds received from all subsequent equity issuances by the Company, and (c) maintaining a fixed charge coverage ratio (expressed as the ratio of adjusted-EBITDA (net income before net interest expense, income tax expense, depreciation and amortization) to fixed charges) for the immediately preceding 12-month period ending on the last day of the applicable reporting period of at least 1.25 to 1.00. In addition, the April 2014 UBS Facility contains certain affirmative and negative covenants and provisions regarding events of default that are normal and customary for similar repurchase facilities. As of December 31, 2015, the Company was in compliance in all material respects with the terms of the April 2014 UBS Facility.

December 2014 UBS Facility

The Company is party to a global master repurchase agreement (the “December 2014 UBS Facility,” and together with the April 2014 UBS Facility, the "UBS Facilities") with UBS AG, pursuant to which the Company will sell, and later repurchase, certain retained subordinate notes in the Company's commercial mortgage-backed securities ("CMBS") securitization (the “Purchased Securities”) for an aggregate purchase price equal to $57.2 million. In August 2015, the Company extended the scheduled repurchase date of the December 2014 UBS Facility to July 6, 2016 (the “Repurchase Date”). The transaction fee (or interest rate), which is payable monthly on the December 2014 UBS Facility, is equal to one-month LIBOR plus 2.74% per annum on the outstanding amount. The Purchased Securities may be purchased by the Company in whole, but not in part, prior to the Repurchase Date. If the outstanding amount of the Purchased Securities subject to the December 2014 UBS Facility is reduced or repaid prior to the Repurchase Date, UBS AG shall be entitled to a termination fee.

The December 2014 UBS Facility also contains margin call provisions that provide UBS AG with certain rights if the applicable percentage of the aggregate asset value of the Purchased Securities is less than the aggregate purchase price for such Purchased Securities. The December 2014 UBS Facility is fully guaranteed by the Company and requires the Company to maintain certain financial and other covenants including the following: (a) maintaining a ratio of (i) recourse debt to tangible net worth of not more than 3.00 to 1.00 and (ii) total debt to tangible net worth of not more than 4.00 to 1.00, (b) maintaining a tangible net worth of at least 80% of the Company's net worth as of September 30, 2013, plus 80% of net cash proceeds received from all subsequent equity issuances by the Company, and (c) maintaining a fixed charge coverage ratio (expressed as the ratio of adjusted-EBITDA (net income before net interest expense, income tax expense, depreciation and amortization) to fixed charges) for the immediately preceding 12-month period ending on the last day of the applicable reporting period of at least 1.25 to 1.00. In addition, the December 2014 UBS Facility contains certain affirmative and negative covenants and provisions regarding events of default that are normal and customary for similar repurchase facilities. As of December 31, 2015, the Company was in compliance in all material respects with the terms of the December 2014 UBS Facility.

Secured Term Loan

In December 2015, the Company and certain of its subsidiaries entered into a $155.0 million Credit and Guaranty Agreement (the ‘‘Secured Term Loan”) with Highbridge Principal Strategies, LLC, as administrative agent, and DBD Credit Funding LLC, as collateral agent. The Company made an initial draw of $75.0 million at closing. The remaining $80.0 million of the Secured Term Loan may be borrowed during the nine month commitment period following the closing date, subject to the satisfaction of certain conditions. The Secured Term Loan carries a coupon of LIBOR plus 6.0% with a LIBOR floor of 1.0% on drawn amounts.  The Secured Term Loan has a maturity date of December 9, 2018. The Company is subject to a monthly non-utilization fee equal to 1.0% per annum on the unused commitment amount during the nine month commitment period following the closing date. For the year ended December 31, 2015, the Company incurred a non-utilization fee of $51 thousand. The original issue discount on the initial draw was $1.1 million, which represented a discount to the debt cost to be amortized into interest expense using the effective interest method over the term of the Secured Term Loan. The estimated effective interest rate of the Secured Term Loan, which is equal to LIBOR (subject to a floor of 1.0%) plus the stated rate of 6.0% plus the accretion of the original issue discount and associated costs, was 8.4% for the year ended December 31, 2015.

The Company's obligations under the Secured Term Loan are guaranteed by certain subsidiaries of the Company. Certain subsidiaries of the Company entered into a Pledge and Security Agreement with the collateral agent under the Secured Term Loan, pursuant to which the obligations of the Company and the subsidiary guarantors under the Secured Term Loan are each secured by equity interests in certain of the Company's indirect subsidiaries and other assets. In addition, the Company and certain of its subsidiaries entered into a Negative Pledge Agreement with the collateral agent under the Secured Term Loan, which prohibits pledging or otherwise encumbering, subject to permitted encumbrances, certain of the assets which were not subject to the Pledge and Security Agreement.

The Secured Term Loan contains various affirmative and negative covenants and provisions regarding events of default that are applicable to the Company and certain of the Company’s subsidiaries, which are normal and customary for similar financing agreements, including the following: (a) limitations on the incurrence of additional indebtedness or liens, (b) limitations on how borrowed funds may be used, (c) limitations on certain distributions and dividend payments following a default or event of default, (d) limitations on dispositions of assets and (e) prohibitions of certain change of control events. The agreements governing the Secured Term Loan also impose certain covenants on the Company, including the following: (i) maintaining a ratio of total debt to tangible net worth of not more than 4.00 to 1.00, (ii) maintaining a tangible net worth of at least 80% of the Company’s net worth as of September 30, 2015, plus 80% of the net cash proceeds raised in subsequent equity issuances by the Company, (iii) maintaining an asset coverage ratio greater than 110%, (iv) maintaining an unencumbered asset ratio greater than 120%, (v) limitations on mergers, consolidations, transfers of assets and similar transactions, (vi) maintaining its status as a REIT and (vii) maintaining at least 65.0% of loans held for investment as senior commercial real estate loans, as measured by the average daily outstanding principal balance of all loans held for investment during a fiscal quarter and as adjusted for non-controlling interests. As of December 31, 2015, the Company was in compliance in all material respects with the terms of the Secured Term Loan.

Warehouse Lines of Credit

ASAP Line of Credit

ACRE Capital is party to a multifamily as soon as pooled (“ASAP”) sale agreement with Fannie Mae (the “ASAP Line of Credit”) to finance installments received from Fannie Mae. To the extent the ASAP Line of Credit remains active through utilization, there is no expiration date. The commitment amount is subject to change at any time at Fannie Mae's discretion. Fannie Mae advances payment to ACRE Capital in two separate installments according to the terms as set forth in the ASAP sale agreement. The first installment is considered an advance to ACRE Capital from Fannie Mae and not a sale until the second advance and settlement is made. The ASAP Line of Credit is included in warehouse lines of credit as of December 31, 2015 and 2014 in the reconciliation of the carrying amounts of major classes of assets and liabilities of the discontinued operations held for sale to assets and liabilities of discontinued operations held for sale that are presented separately in the consolidated balance sheets. See Note 17 included in these consolidated financial statements for more information.

BAML Line of Credit

In November 2014, ACRE Capital amended its line of credit agreement with Bank of America, N.A. (as amended and restated, the “BAML Line of Credit”) to, among other things, temporarily increase the size of the commitment from $80.0 million to $180.0 million for the period November 25, 2014 through January 26, 2015. In February 2015, ACRE Capital amended the BAML Line of Credit to, among other things, increase the size of the commitment from $80.0 million to $135.0 million and extend the maturity date to June 30, 2016. In April 2015, the agreement governing the BAML Line of Credit was amended to, among other things, temporarily increase the commitment size from $135.0 million to $185.0 million for the period April 15, 2015 to June 1, 2015. The stated interest rate on the BAML Line of Credit is LIBOR Daily Floating Rate plus

1.60%. ACRE Capital incurs a non-utilization fee of 12.5 basis points on the daily available balance of the BAML Line of Credit to the extent less than 40% of the BAML Line of Credit is utilized. For the years ended December 31, 2015, 2014 and 2013, the Company incurred a non-utilization fee of $76 thousand, $84 thousand and $26 thousand, respectively. The BAML Line of Credit is included in warehouse lines of credit as of December 31, 2015 and 2014 in the reconciliation of the carrying amounts of major classes of assets and liabilities of the discontinued operations held for sale to assets and liabilities of discontinued operations held for sale that are presented separately in the consolidated balance sheets. See Note 17 included in these consolidated financial statements for more information.

The BAML Line of Credit is collateralized by a first lien on ACRE Capital’s interest in the mortgage loans that it originates. Advances from the BAML Line of Credit cannot exceed 100% of the principal amounts of the mortgage loans originated by ACRE Capital and must be repaid at the earlier of the sale or other disposition of the mortgage loans or at the expiration date of the BAML Line of Credit. The BAML Line of Credit contains various affirmative and negative covenants and provisions regarding events of default that are applicable to the Company and certain of the Company’s subsidiaries, which are normal and customary for similar financing facilities, including a minimum tangible net worth requirement. As of December 31, 2015, ACRE Capital was in compliance in all material respects with the terms of the BAML Line of Credit.

2015 Convertible Notes

In December 2012, the Company issued $69.0 million aggregate principal amount of the 2015 Convertible Notes. Of this aggregate principal amount, $60.5 million aggregate principal amount of the 2015 Convertible Notes was sold to the initial purchasers (including $9.0 million pursuant to the initial purchasers’ exercise in full of their overallotment option) and $8.5 million aggregate principal amount of the 2015 Convertible Notes was sold directly to certain directors, officers and affiliates of the Company in a private placement. The 2015 Convertible Notes were issued pursuant to an Indenture, dated December 19, 2012 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee. The sale of the 2015 Convertible Notes generated net proceeds of approximately $66.2 million. Aggregate estimated offering expenses in connection with the transaction, including the initial purchasers’ discount of approximately $2.1 million, were approximately $2.8 million. In December 2015, the Company repaid the entire aggregate principal amount outstanding of its 2015 Convertible Notes in accordance with the terms of the Indenture governing the 2015 Convertible Notes. The 2015 Convertible Notes matured on December 15, 2015 and were repaid at par. As of December 31, 2014, the carrying value of the 2015 Convertible Notes was $67.4 million.

The 2015 Convertible Notes bore interest at a rate of 7.00% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2013. The estimated effective interest rate of the 2015 Convertible Notes, which was equal to the stated rate of 7.00% plus the accretion of the original issue discount and associated costs, was 9.4% prior to redemption and for the year ended December 31, 2014. For the years ended December 31, 2015, 2014 and 2013, the interest expense incurred on this indebtedness was $6.2 million, $6.3 million and $6.2 million, respectively.

Prior to June 26, 2013, the Company could not elect to issue shares of common stock upon conversion of the 2015 Convertible Notes to the extent such election would result in the issuance of 20% or more of the common stock outstanding immediately prior to the issuance of the 2015 Convertible Notes until the Company received stockholder approval for issuances above this threshold. Until such stockholder approval was obtained, the Company could not share-settle the full conversion option. As a result, the embedded conversion option did not qualify for equity classification and instead was separately valued and accounted for as a derivative liability. The initial value allocated to the derivative liability was $1.7 million, which represented a discount to the debt cost to be amortized through interest expense using the effective interest method through the maturity of the 2015 Convertible Notes. The effective interest rate used to amortize the debt discount on the 2015 Convertible Notes was 9.4%. During each reporting period, the derivative liability was marked to fair value through earnings.

On June 26, 2013, stockholder approval was obtained for the issuance of shares in excess of 20% of the Company’s common stock outstanding to satisfy any conversions of the 2015 Convertible Notes. As a result, the Company had the ability to fully settle in shares the conversion option and the embedded conversion option was no longer required to be separately valued and accounted for as a derivative liability on a prospective basis. As of June 26, 2013, the conversion option’s cumulative value of $86 thousand was reclassified to additional paid-in capital and was no longer marked-to-market through earnings. The remaining debt discount of $1.5 million as of June 26, 2013, which arose at the date of debt issuance from the original bifurcation, continued to be amortized through interest expense.

At December 31, 2015, approximate principal maturities of the Company's Financing Agreements are as follows ($ in thousands):

	Wells Fargo Facility	Citibank Facility	BAML Facility	March 2014 CNB Facility	July 2014 CNB Facility	MetLife Facility	April 2014 UBS Facility	December 2014 UBS Facility	Secured Term Loan	ASAP Line of Credit	BAML Line of Credit	Total
2016	$101,473	$112,827	$—	$—	$66,200	$—	$—	$57,243	$—	$—	$24,806	$362,549
2017	—	—	—	—	—	109,474	—	—	—	—	—	109,474
2018	—	—	—	—	—	—	75,558	—	75,000	—	—	150,558
2019	—	—	—	—	—	—	—	—	—	—	—	—
2020	—	—	—	—	—	—	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—	—	—	—	—	—	—
	$101,473	$112,827	$—	$—	$66,200	$109,474	$75,558	$57,243	$75,000	$—	$24,806	$622,581

7.     ALLOWANCE FOR LOSS SHARING

Loans originated and sold by ACRE Capital to Fannie Mae under the Fannie Mae DUS program are subject to the terms and conditions of a Master Loss Sharing Agreement, which was amended and restated during 2012. Under the Master Loss Sharing Agreement, ACRE Capital is responsible for absorbing certain losses incurred by Fannie Mae with respect to loans originated under the DUS program, as described below in more detail. The compensation for this risk of loss is a component of servicing fees on the loan.

The losses incurred with respect to individual loans are allocated between ACRE Capital and Fannie Mae based on the loss level designation (“Loss Level”) for the particular loan. Loans are designated as Loss Level I, Loss Level II or Loss Level III. All loans are designated Loss Level I unless Fannie Mae and ACRE Capital agree upon a different Loss Level for a particular loan at the time of the loan commitment, or if Fannie Mae determines that the loan was not underwritten, processed or serviced according to Fannie Mae guidelines.

Losses on Loss Level I loans are shared 33.33% by ACRE Capital and 66.67% by Fannie Mae. The maximum amount of ACRE Capital’s risk-sharing obligation with respect to any Loss Level I loan is 33.33% of the original principal amount of the loan. Losses incurred in connection with Loss Level II and Loss Level III loans are allocated disproportionately to ACRE Capital until ACRE Capital has absorbed the maximum level of its risk-sharing obligation with respect to the particular loan. The maximum loss allocable to ACRE Capital for Loss Level II loans is 30% of the original principal amount of the loan, and for Loss Level III loans is 40% of the original principal amount of the loan.

According to the Master Loss Sharing Agreement, Fannie Mae may unilaterally increase the amount of the risk-sharing obligation of ACRE Capital with respect to individual loans without regard to a particular Loss Level if (a) the loan does not meet specific underwriting criteria, (b) the loan is defaulted within 12 months after it is purchased by Fannie Mae, or (c) Fannie Mae determines that there was fraud, material misrepresentation or gross negligence by ACRE Capital in its underwriting, closing, delivery or servicing of the loan. Under certain limited circumstances, Fannie Mae may require ACRE Capital to absorb 100% of the losses incurred on a loan by requiring ACRE Capital to repurchase the loan.

The amount of loss incurred on a particular loan is determined at the time the loss is incurred, for example, at the time a property is foreclosed by Fannie Mae (whether acquired by Fannie Mae or a third party) or at the time a loan is modified in connection with a default. Losses may be determined by reference to the price paid by a third party at a foreclosure sale or by reference to an appraisal obtained by Fannie Mae in connection with the default on the loan.

In connection with the Company’s acquisition of ACRE Capital, Alliant, Inc., a Florida corporation, and The Alliant Company, LLC, a Florida limited liability company (the “Sellers”), are jointly and severally obligated to fund directly (if permitted) or to reimburse ACRE Capital for amounts due and owing after the closing date to Fannie Mae pursuant to ACRE Capital’s allowance for loss sharing with respect to settlement of certain DUS program mortgage loans originated and serviced by ACRE Capital, subject to certain limitations. In addition, the Sellers are jointly and severally obligated to indemnify ACRE Capital for, among other things, certain losses arising from Sellers’ failure to fulfill the funding or reimbursement obligations described above. As of December 31, 2015 and 2014, the preliminary estimate of the portion of such contributions towards such losses relating to the allowance for loss sharing of ACRE Capital was $377 thousand and $494 thousand, respectively. Additionally, with respect to the settlement of certain non-designated DUS program mortgage loans originated and serviced by ACRE Capital, the Sellers are jointly and severally obligated to fund directly (if permitted) or to reimburse ACRE Capital in each of the three 12 month periods following the closing date for eighty percent (80%) of amounts due and owing after the closing date to Fannie Mae pursuant to ACRE Capital’s allowance for loss sharing in excess of $2.0 million during such

12 month period; provided that in no event shall Sellers obligations exceed in the aggregate $3.0 million for the entire three year period.

ACRE Capital uses several tools to manage its risk-sharing obligation, including maintenance of disciplined underwriting and approval processes and procedures, and periodic review and evaluation of underwriting criteria based on underlying multifamily housing market data and limitation of exposure to particular geographic markets and submarkets and to individual borrowers. In situations where payment under the guarantee is probable and estimable on a specific loan, the Company records an additional liability. The amount of the provision reflects the Company’s assessment of the likelihood of payment by the borrower, the estimated disposition value of the underlying collateral and the level of risk-sharing. Historically, among other factors, the loss recognition occurs at or before the loan becoming 60 days delinquent.

A summary of the Company’s allowance for loss sharing as of and for the years ended December 31, 2015, 2014 and 2013 is as follows ($ in thousands):

Balance at December 31, 2013	$16,480
Current period provision for loss sharing	(1,364)
Settlements/Writeoffs	(2,767)
Balance at December 31, 2014 (1)	$12,349
Current period provision for loss sharing	(1,093)
Settlements/Writeoffs	(2,287)
Balance at December 31, 2015 (1)	$8,969

(1)
Allowance for loss sharing is included in allowance for loss sharing as of December 31, 2015 and 2014 in the reconciliation of the carrying amounts of major classes of assets and liabilities of the discontinued operations held for sale to assets and liabilities of discontinued operations held for sale that are presented separately in the consolidated balance sheets. See Note 17 included in these consolidated financial statements for more information.

As of both December 31, 2015 and 2014, the maximum quantifiable allowance for loss sharing associated with the Company’s guarantees under the Fannie Mae DUS agreement was $1.1 billion from a total recourse at risk pool of $3.2 billion. Additionally, as of December 31, 2015 and 2014, the non-at risk pool was $855 thousand and $2.0 million, respectively. The at risk pool is subject to Fannie Mae’s Master Loss Sharing Agreement and the non-at risk pool is not subject to such agreement. The maximum quantifiable allowance for loss sharing is not representative of the actual loss the Company would incur. The Company would be liable for this amount only if all of the loans it services for Fannie Mae, for which the Company retains some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement.

8.     COMMITMENTS AND CONTINGENCIES

As of December 31, 2015 and 2014, the Company had the following commitments to fund various senior mortgage loans, subordinated debt investments, as well as preferred equity investments accounted for as loans held for investment ($ in thousands):

	As of December 31,
	2015	2014
Total commitments	$1,232,163	$1,565,117
Less: funded commitments	(1,133,842)	(1,395,281)
Total unfunded commitments	$98,321	$169,836

Commitments to extend credit by ACRE Capital are generally agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Occasionally, the commitments may expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent future cash requirements. As of December 31, 2015 and 2014, ACRE Capital had the following commitments to sell and fund loans ($ in thousands):

	As of December 31,
	2015	2014
Commitments to sell loans	$237,372	$249,803
Commitments to fund loans	$207,566	$51,109

Lease Commitments

ACRE Capital is obligated under a number of operating leases for office spaces with terms ranging from less than one year to more than five years. Rent expense for the years ended December 31, 2015, 2014 and 2013 was $844 thousand, $983 thousand and $230 thousand, respectively.

The following table shows future minimum payments required under the Company's operating leases as of December 31, 2015 ($ in thousands):

As of December 31, 2015
2016	$775
2017	853
2018	837
2019	772
2020	754
Thereafter	1,026
Total	$5,017

The Company from time to time may be party to litigation relating to claims arising in the normal course of business. As of December 31, 2015, the Company is not aware of any legal claims that could materially impact its business, financial condition or results of operations.

9.     DERIVATIVES

Non-designated Hedges

Derivatives not designated as hedges are derivatives that do not meet the criteria for hedge accounting under GAAP or for which the Company has not elected to designate as hedges.

Loan commitments and forward sale commitments

Through its subsidiary, ACRE Capital, the Company enters into loan commitments with borrowers on loan originations whereby the interest rate on the prospective loan is determined prior to funding. In general, ACRE Capital simultaneously enters into forward sale commitments with investors in order to hedge against the interest rate exposure on loan commitments. The forward sale commitment with the investor locks in an interest rate and price for the sale of the loan. The terms of the loan commitment with the borrower and the forward sale commitment with the investor are matched with the objective of hedging interest rate risk. Loan commitments and forward sale commitments are considered undesignated derivative instruments. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value, with changes in fair value recorded in earnings. For the year ended December 31, 2015, the Company entered into 87 loan commitments and 87 forward sale commitments. For the year ended December 31, 2014, the Company entered into 36 loan commitments and 36 forward sale commitments.

As of December 31, 2015, the Company had 16 loan commitments with a total notional amount of $207.6 million and 24 forward sale commitments with a total notional amount of $237.4 million, with maturities ranging from 25 days to 17 months that were not designated as hedges in qualifying hedging relationships. As of December 31, 2014, the Company had one loan commitment with a total notional amount of $51.1 million and ten forward sale commitments with a total notional amount of $249.8 million, with maturities ranging from nine days to 23 months that were not designated as hedges in qualifying hedging relationships.

MSR purchase commitments

In March 2015, ACRE Capital entered into a purchase agreement with a third party to purchase the servicing rights for a HUD loan. Under the MSR purchase agreement, the purchase price for the servicing rights was $500 thousand and ACRE Capital assumed the rights to service the loan in October 2015. In July 2015, ACRE Capital entered into a second purchase agreement with a third party to purchase the servicing rights for a HUD loan (the "July 2015 HUD Loan"). Under the second purchase agreement, the purchase price for the servicing rights was $325 thousand and ACRE Capital will assume the rights to service the loan in March 2016.

Embedded conversion option

In connection with the issuance of the 2015 Convertible Notes, the Company could not elect to issue shares of common stock upon conversion of the 2015 Convertible Notes to the extent such election would result in the issuance of 20% or more of the common stock outstanding immediately prior to the issuance of the 2015 Convertible Notes until the Company received stockholder approval for issuances above this threshold. As a result, the embedded conversion option did not qualify for equity classification and instead was separately valued and accounted for as a derivative liability. On June 26, 2013, stockholder approval was obtained for the issuance of shares in excess of 20% of the Company’s common stock outstanding to satisfy any conversions of the 2015 Convertible Notes. As a result, the Company had the ability to fully settle in shares the conversion option and the embedded conversion option was no longer required to be separately valued and accounted for as a derivative liability on a prospective basis. As of December 31, 2015 and 2014, there was no derivative liability.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification within the Company’s consolidated balance sheets as of December 31, 2015 and 2014 ($ in thousands):

	As of December 31,
	2015			2014
	Balance Sheet Location		Fair Value	Balance Sheet Location		Fair Value
Derivatives not designated as hedging instruments
Loan commitments	Assets of discontinued operations held for sale	(1)	$8,450	Assets of discontinued operations held for sale	(1)	$3,082
Forward sale commitments	Assets of discontinued operations held for sale	(1)	25	Assets of discontinued operations held for sale	(1)	116
MSR purchase commitment	Assets of discontinued operations held for sale	(1)	330	Assets of discontinued operations held for sale	(1)	—
Forward sale commitments	Liabilities of discontinued operations held for sale	(1)	(1,868)	Liabilities of discontinued operations held for sale	(1)	(1,528)
Total derivatives not designated as hedging instruments			$6,937			$1,670

(1)
Derivative financial instruments are included in other assets or other liabilities as of December 31, 2015 and 2014 in the reconciliation of the carrying amounts of major classes of assets and liabilities of the discontinued operations held for sale to assets and liabilities of discontinued operations held for sale that are presented separately in the consolidated balance sheets. See Note 17 included in these consolidated financial statements for more information.

10.   EQUITY

The following table summarizes the total shares issued and proceeds received in public offerings of the Company's common stock net of offering costs for the year ended December 31, 2013 (in millions, except per share data):

	Shares Issued		Offering Price Per Share	Proceeds Net Of Offering Costs
2013
July 2013	601,590	(1)	$13.50	$7.7
June 2013	18,000,000		13.50	234.6
Total for the year ended December 31, 2013	18,601,590			$242.3

__________________________________________________________________________

(1)
The Company granted the underwriters an option to purchase up to an additional 2.7 million shares of common stock. This amount represents the partial exercise of the option to purchase additional shares by the underwriters.

The net proceeds were used to invest in target investments, repay indebtedness, fund future funding commitments on existing loans and for other general corporate purposes. There were no shares issued in public or private offerings for the years ended December 31, 2015 and 2014.

See Note 18 included in these consolidated financial statements for information regarding shares of the Company's common stock issued in a private placement.

Equity Incentive Plan

On April 23, 2012, the Company adopted an equity incentive plan (the “2012 Equity Incentive Plan”). Pursuant to the 2012 Equity Incentive Plan, the Company may grant awards consisting of restricted shares of the Company’s common stock, restricted stock units and/or other equity-based awards to the Company’s outside directors, employees, officers, ACREM and other eligible awardees under the plan, subject to an aggregate limitation of 690,000 shares of common stock (7.5% of the issued and outstanding shares of the Company’s common stock immediately after giving effect to the issuance of the shares sold in the IPO). Any restricted shares of the Company’s common stock and restricted stock units will be accounted for under FASB ASC Topic 718, Compensation—Stock Compensation, resulting in share-based compensation expense equal to the grant date fair value of the underlying restricted shares of common stock or restricted stock units.

Restricted stock grants generally vest ratably over a one to four year period from the vesting start date. The grantee receives additional compensation for each outstanding restricted stock grant, classified as dividends paid, equal to the per-share dividends received by common stockholders.

During the year ended December 31, 2014, an ACRE Capital employee was granted restricted stock that vests in proportion to certain financial performance targets being met over a specified period of time. The fair value of the performance based restricted stock granted is recorded to expense on an accelerated basis using the accelerated attribution method over the performance period for the award, with an offsetting increase in stockholders’ equity.

The following table details the restricted stock grants awarded as of December 31, 2015:

Grant Date	Vesting Start Date	Shares Granted
May 1, 2012	July 1, 2012	35,135
June 18, 2012	July 1, 2012	7,027
July 9, 2012	October 1, 2012	25,000
June 26, 2013	July 1, 2013	22,526
November 25, 2013	November 25, 2016	30,381
January 31, 2014	August 31, 2015	48,273
February 26, 2014	February 26, 2014	12,030
February 27, 2014	August 27, 2014	22,354
June 24, 2014	June 24, 2014	17,658
June 24, 2015	July 1, 2015	25,555
Total		245,939

The following tables summarize the non-vested shares of restricted stock and the vesting schedule of shares of restricted stock for the Company's directors and officers and employees of ACRE Capital as of December 31, 2015.

Schedule of Non-Vested Share and Share Equivalents

	Restricted Stock Grants—Directors	Restricted Stock Grants—Officer	Restricted Stock Grants—Employees	Total
Balance at December 31, 2014	21,324	10,936	78,654	110,914
Granted	25,555	—	—	25,555
Vested	(27,114)	(6,250)	(16,091)	(49,455)
Forfeited	(2,820)	—	—	(2,820)
Balance at December 31, 2015	16,945	4,686	62,563	84,194

Future Anticipated Vesting Schedule

	Restricted Stock Grants—Directors	Restricted Stock Grants—Officer	Restricted Stock Grants—Employees (1)	Total
2016	16,111	4,686	30,381	51,178
2017	834	—	—	834
2018	—	—	—	—
2019	—	—	—	—
2020	—	—	—	—
Total	16,945	4,686	30,381	52,012
______________________________________________________________________________

(1)
Future anticipated vesting related to an employee of ACRE Capital that was granted restricted stock that vests in proportion to certain financial performance targets being met over a specified period of time is not included due to uncertainty in actual vesting date.

The following table summarizes the restricted stock compensation expense included in general and administrative expenses for ACRE and compensation and benefits for ACRE Capital, the total fair value of shares vested and the weighted average grant date fair value of the restricted stock granted to the Company's directors and officers and employees of ACRE Capital for the years ended December 31, 2015, 2014 and 2013 ($ in thousands):

	For the year ended December 31,
	2015				2014				2013
	Restricted Stock Grants				Restricted Stock Grants				Restricted Stock Grants
	Directors	Officer	Employees	Total	Directors	Officer	Employees	Total	Directors	Officer	Employees	Total
Compensation expense(1)	$330	$106	$399	$835	$445	$106	$388	$939	$408	$106	$10	$524
Total fair value of shares vested(2)	313	72	201	586	399	79	56	534	366	92	—	458
Weighted average grant date fair value	299	—	—	299	385	—	944	1,329	289	—	398	687
______________________________________________________________________________

(1)
Compensation expense for ACRE Capital employees is included in compensation and benefits expense for the years ended December 31, 2015, 2014 and 2013 in the reconciliation of net income from discontinued operations held for sale, net of income taxes. See Note 17 included in these consolidated financial statements for more information.

(2)	Based on the closing price of the Company's common stock on the NYSE on each vesting date.

As of December 31, 2015 and 2014, the total compensation cost related to non-vested awards not yet recognized totaled $494 thousand and $1.1 million, respectively, and the weighted-average period over which the non-vested awards are expected to be recognized is 1.59 years and 2.60 years, respectively.

Non-Controlling Interests

The non-controlling interests held by third parties in the Company's consolidated balance sheets represent the equity interests in a limited liability company, ACRC KA Investor LLC ("ACRC KA") that are not owned by the Company. A portion of ACRC KA's consolidated equity and net income are allocated to these non-controlling interests held by third parties based on their pro-rata ownership of ACRC KA. As of December 31, 2015, ACRC KA's total equity was $96.0 million, of which $49.0 million was owned by the Company and $47.0 million was allocated to non-controlling interests held by third parties. As of December 31, 2014, ACRC KA's total equity was $170.7 million, of which $92.8 million was owned by the Company and $77.9 million was allocated to non-controlling interests held by third parties. See Note 16 included in these consolidated financial statements for more information on ACRC KA.

11.   EARNINGS PER SHARE

The following information sets forth the computations of basic and diluted earnings per common share from continuing operations and discontinued operations held for sale for the years ended December 31, 2015, 2014 and 2013 ($ in thousands, except share and per share data):

	For the year ended December 31,
	2015	2014	2013
Net income from continuing operations, less non-controlling interests	$27,300	$22,529	$12,329
Net income from discontinued operations held for sale, net of income taxes	$6,985	$1,867	$1,437
Divided by:
Basic weighted average shares of common stock outstanding:	28,501,897	28,459,309	18,989,500
Non-vested restricted stock	95,671	125,713	48,652
Diluted weighted average shares of common stock outstanding:	28,597,568	28,585,022	19,038,152
Basic earnings per common share (1):
Net income from continuing operations	$0.96	$0.79	$0.65
Net income from discontinued operations held for sale	$0.25	$0.07	$0.08
Net income	$1.20	$0.86	$0.72
Diluted earnings per common share (1):
Net income from continuing operations	$0.95	$0.79	$0.65
Net income from discontinued operations held for sale	$0.24	$0.07	$0.08
Net income	$1.20	$0.85	$0.72

(1) The Company has considered the impact of the 2015 Convertible Notes and the restricted shares on diluted earnings per common share. The number of shares of common stock that the 2015 Convertible Notes are convertible into were not included in the computation of diluted net income per common share because the inclusion of those shares would have been anti-dilutive for the years ended December 31, 2014 and 2013.

12.   INCOME TAX

The Company established a taxable REIT subsidiary (“TRS"), TRS Holdings, in connection with the acquisition of ACRE Capital. In addition, in December 2013 and March 2014, the Company formed ACRC W TRS and ACRC U TRS, respectively, in order to issue and hold certain loans intended for sale. TRS Holdings’ income tax provision (continuing and discontinued operations) consisted of the following for the years ended December 31, 2015, 2014 and 2013 ($ in thousands):

	For the year ended December 31,
	2015	2014	2013
Current - continuing operations	$(11)	$240	$—
Current - discontinued operations held for sale	(154)	89	115
Deferred - continuing operations	—	—	—
Deferred - discontinued operations held for sale	2,093	(1,372)	61
Total income tax expense (benefit)	$1,928	$(1,043)	$176

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are presented net by tax jurisdiction and are included within assets or liabilities of discontinued operations held for sale in the consolidated balance sheets. As of December 31, 2015 and 2014, the TRS Holdings’ U.S. tax jurisdiction was in a net deferred tax liability position. TRS Holdings is not currently subject to tax in any foreign tax jurisdictions.

As of December 31, 2015, TRS Holdings had a net operating loss carryforward of $7.8 million, which may be carried back to 2013 and forward 20 years. The following table presents the U.S. tax jurisdiction and the tax effects of temporary differences on the respective net deferred tax assets and liabilities of TRS Holdings ($ in thousands):

	As of December 31,
	2015	2014
Deferred tax assets
Mortgage servicing rights	$4,083	$2,844
Net operating loss carryforward	2,906	1,465
Other temporary differences	1,762	1,055
Sub-total-deferred tax assets	8,751	5,364
Deferred tax liabilities
Basis difference in assets from acquisition of ACRE Capital	(2,709)	(2,654)
Components of gains from mortgage banking activities	(9,344)	(4,046)
Amortization of intangible assets	(297)	(170)
Sub-total-deferred tax liabilities	(12,350)	(6,870)
Net deferred tax liability	$(3,599)	$(1,506)

Based on TRS Holdings' assessment, it is more likely than not that the deferred tax assets will be realized through future taxable income.

For discontinued operations held for sale, TRS Holdings recognizes interest and penalties related to unrecognized tax benefits within net income from discontinued operations held for sale, net of income taxes, in the consolidated statements of operations. For discontinued operations held for sale, accrued interest and penalties, if any, are included within liabilities of discontinued operations held for sale in the consolidated balance sheets. For continuing operations, TRS Holdings recognizes interest and penalties related to unrecognized tax benefits within income tax expense in the consolidated statements of operations. For continuing operations, accrued interest and penalties, if any, are included within other liabilities in the consolidated balance sheets.

The following table is a reconciliation of TRS Holdings' statutory U.S. federal income tax rate to TRS Holdings' effective tax rate for the years ended December 31, 2015, 2014 and 2013:

	For the year ended December 31,
	2015	2014	2013
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes	3.6%	2.4%	5.7%
Federal benefit of state tax deduction	(1.3)%	(0.8)%	(2.0)%
Effective tax rate	37.3%	36.6%	38.7%

As of December 31, 2015, tax years 2012 through 2015 remain subject to examination by taxing authorities. The Company does not have any unrecognized tax benefits and the Company does not expect that to change in the next 12 months.

Intercompany Notes

In connection with the acquisition of ACRE Capital, the Company partially capitalized TRS Holdings with a $44.0 million note. In October 2014, the Company entered into an $8.0 million revolving promissory note with TRS Holdings (collectively, the two intercompany notes described above are referred to as, the “Intercompany Notes”). As of December 31, 2015 and 2014, the outstanding principal balance of the Intercompany Notes was $51.9 million and $50.9 million, respectively. The income statement effects of the Intercompany Notes are eliminated in consolidation for financial reporting purposes, but the interest income and expense from the Intercompany Notes will affect the taxable income of the Company and TRS Holdings.

13.   FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows FASB ASC Topic 820-10, Fair Value Measurement (“ASC 820-10”), which expands the application of fair value accounting. ASC 820-10 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosure requirements for fair value measurements. ASC 820-10 determines fair value to be the price that would be received for a financial instrument in a current sale, which assumes an orderly transaction between market participants on the measurement date. The financial instruments recorded at fair value on a recurring basis in the Company’s consolidated financial statements are derivative instruments, MSRs and loans held for sale. ASC 820-10 specifies a hierarchy of valuation techniques based on the inputs used in measuring fair value.

In accordance with ASC 820-10, the inputs used to measure fair value are summarized in the three broad levels listed below:

•Level I-Quoted prices in active markets for identical assets or liabilities.

•
Level II-Prices are determined using other significant observable inputs. Observable inputs are inputs that other market participants would use in pricing a security. These may include quoted prices for similar securities, interest rates, prepayment speeds, credit risk and others.

•
Level III-Prices are determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used.

GAAP requires disclosure of fair value information about financial instruments, whether or not recognized in the financial statements, for which it is practical to estimate the value. In cases where quoted market prices are not available, fair values are based upon the application of discount rates to estimated future cash flows using market yields, or other valuation methodologies. Any changes to the valuation methodology will be reviewed by the Company’s management to ensure the changes are appropriate. The methods used may produce a fair value calculation that is not indicative of net realizable value or reflective of future fair values.  Furthermore, while the Company anticipates that the valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The Company uses inputs that are current as of the measurement date, which may fall within periods of market dislocation, during which price transparency may be reduced.

Financial Instruments Reported at Fair Value

The Company has certain assets and liabilities that are required to be recorded at fair value on a recurring basis in accordance with GAAP. Financial instruments reported at fair value in the Company’s consolidated financial statements include MSRs, MSR purchase commitments, loan commitments, forward sale commitments and loans held for sale. Summarized financial information for the discontinued Mortgage Banking segment is shown in Note 17 included in these consolidated financial statements, which includes the financial instruments noted above.

The following table summarizes the levels in the fair value hierarchy into which the Company’s financial instruments were categorized as of December 31, 2015 and 2014 ($ in thousands):

	Fair Value as of December 31, 2015
	Level I	Level II	Level III	Total
Loans held for sale	$—	$30,612	$—	$30,612
Mortgage servicing rights	—	—	61,800	61,800
Derivative assets:
Loan commitments	—	—	8,450	8,450
Forward sale commitments	—	—	25	25
MSR purchase commitment	—	—	330	330
Derivative liabilities:
Forward sale commitments	—	—	(1,868)	(1,868)

	Fair Value as of December 31, 2014
	Level I	Level II	Level III	Total
Loans held for sale	$—	$203,006	$—	$203,006
Mortgage servicing rights	—	—	58,889	58,889
Derivative assets:
Loan commitments	—	—	3,082	3,082
Forward sale commitments	—	—	116	116
Derivative liabilities:
Forward sale commitments	—	—	(1,528)	(1,528)

There were no transfers between the levels as of December 31, 2015 and 2014. Transfers between levels are recognized based on the fair value of the financial instrument at the beginning of the period.

Loan commitments and forward sale commitments are valued based on a discounted cash flow model that incorporates changes in interest rates during the period. The MSRs and the MSR purchase commitment are valued based on discounted cash flow models that calculate the present value of estimated future net servicing income. The model considers contractually specified servicing fees, prepayment assumptions, delinquency rates, late charges, other ancillary revenue, costs to service and other economic factors. The loans held for sale are valued based on discounted cash flow models that incorporate quoted observable prices from market participants. The valuation of derivative instruments are determined using widely accepted valuation techniques, including market yield analyses and discounted cash flow analysis on the expected cash flows of each derivative.

The following table summarizes the significant unobservable inputs the Company used to value financial instruments categorized within Level III as of December 31, 2015 ($ in thousands):

			Unobservable Input
	Fair	Primary			Weighted
Asset Category	Value	Valuation Technique	Input	Range	Average
Mortgage servicing rights	$61,800	Discounted cash flow	Discount rate	8 - 14%	11.1%
Loan commitments and forward sale commitments	6,607	Discounted cash flow	Discount rate	8 - 12%	8.2%
MSR purchase commitment	330	Discounted cash flow	Discount rate	8%	8.0%

The following table summarizes the significant unobservable inputs the Company used to value financial instruments categorized within Level III as of December 31, 2014 ($ in thousands):

			Unobservable Input
	Fair	Primary			Weighted
Asset Category	Value	Valuation Technique	Input	Range	Average
Mortgage servicing rights	$58,889	Discounted cash flow	Discount rate	8 - 14%	11.4%
Loan commitments and forward sale commitments	1,670	Discounted cash flow	Discount rate	8 - 8%	8.0%

The tables above are not intended to be all-inclusive, but instead are intended to capture the significant unobservable inputs relevant to the Company’s determination of fair values. Changes in market yields, discount rates or EBITDA multiples, each in isolation, may have changed the fair value of the financial instruments. Generally, an increase in market yields or discount rates or a decrease in EBITDA multiples may have resulted in a decrease in the fair value of the financial instruments.

The Company’s management is responsible for the Company’s fair value valuation policies, processes and procedures related to Level III financial instruments. The Company’s management reports to the Company’s Chief Financial Officer, who has final authority over the valuation of the Company’s Level III financial instruments.

The following table summarizes the change in derivative assets and liabilities classified as Level III related to mortgage banking activities as of and for the years ended December 31, 2015 and 2014 ($ in thousands):

Balance at December 31, 2013	$3,527
Settlements	(8,893)
Realized gains (losses) recorded in net income (1)	5,366
Unrealized gains (losses) recorded in net income (1)	1,670
Balance at December 31, 2014	$1,670
Settlements	(23,675)
Realized gains (losses) recorded in net income (1)	22,005
Unrealized gains (losses) recorded in net income (1)	6,937
Balance at December 31, 2015	$6,937

______________________________________________________________________________

(1)
Realized and unrealized gains (losses) from derivatives are included within gains from mortgage banking activities for the years ended December 31, 2015, 2014 and 2013 in the reconciliation of net income from discontinued operations held for sale, net of income taxes. See Note 17 included in these consolidated financial statements for more information.

See Note 4 included in these consolidated financial statements for the changes in MSRs that are classified as Level III.

As of December 31, 2015 and 2014, the carrying values and fair values of the Company’s financial assets and liabilities recorded at cost are as follows ($ in thousands):

		As of December 31,
		2015		2014
	Level in Fair Value Hierarchy	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Loans held for investment	3	$1,174,391	$1,180,421	$1,462,584	$1,472,891
Financial liabilities:
Secured funding agreements	2	$522,775	$522,775	$552,799	$552,799
Warehouse lines of credit	2	24,806	24,806	193,165	193,165
Secured term loan	2	69,762	75,000	—	—
Convertible notes	2	—	—	67,414	69,000
Commercial mortgage-backed securitization debt (consolidated VIE)	3	61,815	61,856	217,495	219,043
Collateralized loan obligation securitization debt (consolidated VIE)	3	192,528	193,419	305,734	308,703

The carrying values of cash and cash equivalents, restricted cash, interest receivable, due to affiliate liability and accrued expenses approximate their fair values due to their short-term nature.

Loans held for investment are recorded at cost, net of unamortized loan fees and origination costs and net of an allowance for loan losses. The Company may record fair value adjustments on a nonrecurring basis when it has determined that it is necessary to record a specific reserve against a loan and the Company measures such specific reserve using the fair value of the loan’s collateral. To determine the fair value of the collateral, the Company may employ different approaches depending on the type of collateral. The Financing Agreements, convertible notes, CMBS debt and collateralized loan obligation ("CLO") debt are recorded at outstanding principal, which is the Company’s best estimate of the fair value.

14.   RELATED PARTY TRANSACTIONS

Management Agreement

The Company is party to a Management Agreement under which ACREM, subject to the supervision and oversight of the Company’s board of directors, is responsible for, among other duties, (a) performing all of the Company’s day-to-day functions, (b) determining the Company’s investment strategy and guidelines in conjunction with the Company’s board of directors, (c) sourcing, analyzing and executing investments, asset sales and financing, and (d) performing portfolio management duties. In addition, ACREM has an Investment Committee that oversees compliance with the Company’s investment strategy and guidelines, investment portfolio holdings and financing strategy.

In exchange for its services, ACREM is entitled to receive a base management fee, an incentive fee, expense reimbursements, grants of equity-based awards pursuant to the Company’s 2012 Equity Incentive Plan and a termination fee, if applicable.

The base management fee is equal to 1.5% of the Company’s stockholders’ equity per annum, which is calculated and payable quarterly in arrears in cash. For purposes of calculating the base management fee, stockholders’ equity means: (a) the sum of (i) the net proceeds from all issuances of the Company’s equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (ii) the Company’s retained earnings at the end of the most recently completed fiscal quarter determined in accordance with GAAP (without taking into account any non-cash equity compensation expense incurred in current or prior periods); less (b) (x) any amount that the Company has paid to repurchase the Company’s common stock since inception, (y) any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in the Company’s consolidated financial statements prepared in accordance with GAAP, and (z) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between ACREM and the Company’s independent directors and approval by a majority of the Company’s independent directors. As a result, the Company’s stockholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders’ equity shown in the Company’s consolidated financial statements.

The incentive fee is an amount, not less than zero, equal to the difference between: (a) the product of (i) 20% and (ii) the difference between (A) the Company’s Core Earnings (as defined below) for the previous 12-month period, and (B) the product of (1)the weighted average of the issue price per share of the Company’s common stock of all of the Company’s public offerings of common stock multiplied by the weighted average number of all shares of common stock outstanding including any restricted shares of the Company’s common stock, restricted stock units or any shares of the Company’s common stock not yet issued, but underlying other awards granted under the Company’s 2012 Equity Incentive Plan (see Note 10 included in these consolidated financial statements) in the previous 12-month period, and (2) 8%; and (b) the sum of any incentive fees earned by ACREM with respect to the first three fiscal quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any fiscal quarter unless cumulative Core Earnings for the 12 most recently completed fiscal quarters is greater than zero. “Core Earnings” is a non-GAAP measure and is defined as GAAP net income (loss) computed in accordance with GAAP, excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that any of the Company’s target investments are structured as debt and the Company forecloses on any properties underlying such debt), any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss), and one-time events pursuant to changes in GAAP and certain non-cash charges after discussions between ACREM and the Company’s independent directors and after approval by a majority of the Company’s independent directors. No incentive fees were incurred for the years ended December 31, 2015, 2014 and 2013.

The Company reimburses ACREM at cost for operating expenses that ACREM incurs on the Company’s behalf, including expenses relating to legal, financial, accounting, servicing, due diligence and other services.

The Company will not reimburse ACREM for the salaries and other compensation of its personnel, except for the allocable share of the salaries and other compensation of the Company’s (a) Chief Financial Officer, based on the percentage of his time spent on the Company’s affairs and (b) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment professional personnel of ACREM or its affiliates who spend all or a portion of their time managing the Company’s affairs based on the percentage of their time spent on the Company’s affairs. The Company is also required to pay its pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of ACREM and its affiliates that are required for the Company’s operations. The term of the Management Agreement ends on May 1, 2016, with automatic one-year renewal terms thereafter. Except under limited circumstances, upon a termination of the Management Agreement, the Company will pay ACREM a termination fee equal to three times the average annual base management fee and incentive fee received by ACREM during the 24-month period immediately preceding the most recently completed fiscal quarter prior to the date of termination, each as described above.

Certain of the Company’s subsidiaries, along with the Company’s lenders under certain of the Company's Secured Funding Agreements, as well as under the CMBS and CLO have entered into various servicing agreements with ACREM’s subsidiary servicer, Ares Commercial Real Estate Servicer LLC (“ACRES”), a Standard & Poor’s-rated commercial special servicer that is included on Standard & Poor’s Select Servicer List. Effective January 1, 2015, ACREM transferred primary servicing of the Company’s loans held for investment to ACRE Capital. The Company’s Manager will specially service, as needed, certain of the Company’s investments. Effective May 1, 2012, ACRES agreed that no servicing fees pursuant to these servicing agreements would be charged to the Company or its subsidiaries by ACRES or the Manager for so long as the Management Agreement remains in effect, but that ACRES will continue to receive reimbursement for overhead related to servicing and operational activities pursuant to the terms of the Management Agreement.

In September 2013, the Company and ACREM entered into an amendment to the Management Agreement whereby ACREM agreed not to seek reimbursement of restricted costs in excess of $1.0 million per quarter for the quarterly periods between September 30, 2013 through December 31, 2014.

Summarized below are the related party costs incurred by the Company, related to continuing operations, for the years ended December 31, 2015, 2014 and 2013 and amounts payable to the Company's Manager as of December 31, 2015 and 2014 ($ in thousands):

	Incurred			Payable
	For the year ended December 31,			As of December 31,
	2015	2014	2013	2015	2014
Affiliate Payments
Management fees	$5,397	$5,440	$4,125	$1,357	$1,348
General and administrative expenses	3,426	3,400	3,394	835	853
Direct costs	1,466	716	450	232	231
Total	$10,289	$9,556	$7,969	$2,424	$2,432

Summarized below are the related party costs incurred by the Company, related to discontinued operations held for sale, for the years ended December 31, 2015, 2014 and 2013 and amounts payable to the Company's Manager as of December 31, 2015 and 2014 ($ in thousands):

	Incurred			Payable
	For the year ended December 31,			As of December 31,
	2015	2014	2013	2015	2014
Affiliate Payments
Management fees	$551	$476	$116	$144	$123
General and administrative expenses	452	600	216	84	147
Direct costs	23	145	319	6	33
Total	$1,026	$1,221	$651	$234	$303

Ares Investments Holdings LLC

As of December 31, 2014, Ares Investments Holdings LLC, a wholly owned subsidiary of Ares Management, owned $1.2 million aggregate principal amount of the 2015 Convertible Notes. In December 2015, the 2015 Convertible Notes matured and were repaid at par.

Credit Support Fee Agreement

In July 2014, the Company and certain of its subsidiaries entered into a Credit Support Fee Agreement with Ares Management under which the Company agreed to pay Ares Management a credit support fee in an amount equal to 1.50% per annum times the average amount of the loans outstanding under the July 2014 CNB Facility and to reimburse Ares Management for its out-of-pocket costs and expenses in connection with the transaction. During the years ended December 31, 2015 and 2014, the Company incurred a credit support fee of $1.0 million and $278 thousand, respectively, under the July 2014 CNB Facility which is included within interest expense in the Company's consolidated statements of operations. In connection with the Credit Support Fee Agreement, the Company entered into a Pledge Agreement pursuant to which the Company pledged to Ares Management its ownership interests in its wholly owned direct subsidiary, ACRC Holdings LLC, the holding entity for the Company’s principal lending business. On December 18, 2015, the Pledge Agreement with Ares Management was terminated. In July 2015, the Company exercised a 12-month extension option to extend the maturity date of the July 2014 CNB Facility to July 31, 2016. See Note 6 included in these consolidated financial statements for more information on the July 2014 CNB Facility.

15.   DIVIDENDS AND DISTRIBUTIONS

The following table summarizes the Company’s dividends declared during the years ended December 31, 2015, 2014 and 2013 ($ in thousands, except per share data):

Date declared	Record date	Payment date	Per share amount	Total amount
November 5, 2015	December 31, 2015	January 19, 2016	$0.25	$7,152
July 30, 2015	September 30, 2015	October 15, 2015	0.25	7,152
May 7, 2015	June 30, 2015	July 15, 2015	0.25	7,152
March 5, 2015	March 31, 2015	April 15, 2015	0.25	7,146
Total cash dividends declared for the year ended December 31, 2015			$1.00	$28,602
November 10, 2014	December 31, 2014	January 15, 2015	$0.25	$7,147
August 6, 2014	September 30, 2014	October 15, 2014	0.25	7,151
May 7, 2014	June 30, 2014	July 16, 2014	0.25	7,151
March 17, 2014	March 31, 2014	April 16, 2014	0.25	7,147
Total cash dividends declared for the year ended December 31, 2014			$1.00	$28,596
November 13, 2013	December 31, 2013	January 22, 2014	$0.25	$7,127
August 7, 2013	September 30, 2013	October 17, 2013	0.25	7,119
May 15, 2013	June 28, 2013	July 18, 2013	0.25	6,822
March 14, 2013	April 08, 2013	April 18, 2013	0.25	2,317
Total cash dividends declared for the year ended December 31, 2013			$1.00	$23,385

16.   VARIABLE INTEREST ENTITIES

Consolidated VIEs

As discussed in Note 2, the Company evaluates all of its investments and other interests in entities for consolidation, including its investments in: (a) the CMBS transaction and the Company’s retained interests in the subordinated classes of the certificates issued by the Trust (as defined below) it initiated and (b) the CLO transaction and the Company's retained interests in the subordinated notes and preferred equity of the Issuer (as defined below) and (c) a preferred equity investment in an LLC entity (discussed below), all of which are generally considered to be variable interests in a VIE. The Trust and Issuer together are referred herein as the Company's "Securitization VIEs."

CMBS Securitization

In connection with forming ACRE Commercial Mortgage Trust 2013-FL1 (the "Trust"), ACRC 2013-FL1 Depositor LLC (the "Depositor"), a wholly owned subsidiary of the Company, entered into a Pooling and Servicing Agreement dated as of November 1, 2013 (as amended on March 28, 2014, the "Pooling and Servicing Agreement") with Wells Fargo as master servicer, ACRES as servicer, U.S. Bank National Association as trustee, and Trimont Real Estate Advisors Inc. as trust advisor. The Trust is treated for U.S. federal income tax purposes as a real estate mortgage investment conduit.

The Pooling and Servicing Agreement governs the issuance of approximately $493.8 million aggregate principal balance commercial mortgage pass through certificates in a CMBS effected by the Depositor. In connection with the securitization, the Depositor contributed a pool of 18 adjustable rate participation interests in commercial mortgage loans to the Trust. The commercial mortgage loans were originated by the Company or its subsidiaries and are secured by 27 commercial properties. The certificates represent, in the aggregate, the entire beneficial ownership interest in, and the obligations of, the Trust.

In connection with the securitization, the Company offered and sold the following classes of certificates: Class A, Class B, Class C and Class D Certificates (collectively, the "Offered Certificates") to third parties pursuant to an offering made privately in transactions exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"). As of December 31, 2015 and 2014, the aggregate principal balance of the Offered Certificates was approximately $61.9 million and $219.0 million, respectively. In addition, a wholly owned subsidiary of the Company retained approximately $98.8 million of the certificates. The Company, as the holder of the subordinated classes of the Trust, has the obligation to absorb losses of the Trust, since the Company has a first loss position in the capital structure of the Trust.

CLO Securitization

On August 15, 2014, ACRE Commercial Mortgage 2014-FL2 Ltd. (the "Issuer") and ACRE Commercial Mortgage 2014-FL2 LLC ("Co-Issuer"), both wholly owned indirect subsidiaries of the Company, entered into an indenture with Wells Fargo as advancing agent and note administrator and Wilmington Trust, National Association as trustee, which governs the issuance of approximately $346.1 million principal balance secured floating rate notes (the "Notes") and $32.7 million of preferred equity in the Issuer. For U.S. federal income tax purposes, the Issuer and Co-Issuer are disregarded entities.

The Notes are collateralized by interests in a pool of 15 mortgage assets having a total principal balance of $378.8 million (the "Mortgage Assets") originated by a subsidiary of the Company. The sale of the Mortgage Assets to the Issuer is governed by a Mortgage Asset Purchase Agreement dated as of August 15, 2014, between ACRC Lender LLC and the Issuer. In connection with the securitization, the Issuer and Co-Issuer offered and sold the following classes of Notes: Class A, Class A-S, Class B, Class C and Class D Notes to third parties. A wholly owned subsidiary of the Company retained approximately $37.4 million of the most subordinate Notes and all of the preferred equity in the Issuer. The Company, as the holder of the subordinated Notes and all of the preferred equity in the Issuer, has the obligation to absorb losses of the CLO, since the Company has a first loss position in the capital structure of the CLO. As of December 31, 2015 and 2014, the aggregate principal balance of the Offered Notes was approximately $193.4 million and $308.7 million, respectively.

Summary of Securitization VIEs

As the directing holder of the CMBS and the CLO, the Company has the ability to direct activities that could significantly impact the Securitization VIEs’ economic performance. If an unrelated third party had the right to unilaterally remove the special servicer, then the Company would not have the power to direct activities that most significantly impact the Securitization VIEs' economic performance. In addition, there are no substantive kick-out rights of any unrelated third party to remove the special servicer without cause. The Company’s subsidiaries, as directing holders, have the ability to remove the special servicer without cause. Based on these factors, the Company is determined to be the primary beneficiary of these Securitization VIEs; thus, the Securitization VIEs are consolidated into the Company’s consolidated financial statements.

 ACRE Capital is designated as primary servicer and ACRES as special servicer of the CMBS and the CLO. ACRES has the power to direct activities during the loan workout process on defaulted and delinquent loans, which is the activity that most significantly impacts the Securitization VIEs' economic performance. ACRE Capital and ACRES waive the servicing and special servicing fees and the Company pays its overhead costs, as with other servicing agreements.
The Securitization VIEs consolidated in accordance with FASB ASC Topic 810 are structured as pass through entities that receive principal and interest on the underlying collateral and distribute those payments to the certificate and note holders, as applicable. The assets and other instruments held by the Securitization VIEs are restricted and can only be used to fulfill the obligations of the Securitization VIEs. Additionally, the obligations of the Securitization VIEs do not have any recourse to the general credit of any other consolidated entities, nor to the Company as the primary beneficiary.

The inclusion of the assets and liabilities of Securitization VIEs of which the Company is deemed the primary beneficiary has no economic effect on the Company. The Company’s exposure to the obligations of Securitization VIEs is generally limited to its investment in these entities. The Company is not obligated to provide, nor has it provided, any financial support for any of these consolidated structures. As such, the risk associated with the Company’s involvement in these Securitization VIEs is limited to the carrying value of its investment in the entity. As of December 31, 2015 and 2014, the Company’s maximum risk of loss was $168.8 million, which represents the carrying value of its investment in the Securitization VIEs. For the years ended December 31, 2015 and 2014, the Company incurred interest expense related to the Securitization VIEs of $7.6 million and $9.1 million, respectively, which is included within interest expense in the Company’s consolidated statements of operations.

Investment in VIE

On December 19, 2014, the Company and third party institutional investors formed a limited liability company, ACRC KA, which acquired $170.0 million of preferred equity in a REIT whose assets were comprised of a portfolio of 22 multifamily, student housing, medical office and self-storage properties managed by its sponsor. The Company’s investment in ACRC KA is considered to be an investment in a VIE. As of December 31, 2015 and 2014, the Company owned a controlling financial interest of 51.0% and 54.3%, respectively, of the equity shares in the VIE and the third party institutional investors owned the remaining 49.0% and 45.7%, respectively, a minority financial interest. The preferred equity shares are entitled to a preferred monthly return over the term of the investment at a fixed rate of 10.95% per annum.

ACREM is the non-member manager of the VIE. Based on the terms of the ACRC KA LLC agreement, ACREM has the ability to direct activities that could significantly impact the VIE’s economic performance. There are no substantive kick-out rights held by the third party institutional investors to remove ACREM as the non-member manager without cause. As ACREM serves as the manager of the Company, the Company has the right to receive benefits from the VIE that could potentially be significant. As such, the Company is deemed to be the primary beneficiary of the VIE and the party that is most closely associated with the VIE. Thus, the VIE is consolidated into the Company’s consolidated financial statements and the preferred equity interests owned by the third party institutional investors are reflected as a non-controlling interest held by third parties within the Company’s consolidated balance sheets.

As of December 31, 2015 and 2014, the carrying value of the preferred equity investment, which is net of unamortized fees and origination costs, was $93.9 million and $168.4 million, respectively, and is included within loans held for investment in the consolidated balance sheets. The risk associated solely with respect to the Company’s investment in this VIE is limited to the outstanding principal of its investment in the entity. As of December 31, 2015 and 2014, the Company’s maximum risk of loss solely with respect to this investment was $48.5 million and $92.4 million, respectively.

Unconsolidated VIEs

The Company also holds variable interests in VIEs structured as preferred equity investments, where the Company does not have a controlling financial interest. For these structures, the Company is not deemed to be the primary beneficiary of the VIE, and the Company does not consolidate these VIEs. These preferred equity investments are accounted for as loans held for investment and are carried at cost, net of unamortized loan fees and origination costs, unless the loans are deemed impaired, and are included within loans held for investment in the Company’s consolidated balance sheets.

The Company is not obligated to provide, nor has it provided, any financial support for any of the Company’s unconsolidated VIEs. As such, the risks associated with the Company’s involvement in these unconsolidated VIEs are limited to the outstanding principal of the Company’s investment in the entity.

The following table presents the carrying value and the maximum exposure to loss of unconsolidated VIEs as of December 31, 2015 and 2014 ($ in thousands):

	As of December 31,
	2015	2014
Carrying value	$55,144	$38,982
Maximum exposure to loss	$55,704	$39,608

17.   DISCONTINUED OPERATIONS HELD FOR SALE

On June 28, 2016, the Company entered into the Agreement to sell all of the outstanding common units of TRS Holdings. The Acquisition closed on September 30, 2016. As a result of the sale of the outstanding common units of TRS Holdings, certain account balances and footnotes have been revised accordingly. See Note 1 included in these consolidated financial statements for further discussion of the sale.

The following information reconciles the carrying amounts of major classes of assets and liabilities of the discontinued operations held for sale to assets and liabilities of discontinued operations held for sale that are presented separately in the consolidated balance sheets:

	As of December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$3,929	$1,506
Restricted cash	17,297	16,442
Loans held for sale, at fair value	30,612	203,006
Mortgage servicing rights, at fair value	61,800	58,889
Other assets	19,613	15,045
Assets of discontinued operations held for sale	$133,251	$294,888
LIABILITIES
Warehouse lines of credit	$24,806	$193,165
Allowance for loss sharing	8,969	12,349
Due to affiliate	234	303
Other liabilities	17,522	11,756
Liabilities of discontinued operations held for sale	$51,531	$217,573

The following information reconciles the net income from discontinued operations held for sale, net of income taxes, that are presented separately in the consolidated statements of operations:

	For the year ended December 31,
	2015	2014	2013
Mortgage banking revenue:
Servicing fees, net	$16,051	$16,399	$5,754
Gains from mortgage banking activities	27,067	17,492	5,019
Provision for loss sharing	1,093	1,364	(6)
Change in fair value of mortgage servicing rights	(8,798)	(7,650)	(2,697)
Mortgage banking revenue	35,413	27,605	8,070
Gain on sale of loans	—	—	1,333
Total revenue	35,413	27,605	9,403

Expenses:
Management fees to affiliate	551	476	116
Professional fees	1,073	1,047	477
Compensation and benefits	20,448	18,649	5,456
General and administrative expenses	3,965	6,249	1,525
General and administrative expenses reimbursed to affiliate	452	600	216
Total expenses	26,489	27,021	7,790
Income before income taxes	8,924	584	1,613
Income tax expense (benefit)	1,939	(1,283)	176
Net income from discontinued operations held for sale, net of income taxes	$6,985	$1,867	$1,437

18.   ACQUISITIONS

Asset Acquisition

On August 25, 2014, ACRE Capital entered into a MSR purchase agreement (the “Purchase Agreement”) with a third party which has been accounted for as an asset acquisition under FASB ASC Topic 805, Business Combinations (“ASC 805”). Under the Purchase Agreement, ACRE Capital agreed to purchase the rights to service a portfolio of 46 Freddie Mac multifamily mortgage loans with a total unpaid principal balance of approximately $370.6 million.

The aggregate purchase price was approximately $2.2 million, which also included a premium for the Freddie Mac Program Plus® Seller/Servicer license that ACRE Capital was issued by Freddie Mac in connection with the acquisition of the Freddie Mac MSR portfolio. ACRE Capital initially recorded the acquired MSRs at fair value in the amount of $1.3 million and subsequently accounted for these MSRs at fair value consistent with the MSR policy in Note 2 included in these consolidated financial statements. The remaining purchase price of $941 thousand was allocated to the Freddie Mac Program Plus® Seller/Servicer license, an indefinite-lived intangible asset. See Note 5 included in these consolidated financial statements for additional information on this license.
On September 16, 2014, ACRE Capital completed the acquisition of the servicing portfolio and legal ownership of the MSRs was transferred to ACRE Capital. See Note 17 included in these consolidated financial statements for more information on the sale of ACRE Capital.
Business Combination
     On August 30, 2013, the Company completed its acquisition of all of the outstanding common units of ACRE Capital from the Sellers. For accounting purposes, the acquisition was deemed to be effective on the close of business September 1, 2013, or the “Accounting Effective Date.” Pursuant to the Purchase and Sale Agreement, dated as of May 14, 2013, by and among the Company and the Sellers, the Company paid approximately $53.4 million in cash, subject to adjustment, and issued 588,235 shares of its common stock in a private placement exempt from registration under Section 4(2) of the Securities Act resulting in total consideration paid of approximately $60.9 million. The transaction was accounted for as a business combination under ASC 805.

The Sellers provided the Company with a minimum working capital balance prior to the Accounting Effective Date. To the extent actual working capital exceeded or fell below the minimum requirement, the Company would either pay or receive funds from the Sellers. There have been no adjustments to the gain on acquisition during the years ended December 31, 2015 and 2014. The gain on acquisition was $4.4 million, which was recognized for the year ended December 31, 2013.

19.   QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table summarizes the Company's quarterly financial results for each quarter of the years ended December 31, 2015 and 2014 ($ in thousands, except per share data):

	For the three month period ended,
	March 31	June 30	September 30	December 31
2015:
Total revenue	$12,992	$12,311	$12,242	$12,450
Net income attributable to ACRE	$9,295	$11,263	$11,710	$11,052
Net income attributable to common stockholders	$7,062	$8,967	$9,379	$8,877
Net income per common share-Basic	$0.25	$0.31	$0.33	$0.31
Net income per common share-Diluted	$0.25	$0.31	$0.33	$0.31
2014:
Total revenue (1)	$9,207	$9,321	$8,352	$10,658
Net income attributable to ACRE	$4,755	$6,638	$4,102	$9,121
Net income attributable to common stockholders	$4,755	$6,638	$4,102	$8,901
Net income per common share-Basic	$0.17	$0.23	$0.14	$0.31
Net income per common share-Diluted	$0.17	$0.23	$0.14	$0.31
______________________________________________________________________________

(1)
As of December 31, 2014, the Company no longer presents other interest expense in its consolidated statements of operations. Total revenue has been adjusted from the previously filed Forms 10-Q as of March 31, June 30 and September 30, 2014 to reflect the reclassification of other interest expense. Other interest expense related to the 2015 Convertible Notes has been reclassified into interest expense, other interest expense related to the Warehouse Lines of Credit has been reclassified into gains from mortgage banking activities and other interest expense related to escrow accounts has been reclassified into servicing fees, net in the consolidated statements of operations. The impact of these reclasses is a decrease in total revenue by $1.7 million, $1.8 million and $1.9 million, respectively, for the three month periods ending March 31, June 30 and September 30, 2014, respectively.

20. COSTS ASSOCIATED WITH RESTRUCTURING ACTIVITIES

During the three months ended March 31, 2014, the Company began restructuring and relocating certain ACRE Capital support services in order to centralize the ACRE Capital platform into one location, including the asset management team and leadership. For the years ended December 31, 2015 and 2014, ACRE Capital incurred restructuring costs of $44 thousand and $799 thousand, respectively.

The table below presents a reconciliation of the liability attributable to restructuring costs incurred by ACRE Capital as of and for the years ending December 31, 2015 and 2014 ($ in thousands):

Employee Termination Costs
Balance at January 1, 2014	$—
Accruals	799
Payments	(574)
Balance at December 31, 2014 (1)	$225
Accruals	44
Payments	(269)
Balance at December 31, 2015	$—

(1)
The liability attributable to restructuring costs is included in other liabilities as of December 31, 2014 in the reconciliation of the carrying amounts of major classes of assets and liabilities of the discontinued operations held for sale to assets and liabilities of discontinued operations held for sale that are presented separately in the consolidated balance sheets. The restructuring costs are included in general and administrative expenses for the years ended December 31, 2015, 2014 and 2013 in the reconciliation of net income from discontinued operations held for sale, net of income taxes. See Note 17 included in these consolidated financial statements for more information.

The employee termination costs above are associated with employee severance compensation, retention bonuses and guaranteed bonuses to certain key employees, insurance and outplacement. The costs incurred above are included within general and administrative expenses in the Company’s consolidated statements of operations. As of December 31, 2014, the restructuring was complete and all costs were measured; however, the Company recognized restructuring costs through the first quarter of 2015. This measurement included employee costs for employees that were required to render service (beyond a minimum retention period) in order to receive the termination benefits; the Company recognized a liability ratably over the service period.

21.   SUBSEQUENT EVENTS

The Company’s management has evaluated subsequent events through the date of issuance of the consolidated financial statements included herein. There have been no subsequent events that occurred during such period that would require disclosure in this Form 8-K or would be required to be recognized in the consolidated financial statements as of and for the year ended December 31, 2015, except as disclosed below.
On January 20, 2016, the Company originated a $56.0 million first mortgage loan on a hotel portfolio located in California. At closing, the outstanding principal balance was approximately $56.0 million. The loan has an interest rate of LIBOR +4.75% (plus origination and exit fees) subject to a 0.25% LIBOR floor and an initial term of three years.

On February 26, 2016, the Company amended its BAML Facility to expand the eligible assets to include loans secured by general and affordable multifamily properties.

On February 26, 2016, the Company amended its March 2014 CNB Facility to extend the maturity date to March 11, 2017. In addition, the Company continues to have one 12-month extension at its option provided that certain conditions are met and applicable extension fees are paid, which, if exercised, would extend the final maturity of the March 2014 CNB Facility to March 10, 2018.

On February 28, 2016, the Company’s board of directors increased the size of the existing $20.0 million stock repurchase program to $30.0 million and extended the stock repurchase program through March 31, 2017. See ‘‘Market For Registrant’s Common Equity, Related Stockholder Matters And Issuer Purchases Of Equity Securities—Issuer Purchases of Equity Securities’’ for more information on the stock repurchase program.

On March 1, 2016, the Company declared a cash dividend of $0.26 per common share for the first quarter of 2016. The first quarter 2016 dividend is payable on April 15, 2016 to common stockholders of record as of March 31, 2016.